INFORMATION STATEMENT


                               DELTA APPAREL, INC.

                                  COMMON STOCK


     This document relates to the distribution (which this document refers to as the Delta Apparel distribution) of 100% of the common stock of Delta Apparel, Inc., a Georgia corporation (which this document refers to as Delta Apparel), by Delta Woodside Industries, Inc., a South Carolina corporation (which this document refers to as Delta Woodside). Delta Woodside will make the Delta Apparel distribution to record holders of Delta Woodside common stock as of June 19, 2000 (which this document refers to as the Delta Apparel record date). In the Delta Apparel distribution, those Delta Woodside stockholders will receive one share of Delta Apparel common stock for every ten shares of Delta Woodside common stock that they hold on that date. If you are a record holder of Delta Woodside common stock on June 19, 2000, you will receive your Delta Apparel common shares automatically. You do not need to take any further action. Currently, Delta Apparel expects the Delta Apparel distribution to occur on or about June 30, 2000.

                            ------------------------

     The American Stock Exchange has approved shares of Delta Apparel's common stock for listing, subject to official notice of issuance.

                            ------------------------

     YOU SHOULD CAREFULLY REVIEW THIS ENTIRE DOCUMENT. IN REVIEWING THIS DOCUMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS AFFECTING DELTA APPAREL'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND THE VALUE OF ITS COMMON STOCK THAT THIS DOCUMENT DESCRIBES IN DETAIL UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 14.

                            ------------------------

     STOCKHOLDER APPROVAL IS NOT REQUIRED FOR THE DELTA APPAREL DISTRIBUTION OR ANY OF THE OTHER TRANSACTIONS THAT THIS DOCUMENT DESCRIBES. DELTA APPAREL IS NOT ASKING YOU FOR A PROXY AND REQUESTS THAT YOU NOT SEND ONE TO IT.

     This document is not an offer to sell or solicitation of an offer to buy any securities.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this document is June 7, 2000, and Delta Apparel first mailed this document to stockholders on June 13, 2000.


                                TABLE OF CONTENTS



                                                                                                           Page

QUESTIONS AND ANSWERS ABOUT THE DELTA APPAREL DISTRIBUTION.....................................................3

SUMMARY .......................................................................................................7

RISK FACTORS..................................................................................................14

THE DELTA APPAREL DISTRIBUTION................................................................................25

TRADING MARKET ...............................................................................................42

RELATIONSHIPS AMONG DELTA APPAREL, DELTA WOODSIDE AND DUCK HEAD ..............................................43

CAPITALIZATION ...............................................................................................53

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.............................................................54

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS....................................................................................60

BUSINESS OF DELTA APPAREL.....................................................................................68

MANAGEMENT OF DELTA APPAREL...................................................................................73

SECURITY OWNERSHIP OF SIGNIFICANT BENEFICIAL OWNERS AND
 MANAGEMENT...................................................................................................83

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE
 DELTA APPAREL DISTRIBUTION...................................................................................89

DESCRIPTION OF DELTA APPAREL CAPITAL STOCK....................................................................95

2000 ANNUAL MEETING OF DELTA APPAREL STOCKHOLDERS............................................................105

FORWARD-LOOKING STATEMENTS MAY NOT BE ACCURATE...............................................................105

INDEPENDENT AUDITORS.........................................................................................105

ADDITIONAL INFORMATION.......................................................................................106

INDEX TO COMBINED FINANCIAL STATEMENTS.......................................................................107

INDEPENDENT  AUDITORS' REPORT..............................................................................  F-1

AUDITED COMBINED FINANCIAL STATEMENTS FOR DELTA APPAREL'S THREE MOST
 RECENT FISCAL YEARS.......................................................................................  F-2

UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS FOR THE FIRST NINE MONTHS OF DELTA APPAREL'S 2000 FISCAL YEAR.  F-17

           QUESTIONS AND ANSWERS ABOUT THE DELTA APPAREL DISTRIBUTION

     The following questions and answers highlight important information about the Delta Apparel distribution. For a more complete description of the terms of the Delta Apparel distribution, please read this entire document and the other materials to which it refers.

Q:   WHAT  WILL   HAPPEN  IN  THE  DELTA   APPAREL   DISTRIBUTION   AND  RELATED
     TRANSACTIONS?

A: Delta Woodside is separating the two apparel businesses (the Delta Apparel Company division and the Duck Head Apparel Company division) currently conducted by its wholly-owned subsidiaries, Delta Apparel, Inc. and Duck Head Apparel Company, Inc., respectively, from each other and from the textile fabric business (which this document refers to as Delta Mills Marketing Company) conducted by its wholly-owned subsidiary, Delta Mills, Inc., a Delaware corporation (which this document refers to as Delta Mills). It is accomplishing this as follows:

     - Delta Woodside has created two new wholly-owned corporations, Delta Apparel, Inc., a Georgia corporation (which this document refers to as Delta Apparel), and Duck Head Apparel Company, Inc., a Georgia corporation (which this document refers to as Duck Head).

     - The Delta Apparel Company business, and associated assets and liabilities, have been transferred to Delta Apparel, and the Duck Head Apparel Company business, and associated assets and liabilities, have been transferred to Duck Head.

     - Delta Woodside will distribute simultaneously all the common stock of Delta Apparel (which this document refers to as the Delta Apparel distribution) and all the common stock of Duck Head (which this document refers to as the Duck Head distribution) to the Delta
          Woodside stockholders of record as of June 19, 2000. (This document refers to this record date for the Delta Apparel distribution as the Delta Apparel record date, and to this record date for the Duck Head distribution as the Duck Head record date).

     Upon completion of these two distributions, you will own shares in three separately traded public companies, Delta Woodside Industries, Inc., Delta Apparel, Inc. and Duck Head Apparel Company, Inc.

Q:   WHAT WILL I RECEIVE IN THE DELTA APPAREL DISTRIBUTION?

A: You will receive one share of Delta Apparel common stock for every ten shares of Delta Woodside common stock that you own of record on June 19, 2000, the Delta Apparel record date. Simultaneously with the Delta Apparel distribution, you will receive in the Duck Head distribution one share of Duck Head common stock for every ten shares of Delta Woodside common stock that you own of record on June 19, 2000, the Duck Head record date. After the Delta Apparel distribution and the Duck Head distribution, you will also continue to own the shares of Delta Woodside common stock that you owned immediately before the Delta Apparel distribution and the Duck Head distribution.

Q:   WILL I BE TAXED AS A RESULT OF THE DELTA APPAREL DISTRIBUTION?

A: Delta Woodside has obtained an opinion from KPMG LLP that it is more likely than not that each of the Delta Apparel distribution and the Duck Head distribution will qualify as tax-free under Section 355 of the US Internal Revenue Code of 1986, as amended ("Code"). If the Delta Apparel distribution and the Duck Head distribution qualify as tax-free under Code
     Section 355, your receipt of Delta Apparel shares in the Delta Apparel distribution and Duck Head shares in the Duck Head distribution will be tax-free for United States federal income tax purposes, except that you will be taxed on any gain attributable to cash that you receive in lieu of a fractional share.

Q:   WHAT WILL DELTA APPAREL'S BUSINESS BE AFTER THE DELTA APPAREL DISTRIBUTION?

A: After the Delta Apparel distribution, Delta Apparel will continue its business of being a vertically integrated supplier of knit apparel, particularly T-shirts, sportswear and fleece goods, and selling these products to distributors, screen printers and private label accounts. See information under the heading "Business of Delta Apparel".

Q: WHAT WILL DELTA WOODSIDE'S AND DUCK HEAD'S RESPECTIVE BUSINESSES BE AFTER THE DELTA APPAREL DISTRIBUTION?

A: After the Delta Apparel distribution, Delta Woodside will own all of the outstanding stock of Delta Mills, whose sole business is the manufacture and sale, through Delta Mills Marketing Company, of a broad range of finished apparel fabrics primarily to branded apparel manufacturers and resellers, and private label apparel manufacturers. After the Delta Apparel distribution and the Duck Head distribution, Delta Woodside will have no operating business other than Delta Mills Marketing Company.

     Duck Head's business is designing, sourcing, producing, marketing and distributing boy's and men's value-oriented casual sportswear predominantly under the 134-year-old nationally recognized "Duck Head" (Reg. Trademark) label.

Q:   WHAT DO I HAVE TO DO TO PARTICIPATE IN THE DELTA APPAREL DISTRIBUTION?

A: Nothing. No proxy or vote is necessary for the Delta Apparel distribution, the Duck Head distribution or the other transactions described in this document to occur. You do not need to, and should not, mail in any certificates of Delta Woodside common stock to receive shares of Delta Apparel common stock in the Delta Apparel distribution. Similarly, you will not need to, and should not, mail in any certificates of Delta Woodside common stock to receive shares of Duck Head common stock in the Duck Head distribution.

Q:   HOW WILL DELTA WOODSIDE DISTRIBUTE DELTA APPAREL COMMON STOCK TO ME?

A: If you are a record holder of Delta Woodside common stock as of the close of business on the Delta Apparel record date, Delta Woodside's distribution agent, First Union National Bank (which this document refers to as the distribution agent), will automatically send to you a stock certificate for the number of whole shares of Delta Apparel common stock to which you are entitled. This stock certificate will be mailed to you on or around June 30, 2000.

Q: WHAT IF I HOLD MY SHARES OF DELTA WOODSIDE COMMON STOCK THROUGH MY STOCKBROKER, BANK OR OTHER NOMINEE?

A: If you hold your shares of Delta Woodside common stock through your stockbroker, bank or other nominee, you are probably not a registered stockholder of record and your receipt of Delta Apparel common stock depends on your arrangements with the stockbroker, bank or nominee that holds your shares of Delta Woodside common stock for you. Delta Apparel anticipates that stockbrokers and banks generally will credit their customers' accounts with Delta Apparel common stock on or about June 30, 2000, but you should confirm that with your stockbroker, bank or other nominee.

     After the Delta Apparel distribution, you may instruct your stockbroker, bank or other nominee to transfer your shares of Delta Apparel common stock into your own name.

Q:   WHAT ABOUT FRACTIONAL SHARES?

A: If you own ten or more shares of Delta Woodside common stock, the distribution agent will send to you a stock certificate for all of the whole shares of Delta Apparel common stock that you are entitled to receive in the Delta Apparel distribution, and your account with Delta Woodside's distribution agent will be credited with any fractional share of Delta Apparel common stock that you would otherwise be entitled to receive in the Delta Apparel distribution. Promptly after the Delta Apparel distribution, the distribution agent will aggregate and sell all fractional shares, and will send to you your portion of the cash sale proceeds (less any brokerage commissions).

     If you own fewer than ten shares of Delta Woodside common stock, you will receive cash instead of your fractional share of Delta Apparel common stock. Promptly after the Delta Apparel distribution, the distribution agent will distribute to those registered stockholders the portion of the cash sale proceeds (less any brokerage commissions) that those holders are entitled to receive.

     No interest will be paid on any cash distributed in lieu of fractional shares. None of Delta Woodside, Delta Apparel or the distribution agent guarantees any minimum sale price for the fractional shares of Delta Apparel common stock.

Q: ON WHICH EXCHANGE WILL SHARES OF DELTA APPAREL COMMON STOCK TRADE IMMEDIATELY AFTER THE DELTA APPAREL DISTRIBUTION?

A: The American Stock Exchange has approved shares of Delta Apparel's common stock for listing, subject to official notice of issuance.

Q:   WHEN WILL I BE ABLE TO BUY AND SELL DELTA APPAREL COMMON SHARES?

A: Regular trading in Delta Apparel common stock is expected to begin on or about June 30, 2000. Delta Apparel believes, however, that there is a possibility that "when-issued" trading for Delta Apparel common stock will develop before the Delta Apparel distribution date, which is expected to be on or about June 30, 2000.

     "When-issued" trading means that you may trade shares of Delta Apparel common stock before the Delta Apparel distribution date. "When-issued" trading reflects the value at which the market expects the shares of Delta Apparel common stock to trade after the Delta Apparel distribution. If "when-issued" trading develops in shares of Delta Apparel common stock, you may buy and sell those shares before the Delta Apparel distribution date. None of these trades, however, will settle until after the Delta Apparel distribution date, when regular trading in Delta Apparel common stock has begun. If the Delta Apparel distribution does not occur, all "when-issued" trading will be null and void.

Q: WHAT WILL HAPPEN TO THE LISTING OF DELTA WOODSIDE COMMON STOCK ON THE NEW YORK STOCK EXCHANGE AFTER THE DELTA APPAREL DISTRIBUTION?

A: Delta Woodside expects that, following the Delta Apparel distribution, The New York Stock Exchange will continue to list the Delta Woodside common stock under the symbol "DLW". You will not receive new share certificates for Delta Woodside common stock, nor will the Delta Apparel distribution change the number of shares of Delta Woodside common stock that you own.

Q: HOW WILL I BE ABLE TO BUY AND SELL DELTA WOODSIDE COMMON STOCK BEFORE THE DELTA APPAREL DISTRIBUTION DATE?

A: Delta Woodside expects that its common stock will continue to trade on the New York Stock Exchange on a regular basis through the Delta Apparel distribution date under the current symbol "DLW". Any shares of Delta Woodside common stock sold on a regular basis in the period between the date that is two trading days before the Delta Apparel record date and the Delta Apparel distribution date (i.e., between June 15 and June 30, 2000) will be accompanied by an attached "due bill" representing the right to receive Delta Apparel common stock to be distributed in the Delta Apparel distribution and Duck Head common stock to be distributed in the Duck Head distribution. If you sell any of your shares of Delta Woodside common stock during this period, you will also be selling the attached due bill, and you will thereby lose the right to receive the Delta Apparel common stock and Duck Head common stock represented by the due bill.

     Delta Woodside does not expect that "ex-distribution" trading for Delta Woodside common stock will develop before the Delta Apparel distribution date and the Duck Head distribution date. "Ex-distribution" trading means that you could trade shares of Delta Woodside common stock before the completion of the Delta Apparel distribution and the Duck Head distribution, but on a basis that reflects the value at which the market expects the shares of Delta Woodside common stock to trade after the Delta Apparel distribution and the Duck Head distribution.

Q: WHAT WILL BE THE RELATIONSHIP BETWEEN DELTA APPAREL, DELTA WOODSIDE AND DUCK HEAD AFTER THE DELTA APPAREL DISTRIBUTION?

A: Delta Apparel, Delta Woodside and Duck Head will be independent, separate, publicly owned companies. After the Delta Apparel distribution, Delta Woodside will not own any of Delta Apparel's common stock, and after the Duck Head distribution Delta Woodside will not own any of Duck Head's common stock. Seven of Delta Apparel's initial directors will also be Delta Woodside directors after the Delta Apparel distribution. Seven of Delta Apparel's initial directors will also be Duck Head directors after the Delta Apparel distribution. In connection with the Delta Apparel distribution, Delta Woodside, Delta Apparel and Duck Head have entered or will enter into agreements to govern their relationship after the Delta Apparel distribution and after the Duck Head distribution. This document describes these agreements and ongoing relationships in detail on pages 43-52.

Q:   WHOM SHOULD I CALL WITH QUESTIONS ABOUT THE DELTA APPAREL DISTRIBUTION?

A: If you have questions about the Delta Apparel distribution or the related transactions or if you would like additional copies of this document or any other materials to which this document refers, you should contact:


                            David R. Palmer, Controller
                            Delta Woodside Industries, Inc.
                            233 N. Main Street
                            Greenville, SC 29601
                            Telephone No.:  864-232-8301

                                     SUMMARY

     The following information and the material under the heading "Questions and Answers About the Delta Apparel Distribution" are a brief summary of the matters that this document addresses. This summary and the material under the heading "Questions and Answers About the Delta Apparel Distribution" do not contain all of the information that is important to you as a recipient of Delta Apparel shares. For a more complete description of the Delta Apparel distribution and related transactions, you should read this entire document and the other materials to which it refers. Except where the context otherwise indicates, all descriptions in this document of Delta Apparel's business assume that the transactions contemplated to occur prior to the distribution had been consummated.

DELTA APPAREL

     Delta Apparel is a Georgia corporation with its principal executive offices located at 3355 Breckinridge Blvd., Suite 100, Duluth, Georgia 30096 (telephone number: 770-806-6800). Delta Apparel is a vertically integrated supplier of knit apparel, particularly T-shirts, sportswear and fleece goods. Approximately 92% of Delta Apparel's production is of T-shirts. Delta Apparel specializes in selling to the imprinted knit apparel marketplace products such as blank
T-shirts, golf shirts and tank tops. Delta Apparel sells its products to distributors, screen printers and private label accounts. Delta Apparel has operations in 4 states and Honduras, and at April 1, 2000 had approximately 2,100 employees.

THE DELTA APPAREL DISTRIBUTION

     The following information and the material under the heading "Questions and Answers About the Delta Apparel Distribution" are a brief summary of the principal terms of the Delta Apparel distribution.


     DISTRIBUTING COMPANY

          Delta Woodside Industries, Inc. Before the Delta Apparel distribution, the Delta Woodside common stock trades on The New York Stock Exchange under the symbol "DLW". After the Delta Apparel distribution, Delta Woodside's common stock will continue to trade under the symbol "DLW" and Delta Woodside will not own any shares of Delta Apparel common stock.

     PRIMARY   PURPOSES  OF  THE  DELTA  APPAREL   DISTRIBUTION  AND  DUCK  HEAD
     DISTRIBUTION

          The board of directors and management of Delta Woodside have concluded that separating the Delta Apparel and Duck Head businesses from the Delta Mills Marketing Company business by means of the distribution of shares of Delta Apparel common stock to Delta Woodside stockholders, and the simultaneous distribution of shares of Duck Head common stock to Delta Woodside stockholders, is in the best interests of Delta
          Woodside, Delta Apparel, Duck Head and the Delta Woodside stockholders. The Delta Woodside board of directors and management believe that this separation will further the following objectives, among others, and thereby enhance stockholder value:

          (a) Permit the grant of equity incentives to the separate management of each business, which incentives would not be affected by the results of the other businesses and, therefore, would have excellent potential to align closely the interests of that management with those of the stockholders;

          (b) Permit the elimination of certain existing corporate overhead expenses that result from the current need to coordinate the operations of three distinct businesses that have separate modes of operation and markets;

          (c) As a reason to accomplish the Duck Head distribution, eliminate the complaints of certain customers of Delta Mills Marketing Company (which, as a supplier to those customers, has access to certain of their competitive information) that a competitor of theirs (Duck Head Apparel Company) is under common management with Delta Mills Marketing Company;

          (d) Permit each business to obtain, when needed, the best equity and debt financing possible without being affected by the operational results of the other businesses;

          (e) Permit each business to establish long-range plans geared toward the expected cyclicality, competitive conditions and market trends in its own line of business, unaffected by the markets, needs and constraints of the other businesses;

          (f) Promote a more streamlined management structure for each of the three businesses, better able to respond quickly to customer and market demands; and

          (g) Permit the value of each of the three divisions to be more accurately reflected in the equity market by separating the results of each business from the other two businesses.

     SECURITIES TO BE DISTRIBUTED

          All of the outstanding shares of Delta Apparel common stock will be distributed to Delta Woodside stockholders of record as of June 19, 2000. Based on the number of shares of Delta Woodside common stock outstanding as of May 19, 2000, the Delta Apparel distribution ratio of one Delta Apparel common share for every ten Delta Woodside common shares and the number of Delta Woodside shares to be issued before the Delta Apparel record date as described in "Interests of Directors and Executive Officers in the Delta Apparel Distribution - Payments in Connection with Delta Apparel Distribution and Duck Head Distribution", Delta Woodside will distribute approximately 2,400,000 shares of Delta Apparel common stock to Delta Woodside stockholders. After the Delta Apparel distribution, Delta Apparel will have approximately 1,500 stockholders of record.

     DELTA APPAREL DISTRIBUTION RATIO

          You will receive one share of Delta Apparel common stock for every ten shares of Delta Woodside common stock that you own as of the close of business on June 19, 2000.

     DELTA APPAREL RECORD DATE

          June 19, 2000 (5:00 p.m., Eastern time).

     DELTA APPAREL DISTRIBUTION DATE

          June 30, 2000 (4:59 p.m., Eastern time). On the Delta Apparel distribution date, Delta Woodside's distribution agent will credit the shares of Delta Apparel common stock that you will receive in the Delta Apparel distribution to your account or to the account of your stockbroker, bank or other nominee if you are not a registered stockholder of record.

     DISTRIBUTION AGENT

          Delta  Woodside  has  appointed  First  Union  National  Bank,   Delta
          Woodside's transfer agent, as its distribution agent for the Delta Apparel distribution.

     TRADING MARKET

          Because Delta Apparel has been a wholly-owned subsidiary of Delta Woodside, there has been no trading market for Delta Apparel common stock. The American Stock Exchange has approved shares of Delta
          Apparel's common stock for listing, subject to official notice of issuance. Delta Apparel believes that there is a possibility that a "when-issued" trading market will develop before the Delta Apparel distribution date.

     RISK FACTORS

          You should carefully consider the matters discussed under the section of this document entitled "Risk Factors".

     RELATIONSHIP WITH DELTA WOODSIDE AND DUCK HEAD AFTER THE DELTA APPAREL DISTRIBUTION

          Delta Apparel has entered into a distribution agreement with Delta Woodside and Duck Head dated as of March 15, 2000. Delta Apparel will also enter into a tax sharing agreement with Delta Woodside and Duck Head on or before the Delta Apparel distribution date. These are described on pages 43 to 47 of this document.

SELECTED HISTORICAL FINANCIAL DATA

     The selected financial data of Delta Apparel set forth below should be read in conjunction with Delta Apparel's combined financial statements, including the notes to those statements, which are at pages F-1 to F-20 of this document, and "Management's Discussion and Analysis of Financial Condition and Results of Operations", which begins on page 60 of this document. The combined financial statements of Delta Apparel include the operations and accounts of the Delta Apparel Company division, which consisted of operations and accounts included in various subsidiaries of Delta Woodside, and from April 1998 the operations and net assets of the Rainsford Yarn Mill, operational control of which was transferred to the Delta Apparel Company division as of that date. The combined statement of operations data for the years ended July 1, 1995 and June 29, 1996, and the combined balance sheet data as of July 1, 1995, June 29, 1996 and June 28, 1997, are derived from unaudited combined financial statements not included in this document. The combined statement of operations data for the years ended June 28, 1997, June 27, 1998 and July 3, 1999, and the combined balance sheet data as of June 27, 1998 and July 3, 1999, are derived from, and are qualified by reference to, Delta Apparel's audited combined financial statements included elsewhere in this document. The financial information as of April 1, 2000 and March 27, 1999 and for the nine months ended April 1, 2000 and March 27, 1999 has been derived from Delta Apparel's unaudited financial information. Delta Apparel did not operate as a stand alone company for any of the periods presented. In the opinion of management, the unaudited financial information has been prepared on a basis consistent with the annual audited combined financial statements that appear elsewhere in this document, and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the financial position and results of operations for those unaudited periods. Historical results are not necessarily indicative of results to be expected in the future.

SELECTED FINANCIAL DATA

                                                   Fiscal Year Ended                                Nine Months Ended
                           -------------------------------------------------------------------  --------------------------

                            July 3,       June 27,     June 28,    June 29,        July 1,       April 1,      March 27,
                            --------      ---------    ---------   ---------       -------       ---------     ---------
                              1999          1998         1997        1996           1995           2000          1999
                              ----          ----         ----        ----           ----           ----          ----

STATEMENT OF OPERATIONS
DATA:                                                (In thousands)                                  (In thousands)


Net Sales               $     106,779       107,967      112,593     124,601         104,257         77,513       63,679

Cost of goods sold           (101,125)     (103,867)    (109,334)   (108,660)        (85,927)       (65,847)     (59,118)

Selling, general and
administrative expenses       (13,720)      (13,956)      (9,530)    (10,945)        (10,974)        (5,700)      (8,353)

Impairment charges             (1,415)       (7,459)       -          (2,393)         -              -             -

Other income (loss)              (221)         (505)        (132)        501              55            (21)        (193)
                           ------------  ------------ ------------ -----------   -------------  ------------- ------------

Operating income (loss)        (9,702)      (17,820)      (6,403)      3,104           7,411          5,945       (3,985)

Interest expense, net          (9,578)       (6,379)      (5,866)     (5,736)         (5,620)         6,431        6,870
                           ------------  ------------ ------------ -----------   -------------  ------------- ------------

Income (loss) before
taxes
                              (19,280)      (24,199)     (12,269)     (2,632)          1,791           (486)     (10,855)

Income tax expense
(benefit)                         (90)          108         (208)       (342)            976            (13)         (51)
                           ------------  ------------ ------------ -----------   -------------  ------------- ------------

Income (loss) before
cumulative change in
accounting principle          (19,190)      (24,307)     (12,061)     (2,290)            815           (473)     (10,804)

Cumulative effect of
change in accounting
principle                       -             -            -            (182)         -              -             -
                           ------------  ------------ ------------ -----------   -------------  ------------- ------------

Net income (loss)       $     (19,190)      (24,307)     (12,061)     (2,472)            815           (473)     (10,804)
                           ============  ============ ============ ===========   =============  ============= ============

BALANCE SHEET DATA (AT PERIOD END):

Working capital
(deficit)               $     (67,217)      (56,756)      10,333      13,357          14,093        (64,019)     (59,838)

Total assets                   84,357        99,950       90,704      95,299         106,491         77,775      100,767

Total long-term debt           30,517        30,756       63,186      60,818          61,057         30,417       30,577

Divisional deficit            (66,556)      (47,366)     (23,059)    (10,998)         (8,526)       (67,030)     (58,170)


SUMMARY PRO FORMA FINANCIAL DATA

     The unaudited pro forma financial data set forth below are derived from the unaudited pro forma combined financial statements of Delta Apparel at and for the nine month period ended April 1, 2000 and for the year ended July 3, 1999 that are set forth under the heading "Unaudited Pro Forma Combined Financial Statements" and give effect to the transactions described in that section of this document as if those transactions had occurred, in the case of the pro forma balance sheet, on the date of that balance sheet and, in the case of the pro forma statements of operations, at the beginning of the fiscal year that ended July 3, 1999.

     Delta Apparel has provided the unaudited pro forma financial data to you for informational purposes only. You should not construe them to be indicative of the results of operations or financial position of Delta Apparel had the transactions referred to above been consummated on the dates given. Those financial statements also do not project the results of operations or financial position for any future period or date. You should read these pro forma data in conjunction with the information found under the heading "Unaudited Pro Forma Combined Financial Statements" and the combined financial statements of Delta Apparel and the related notes as of July 3, 1999 and June 27, 1998 and for each of the three years in the period ended July 3, 1999, and as of and for the nine month period ended April 1, 2000, included on pages 54-59 and F-1 to F-20, respectively.

                                                                                  FISCAL                 NINE MONTHS
                                                                                YEAR ENDED                  ENDED
                                                                               JULY 3, 1999             APRIL 1, 2000
                                                                           ---------------------     --------------------
                                                                        (dollars in thousands, except per share amounts)

STATEMENT OF OPERATIONS DATA:

Net sales                                                              $               106,779                       77,513
Cost of goods sold                                                                    (101,125)                     (65,847)
                                                                           ---------------------     ------------------------
                           Gross Profit                                                  5,654                       11,666

Selling, general and administrative expenses                                           (10,940)                      (5,549)
Intercompany management fees                                                            (1,135)                        (681)
Provision for bad debt                                                                  (1,645)                        (151)
Impairment charges                                                                      (1,415)                         ---
Other expenses                                                                            (221)                         (21)
                                                                           ---------------------     ------------------------
                           Operating income (loss)                                      (9,702)                       5,264

Interest (income) expense:
         Interest expense, net                                                          (2,703)                      (1,075)
         Intercompany interest expense                                                     ---                          ---
                                                                           ---------------------     ------------------------
                                                                                        (2,703)                      (1,075)
                                                                           ---------------------     ------------------------
                           Income (loss) before taxes                                  (12,405)                       4,189

Income tax expense (benefit)                                                               (95)                         698
                                                                           ---------------------     ------------------------

                  Net income (loss)                                    $               (12,310)                       3,491
                                                                           =====================     ========================

Basic and diluted net income (loss) per share                          $                 (5.13)                        1.45
                                                                           =====================     ========================

Weighted average shares outstanding used in basic and
diluted per share calculation (a)                                                    2,400,000                    2,400,000
                                                                           =====================     ========================

BALANCE SHEET DATA:
         Working capital                                                                          $                  32,002
         Total assets                                                                                                77,775
         Total long-term debt                                                                                        11,100
         Stockholders' equity                                                                                        48,308


--------------------------------------------------------------------------------

(a) Weighted average shares outstanding were determined assuming a distribution of one share of Delta Apparel common stock for every ten shares of Delta
Woodside common stock outstanding on the record date. The pro forma weighted average shares outstanding do not include securities that would be anti-dilutive for each of the periods presented.


                                  RISK FACTORS


     In addition to all other information in this document, you should read and carefully consider the following risk factors which may affect Delta Apparel's financial condition or results of operations and/or the value of its common stock.

     The following discussion contains various "forward-looking statements". Please refer to "Forward-Looking Statements May Not Be Accurate" for a description of the uncertainties and risks associated with forward-looking statements.

THE DELTA APPAREL  DISTRIBUTION AND THE DUCK HEAD  DISTRIBUTION  MAY, FOR UNITED
STATES  FEDERAL   INCOME  TAX  PURPOSES,   BE  TAXABLE  TO  THE  DELTA  WOODSIDE
STOCKHOLDERS.

     Delta Woodside has obtained an opinion from KPMG LLP that it is more likely than not that each of the Delta Apparel distribution and the Duck Head distribution will qualify as tax-free for United States federal income tax purposes under Code Section 355. For this purpose, the phrase "more likely than not" means that, in KPMG LLP's opinion, if KPMG's conclusion is challenged by the IRS, based on all the facts and circumstances, there is a greater than 50% chance of success that the conclusions of KPMG LLP's opinion will be sustained on their own merit.

     If the Delta Apparel distribution and the Duck Head distribution qualify as tax-free under Code Section 355, your receipt of Delta Apparel shares in the Delta Apparel distribution and Duck Head shares in the Duck Head distribution will be tax-free for United States federal income tax purposes, except that you will be taxed on any gain attributable to cash that you receive in lieu of a fractional share.

     The opinion of KPMG LLP is not binding upon the IRS, any other tax authority or any court. No assurance can, therefore, be given that a position contrary to that expressed in the opinion of KPMG LLP will not be asserted by the IRS or any other tax authority and ultimately sustained by a court of law.

     Delta Woodside has not sought a ruling from the IRS regarding the Delta Apparel distribution or the Duck Head distribution, in part because neither distribution satisfies all the conditions imposed by the IRS for such a ruling.

     Accordingly, if the IRS and the courts disagree with the conclusion of KPMG LLP, each Delta Woodside stockholder as of the record date for the Delta Apparel distribution and the Duck Head distribution may recognize dividend income and possibly capital gain on the Delta Apparel distribution and the Duck Head distribution, all to the extent described in "The Delta Apparel Distribution - Material Federal Income Tax Consequences".

DELTA APPAREL HAS HAD SIGNIFICANT OPERATING LOSSES AND USED SIGNIFICANT AMOUNTS OF CASH IN ITS OPERATIONS DURING ITS LAST SEVERAL FULL FISCAL YEARS AND THESE LOSSES AND THIS USE OF CASH MAY RECUR.

     Delta Apparel had operating losses of $9.7 million in the fiscal year ended July 3, 1999, $17.8 million in the fiscal year ended June 27, 1998 and $6.4 million in the fiscal year ended June 28, 1997. Delta Apparel had operating income of $5.9 million in the nine months ended April 1, 2000.

     Net cash used in operating activities by Delta Apparel was $6.8 million in the 1999 fiscal year, $12.6 million in the 1998 fiscal year and $13.7 million in the 1997 fiscal year. During the first nine months of the 2000 fiscal year, Delta Apparel generated $8.8 million of cash from operations.

     Delta Apparel believes that the primary factors that have contributed to its recent positive operating results have been:

     - Its use of its Honduras plants and sewing contractors with facilities in the Caribbean basin to satisfy its sewing needs. Delta Apparel's offshore sewing accounted for 88% of its sew production in fiscal year 1999 compared to 42% in fiscal year 1996;

     - Its effective utilization of the new information systems that it has implemented;

     -    Efficiencies   gained   from   the   modernization   of  its   textile
          manufacturing operation in Maiden, North Carolina;

     - The increased proportion of its sales to T-shirt screen printers and sales to private label accounts (from 56.5% in fiscal year 1998 to 64.3% in the first nine months of fiscal year 2000); and

     -    The closing down by some of its competitors of manufacturing capacity.

     The benefits that these factors have provided to Delta Apparel may decline as its competitors make similar or other changes to their operations. Such a change in competitive conditions, coupled with the long-term trend of declining prices for Delta Apparel's products, may cause Delta Apparel to incur operating losses or to use significant amounts of cash in its operations. Significant operating losses or significant uses by Delta Apparel of cash in its operations could cause Delta Apparel to be unable to pay its debts as they become due and to default on its credit facility, which would have an adverse effect on the value of the Delta Apparel shares.

IN THE PAST, DELTA APPAREL'S NEEDS FOR CASH HAVE GENERALLY BEEN MET BY ADVANCES FROM DELTA WOODSIDE. AFTER THE DELTA APPAREL DISTRIBUTION, DELTA APPAREL WILL BE ENTIRELY DEPENDENT ON ITS OWN OPERATIONS AND THIRD PARTY LENDERS TO OBTAIN NEEDED FINANCING.

     After the Delta Apparel distribution, Delta Apparel will no longer have any affiliation with the Delta Mills Marketing Company textile business of Delta Woodside's subsidiary, Delta Mills. This affiliation has historically benefitted Delta Apparel because, until fiscal year 2000, Delta Mills Marketing Company was a significant source of needed funds for Delta Apparel's business. Since the end of fiscal 1999, Delta Mills Marketing Company has ceased being a source of funds for Delta Apparel, in part because Delta Apparel's operations generated cash in the first nine months of fiscal 2000 and in part because Delta Mills' Senior
Note Indenture has not permitted dividends by Delta Mills to Delta Woodside.

     Prior to fiscal year 2000, when the Delta Apparel operations needed funds for operations or capital expenditures, it received those funds from Delta Woodside, which in turn received most of its funds from the positive cash flows generated by Delta Mills Marketing Company. During the three fiscal years ended July 3, 1999, Delta Apparel used an aggregate of $41.7 million of cash provided by Delta Woodside (of which $22.1 million was used to pay interest to Delta Woodside on the affiliated debt owed by the Delta Apparel Company division). During the nine months ended April 1, 2000, Delta Apparel generated $8.8 million of cash from operations and reduced the balance of the affiliated debt to Delta Woodside by $7.5 million. Both the cash generated from operations and the reduction in affiliated debt were after the effect of $6.4 million in interest charges on debt owed to Delta Woodside.

     In addition, lenders to Delta Apparel as a stand alone company will not be able to take advantage of the diversification of risk that might be provided by lending to a business that had more than one operation, which may in some circumstances adversely affect Delta Apparel's ability to obtain financing on acceptable terms.

DELTA APPAREL'S REVOLVING CREDIT FACILITY MAY NOT BE AVAILABLE OR SUFFICIENT TO SATISFY DELTA APPAREL'S NEEDS FOR WORKING CAPITAL.

     Delta Apparel expects that its peak borrowing needs will be in its third and fourth fiscal quarters and that during those quarters it may need to draw or set aside for letters of credit an aggregate of approximately $15 million under its revolving credit facility for working capital purposes and letters of credit. Approximately forty-five percent of the face amount of outstanding documentary letters of credit will reduce the amount available under the revolving credit facility for working capital loans.

     Delta Apparel's ability to borrow under its $25 million revolving credit facility will be based upon, and thereby limited by, the amounts of its accounts receivable and inventory. Any material deterioration in Delta Apparel's results of operations could, therefore, result in a reduction in Delta Apparel's borrowing base, which could cause Delta Apparel to lose its ability to borrow additional amounts under its revolving credit facility or to issue additional letters of credit to suppliers. In such a circumstance, the borrowing availability under Delta Apparel's credit facility may not be sufficient for Delta Apparel's working capital needs.

DEMAND FOR AND PRICING OF DELTA APPAREL'S PRODUCTS ARE LARGELY OUT OF DELTA APPAREL'S CONTROL. EVEN THOUGH DELTA APPAREL'S STRATEGY IS TO BE A LOW COST PRODUCER WITH A REPUTATION FOR QUALITY SERVICE, THIS STRATEGY MAY NOT BE SUFFICIENT TO OFFSET DETRIMENTAL TRENDS IN DEMAND AND PRICING FOR DELTA APPAREL'S PRODUCTS.

     Prices for Delta Apparel's products have generally been dropping over the last several years, even though demand for Delta Apparel's products has increased since fiscal year 1998. The price declines have resulted from factors largely outside Delta Apparel's control, such as excess supply capacity, the industry's transfer of manufacturing out of the United States and declining raw material prices. Demand for Delta Apparel's products is dependent on the general demand for T-shirts and fleece goods and the availability of alternative sources of supply.

     Delta Apparel's strategy in this market environment is to be a low cost producer and to differentiate itself by providing quality service to its customers. Even if this strategy is successful, its results may be offset by large demand or price declines.

DELTA APPAREL PURCHASES SIGNIFICANT AMOUNTS OF COTTON IN ITS BUSINESS. AS A RESULT, EVEN SMALL INCREASES IN THE PRICE OF COTTON CAN SIGNIFICANTLY INCREASE DELTA APPAREL'S PRODUCT COSTS.

     Delta Apparel's principal raw material is cotton. In fiscal year 2000 Delta Apparel expects to use approximately 40 million pounds of cotton in its manufacture of yarn. Accordingly, a one cent per pound increase in the average price of cotton during that period would increase Delta Apparel's product costs by approximately $400,000.

     The recent improvements in Delta Apparel's results of operations have been due in part to the fact that cotton prices have declined over the last few years. Delta Apparel has contracts that fix the prices it pays for cotton for a significant portion of its short-term requirements, but these contracts provide no price protection in the longer term. If cotton prices were to increase, Delta Apparel may not be able to increase the prices of its products to offset the corresponding increases in its product costs.

DELTA APPAREL'S ABILITY TO EXPAND PRODUCTION SIGNIFICANTLY IS LIMITED.

     Delta Apparel's ability to increase production is constrained primarily by the capacity of its textile manufacturing operation. The ability of Delta Apparel to acquire fabric from outside sources is limited, and relatively significant expenditures would be required to expand the productive capacity of its Maiden, North Carolina textile plant. See "Business of Delta Apparel."

DELTA APPAREL FACES INTENSE COMPETITION IN ITS MARKETS, AND DELTA APPAREL'S FINANCIAL RESOURCES ARE NOT AS GREAT AS SEVERAL OF ITS COMPETITORS.

     The domestic apparel industry is highly competitive. In part because there are low economic barriers to entry into the apparel manufacturing business, a large number of domestic and foreign manufacturers supply apparel into the United States market.

     Approximately three-quarters of the United States market sales of knit apparel are made by three major knit apparel manufacturers that are Delta Apparel's primary competitors. These primary competitors have brand names, such as Fruit-of-the-Loom (reg. trademark), Hanes (reg. trademark) and Russell (reg. trademark), that are far better known than the Delta Apparel brand name. Based on mill dozens sold in 1998, Delta Apparel has an approximate 5% share of the market for decorated T-shirts for wholesalers and screen printers, which makes it a second tier supplier to the market.

     Some of Delta Apparel's competitors have substantially greater financial, marketing, personnel and other resources than does Delta Apparel. This may enable Delta Apparel's competitors to compete more aggressively than can Delta Apparel in pricing, marketing and other respects, to react more quickly to market trends and to better weather market downturns.

THE FINANCIAL DIFFICULTIES OF SOME OF DELTA APPAREL'S COMPETITORS IS CURRENTLY CREATING CONSIDERABLE UNCERTAINTY IN DELTA APPAREL'S MARKETS.

     Currently, some of Delta Apparel's competitors are experiencing significant financial difficulties. These difficulties may lead these competitors to sell substantial amounts of goods at prices against which Delta Apparel cannot effectively compete.

THERE MAY BE LITTLE INSTITUTIONAL INTEREST, RESEARCH COVERAGE OR TRADING VOLUME IN THE DELTA APPAREL SHARES BECAUSE OF DELTA APPAREL'S SIZE. IN ADDITION, AT THE TIME OF THE DELTA APPAREL DISTRIBUTION A LARGE PERCENTAGE OF THE OUTSTANDING DELTA APPAREL SHARES WILL BE HELD BY A FEW INSTITUTIONAL INVESTORS WHO WILL BE FREE TO SELL THEIR DELTA APPAREL SHARES AT ANY TIME. THESE FACTORS COULD HAVE A MAJOR DEPRESSIVE EFFECT ON THE MARKET PRICE OF THE DELTA APPAREL SHARES FOR AN INDETERMINATE PERIOD OF TIME.

     Various investment banking firms have informed Delta Woodside and Delta Apparel that public companies with relatively small market capitalizations have difficulty generating institutional interest, research coverage or trading volume, which illiquidity can translate into price discounts as compared to industry peers or to the shares' inherent value. Delta Apparel believes that the market will perceive it to have a relatively small market capitalization. In addition, some of Delta Woodside's stockholders who receive Delta Apparel shares in the Delta Apparel distribution may wish to dispose of those shares because they do not meet the stockholders' investment objectives regardless of the shares' value or prospects. Moreover, the financial difficulties of other companies in Delta Apparel's industry are likely to have a depressive effect on the market for the Delta Apparel shares. Coupled with Delta Apparel's history of operating losses, these factors could lead to Delta Apparel's shares trading at prices that are significantly lower than Delta Apparel's estimate of their inherent value.

     As of the Delta Apparel distribution date, Delta Apparel will have outstanding approximately 2,400,000 shares of common stock. Delta Apparel believes that approximately 68.6% of this stock will be beneficially owned by persons who beneficially own more than 5% of the outstanding shares of Delta Apparel common stock and related individuals, and that of this approximately 29.9% of the outstanding stock will be beneficially owned by institutional investors. Sales of substantial amounts of Delta Apparel common stock in the public market after the Delta Apparel distribution by any of these large holders could adversely affect the market price of the common stock.

POLITICAL AND ECONOMIC UNCERTAINTY IN HONDURAS COULD ADVERSELY AFFECT DELTA APPAREL.

     Delta Apparel has two company-operated sewing facilities located in Honduras. The Honduran labor market has recently tightened, which has had some adverse effects on most industries located in Honduras. In addition, Delta Apparel might be adversely affected if economic or legal changes occur in Honduras that affect the way in which Delta Apparel conducts its business in that country. For example, a growing economy could lower unemployment which could increase wage rates or make it difficult to retain employees or employ enough people to meet demand. The government could also decide to add additional holidays or change employment law increasing Delta Apparel's costs to produce.

DELTA APPAREL'S RESULTS COULD BE ADVERSELY AFFECTED BY U.S. TRADE REGULATIONS.

     Delta Apparel's products are subject to foreign competition, which in the past has been faced with significant U.S. government import restrictions. Foreign producers of apparel often have significant labor cost advantages. Given the number of these foreign producers, the substantial elimination of import protections that protect domestic apparel producers could materially adversely affect Delta Apparel's business. The extent of import protection afforded to domestic apparel producers has been, and is likely to remain, subject to considerable political considerations.

     The North American Free Trade Agreement (which this document refers to as "NAFTA"), became effective on January 1, 1994 and has created a free-trade zone among Canada, Mexico and the United States. NAFTA contains a rule of origin requirement that products be produced in one of the three countries in order to benefit from the agreement. NAFTA has phased out all trade restrictions and tariffs among the three countries on apparel products competitive with those of Delta Apparel. Because most of Delta Apparel's internal production of apparel currently occurs outside of the NAFTA territory, NAFTA may adversely affect Delta Apparel so long as Delta Apparel has manufacturing facilities outside of the three NAFTA countries.

     Delta Apparel, along with all of its major competition, makes use of provisions of the tariff code that are commonly referred to as Section 807 and
Section 807A. Section 807 provides for the duty free treatment of United States origin components used in the assembly of imported articles. The result is that duty is assessed only on the value of any foreign components that may be present and the labor cost incurred offshore in the assembly of apparel using United States origin fabric components. Pursuant to Section 807A, apparel articles assembled in a Caribbean country (such as Honduras), in which all fabric components have been wholly formed and cut in the United States (such as at Delta Apparel's Maiden plant in North Carolina), are subject to preferential quotas with respect to access into the United States for such qualifying apparel, in addition to the significant tariff reduction pursuant to Section
807. Apparel not meeting the criteria of Section 807, Section 807A or NAFTA is subject to quotas and/or relatively higher tariffs, except as may result under the Trade and Development Act of 2000, as noted below. Delta Apparel believes that, if Section 807 or Section 807A or any similar program were repealed or adversely altered in whole or in part, Delta Apparel would be at a serious competitive disadvantage relative to textile and apparel manufacturers in the rest of the world seeking to enter the United States market.

     The Trade and Development Act of 2000 (often referred to as the "CBI Parity Bill") will become effective on October 1, 2000. Delta Apparel believes that the provisions of the CBI Parity Bill will have the following effects most relevant to its business:

     - Apparel assembled in most Caribbean nations (such as Honduras) from fabric formed and cut in the United States of U.S. yarn can enter the United States duty-free;

     - Apparel cut and sewn in most Caribbean nations from fabric formed in the United States of U.S. yarn can enter the United States duty-free so long as it is sewn with U.S. manufactured thread; and

     - Certain limits of apparel made from fabric formed in certain Caribbean nations of U.S. yarn and cut and sewn in those nations can enter the United States duty-free.

Apparel entering the United States under any of these three provisions will not be subject to any quotas that may exist for that specific category of goods. Delta Apparel believes that the CBI Parity Bill will give it a competitive advantage relative to apparel manufacturers outside of the Caribbean and improve its competitive position relative to apparel manufacturers inside the non-U.S. NAFTA countries. Subsequent repeal or adverse alteration of the CBI Parity Bill could put Delta Apparel at a serious competitive disadvantage relative to such manufacturers.

     The World Trade Organization (which this document refers to as the "WTO"), a new multilateral trade organization, was formed in January 1995 and is the successor to the General Agreement on Tariffs and Trade. This new multilateral trade organization has set forth mechanisms by which world trade in clothing is being progressively liberalized by phasing-out quotas and reducing duties over a period of time that began in January of 1995. As it implements the WTO mechanisms, the U.S. government is negotiating bilateral trade agreements with developing countries (which are generally exporters of textile and apparel products) that are members of the WTO to get them to reduce their tariffs on imports of textiles and apparel in exchange for reductions by the United States in tariffs on imports of textiles and apparel. The elimination of quotas and the reduction of tariffs under the WTO may result in increased imports of certain apparel products into North America. These factors could make Delta Apparel's products less competitive against low cost imports from developing countries.

DELTA APPAREL IS DEPENDENT ON ITS TRADEMARKS.

     Delta Apparel relies on the strength of its trademarks. Approximately 75% of Delta Apparel's products are currently sold under the Delta Apparel (reg. trademark) brand. Delta Apparel has incurred legal costs in the past to establish and protect its trademarks, but this cost has not been significant. Delta Apparel may in the future be required to expend resources to protect these trademarks. The loss or limitation of the exclusive right to use its trademarks could adversely affect Delta Apparel's sales and results of operations.

A LOSS OF KEY MANAGEMENT PERSONNEL, PARTICULARLY ROBERT W. HUMPHREYS, COULD ADVERSELY AFFECT DELTA APPAREL.

     Delta Apparel's success depends upon the talents and efforts of a small number of key management personnel, particularly Robert W. Humphreys (President and Chief Executive Officer of Delta Apparel). The loss or interruption of the services of these executives could have a material adverse effect on Delta Apparel. Delta Apparel has no assurance that it would be able to find replacements for its key management with equivalent skills or experience in a timely manner or at all.

DELTA APPAREL'S BUSINESS IS SEASONAL.

     Historically, Delta Apparel's business has been seasonal, with peak sales occurring in the first and fourth quarters of its fiscal year. In response to this seasonality, Delta Apparel generally increases its inventory levels, and thereby has higher working capital needs, during the third and fourth quarters of its fiscal year to meet customer demands for the peak first and fourth fiscal quarter seasons.

DELTA APPAREL'S RESULTS WILL LIKELY BE CYCLICAL.

     Delta Apparel and the U.S. apparel industry are sensitive to the business cycle of the national economy. Moreover, the popularity, supply and demand for particular apparel products can change significantly from year to year based on prevailing fashion trends and other factors.

     Reflecting the cyclical nature of the apparel industry, many apparel producers tend to increase capacity during years in which sales are strong. These increases in capacity tend to accelerate a general economic downturn in the apparel markets when demand weakens.

     These factors have contributed historically to fluctuations in Delta Apparel's results of operations and these fluctuations are expected to occur in the future. Delta Apparel may be unable to compete successfully in any industry downturn.

DELTA APPAREL DEPENDS ON OUTSIDE PRODUCTION FOR A SIGNIFICANT PORTION OF ITS PRODUCTION.

     Delta Apparel currently sources from third party suppliers 25% to 40% of the sewing production it requires. Any shortage of supply or significant price increases from Delta Apparel's suppliers could adversely affect Delta Apparel's results of operations.

DELTA APPAREL MAY BE ADVERSELY AFFECTED BY THE AMOUNT OF ITS INDEBTEDNESS.

     As of April 1, 2000, on a pro forma basis, after giving effect to the Delta Apparel distribution, Delta Apparel's total indebtedness would have been approximately $15.9 million, and total stockholders' equity would have been approximately $48.3 million, resulting in a pro forma ratio of total long-term debt (including current maturities of long-term debt) to total capitalization (including current maturities of long-term debt) of 25%. In addition, at that date and after giving effect to the Delta Apparel distribution, approximately $22.6 million of additional borrowing capacity would have been available (pursuant to the borrowing base formula) under Delta Apparel's credit agreement.

     Delta Apparel anticipates that its borrowing needs will be seasonal, with its greatest borrowing needs to be during the third and fourth fiscal quarters. Delta Apparel is not certain that the borrowing availability under its credit agreement will be sufficient to satisfy its borrowing needs, particularly during the periods of greatest need.

     The  level  of  Delta   Apparel's   indebtedness   could   have   important
consequences, such as:

     (i) a substantial portion of Delta Apparel's cash flow from operations will be dedicated to the payment of indebtedness, which will reduce the funds available to Delta Apparel for operations or to take advantage of business opportunities and may make Delta Apparel more vulnerable to changes in the industry and economic conditions; and

     (ii) Delta Apparel's borrowings under its credit agreement will bear interest at variable rates, which could result in higher interest expense in the event of an increase in interest rates.

     Delta Apparel believes, based on current circumstances, that Delta Apparel's cash flow, together with available borrowings under its credit agreement, will be sufficient to permit Delta Apparel to meet its operating expenses and anticipated capital expenditures and to service its debt requirements as they become due for the foreseeable future. Significant assumptions underlie this belief, however, including, among other matters, that Delta Apparel will succeed in implementing its business strategy and that there will be no material adverse developments in the business, markets, operating performance, liquidity or capital requirements of Delta Apparel. Actual future results will be dependent to a large degree on a number of factors beyond Delta Apparel's control. If Delta Apparel is unable to service its indebtedness, it will be required to adopt alternative strategies, which may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. Delta Apparel may not be able to implement any of these strategies.

DELTA APPAREL'S CREDIT AGREEMENT IMPOSES RESTRICTIONS THAT, IF BREACHED BY DELTA APPAREL, MAY PREVENT IT FROM BORROWING UNDER ITS REVOLVING CREDIT FACILITY AND RESULT IN THE EXERCISE OF REMEDIES BY THE CREDIT AGREEMENT LENDER.

     Delta Apparel's credit agreement contains covenants that restrict, among other things, the ability of Delta Apparel and its subsidiaries to incur indebtedness, create liens, consolidate, merge, sell assets or make investments. The credit agreement also contains customary representations and warranties, funding conditions and events of default.

     A breach of one or more covenants or any other event of default under the Delta Apparel credit agreement could result in an acceleration of Delta Apparel's obligations under that agreement, in the foreclosure on any assets subject to liens in favor of the credit agreement's lender and in the inability of Delta Apparel to borrow additional amounts under the credit agreement.

ENVIRONMENTAL RULES COULD ADVERSELY AFFECT DELTA APPAREL.

     Delta Apparel's operations must meet extensive federal, state and local regulatory standards in the areas of safety, health and environmental pollution controls. In addition, there can be no assurance that future changes in federal, state, or local regulations, interpretations of existing regulations or the discovery of currently unknown problems or conditions will not require substantial additional expenditures. Similarly, the extent of Delta Apparel's liability, if any, for past failures to comply with laws, regulations and permits applicable to its operations cannot be determined.

DELTA APPAREL WILL PAY NO DIVIDENDS FOR THE FORESEEABLE FUTURE.

     Delta Apparel anticipates that it will pay no dividends to you or its other stockholders for the foreseeable future. Delta Apparel's credit agreement also limits Delta Apparel's ability to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Dividends and Purchases by Delta Apparel of its Own Shares".

AFTER THE DELTA APPAREL DISTRIBUTION, DELTA APPAREL WILL BE REQUIRED TO PERFORM VARIOUS ADMINISTRATIVE FUNCTIONS THAT WERE PREVIOUSLY PROVIDED BY DELTA WOODSIDE AND AS TO WHICH DELTA APPAREL DOES NOT HAVE EXTENSIVE EXPERIENCE.

     Delta Apparel has historically relied upon Delta Woodside corporate headquarters for administrative services in areas including financial planning, SEC reporting, payroll, accounting, internal audit, employee benefits and services, stockholder services, insurance, treasury, purchasing, cotton procurement, management information services, and tax accounting. After the Delta Apparel distribution, Delta Apparel will be responsible for performing these administrative functions. Delta Apparel does not have extensive experience in performing these functions on its own.

DELTA APPAREL MAY BE RESPONSIBLE FOR ANY HISTORICAL TAX LIABILITIES OF DELTA WOODSIDE AND DUCK HEAD THAT DELTA WOODSIDE OR DUCK HEAD DOES NOT PAY.

     Prior to the Delta Apparel distribution, Delta Apparel has been a member of Delta Woodside's consolidated group for federal income tax purposes. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of the other members of the group. After the Delta Apparel distribution, Delta Apparel, along with Delta Woodside and Duck Head, will continue to be liable for these Delta Woodside liabilities that were incurred for periods before the Delta Apparel distribution.

     Delta Apparel, Delta Woodside and Duck Head will enter into a tax sharing agreement. This agreement generally will seek to allocate consolidated federal income tax liabilities to Delta Woodside for all periods prior to and including the Delta Apparel distribution. Under this agreement, Delta Woodside generally will retain the authority to file returns, respond to inquiries and conduct proceedings on Delta Apparel's behalf with respect to consolidated federal income tax returns for periods beginning before the Delta Apparel distribution. In addition, Delta Woodside has the authority to decide all disputes that arise under the tax sharing agreement. These arrangements may result in conflicts of interest among Delta Apparel, Delta Woodside and Duck Head. In addition, if Delta Woodside does not satisfy any of its liabilities respecting any period prior to the Delta Apparel distribution, Delta Apparel could be responsible for satisfying them, notwithstanding the tax sharing agreement.

DELTA APPAREL'S PRINCIPAL STOCKHOLDERS WILL EXERT SUBSTANTIAL INFLUENCE.

     As of the Delta Apparel record date, three members of Delta Apparel's board of directors and related individuals had the voting power in Delta Woodside shares that, immediately after the Delta Apparel distribution, will result in voting power with respect to approximately 38.6% of the outstanding Delta Apparel common stock. These individuals will exert substantial influence with respect to all matters submitted to a vote of stockholders, including elections of Delta Apparel's directors.

VARIOUS RESTRICTIONS AND AGREEMENTS COULD HINDER ANY ATTEMPT BY A THIRD PERSON TO CHANGE CONTROL OF DELTA APPAREL.

     Delta Apparel has entered into a rights agreement providing for the issuance of rights that will cause substantial dilution to any person or group of persons that acquires 20% or more of the outstanding Delta Apparel common shares without the rights having been redeemed by the Delta Apparel board. In addition, Delta Apparel's articles of incorporation and bylaws and the Official Code of Georgia contain provisions that could delay or prevent a change in control of Delta Apparel in a transaction that is not approved by its board of directors. These include provisions requiring advance notification of stockholder nominations for director and stockholder proposals, setting forth additional factors to be considered by the board of directors in evaluating extraordinary transactions, prohibiting cumulative voting, limiting business combinations with stockholders that have a significant beneficial ownership in Delta Apparel shares, and prohibiting stockholders from calling a special meeting. Moreover, Delta Apparel's board of directors has the authority, without further action by the stockholders, to set the terms of and to issue preferred stock. Issuing preferred stock could adversely affect the voting power of the owners of Delta Apparel common stock, including the loss of voting control to others.

     Delta Apparel's credit agreement also provides that a "change of control", as defined in that agreement, would be an event of default and includes restrictions on the ability of Delta Apparel and its subsidiaries to pay dividends and make share repurchases. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Dividends and Purchases by Delta Apparel of its Own Shares".

     All of these provisions could deter or prevent an acquirer that is interested in acquiring Delta Apparel from doing so. You can find more information on these provisions under the portions of this document found under the heading "Description of Delta Apparel Capital Stock".

     Bettis C. Rainsford, a director and significant stockholder of Delta Woodside and a director of Delta Apparel and Duck Head, filed with the SEC on
December 14, 1999 an amendment to his Schedule 13D in which, among other matters, he stated that he was filing the amendment to disclose the fact that he is considering the possibility of making an offer to purchase those Delta Woodside shares that he does not currently own. The amendment stated that the terms and financing for any such offer had not yet been established by Mr. Rainsford. See "Security Ownership of Significant Beneficial Owners and Management".

     Since the filing of this amendment to his Schedule 13D, Mr. Rainsford has made no proposal to Delta Woodside to acquire Delta Woodside shares. If he were to make any such proposal, the Delta Woodside board would consider the terms of the offer in light of the board's views as to the best interests of the holders of the Delta Woodside shares. If the board concluded that any such offer were in the Delta Woodside stockholders' best interests, it would redeem the rights under the Delta Woodside shareholders' rights plan and permit the proposed transaction to take place. If the board concluded that the offer were not in the stockholders' best interests, it would not redeem the rights, which would effectively prevent the proposed transaction from taking place, unless a court were to order a different result.

     In addition to the shareholder rights plan, Delta Woodside's articles of incorporation and bylaws and the South Carolina code contain provisions that could delay or prevent a change in control of Delta Woodside in a transaction not approved by its board of directors. These include provisions in the South Carolina code limiting business combinations with stockholders that have a significant beneficial ownership in Delta Woodside shares unless certain conditions are met and eliminating the voting rights of Delta Woodside shares acquired by holders of 20% or more of the outstanding voting power of Delta

Woodside common stock unless voting power is approved by Delta Woodside's stockholders or limited statutory exceptions are satisfied, and provisions similar to those of Delta Apparel prohibiting stockholders from calling a special meeting, setting forth additional factors to be considered by the board of directors in evaluating extraordinary transactions, and requiring advance notification of stockholder nominations for director and stockholder proposals. If the Delta Woodside board were to conclude that any offer by Mr. Rainsford were not in the stockholders' best interests, it would rely upon these provisions to oppose Mr. Rainsford's attempts to gain control of additional Delta Woodside shares.

     If Mr. Rainsford were to make any proposal to Delta Apparel to acquire Delta Apparel shares following the Delta Apparel distribution, the Delta Apparel board would consider the terms of the offer in light of the board's views as to the best interests of the holders of the Delta Apparel shares. If the board concluded that any such offer were in the Delta Apparel stockholders' best interests, it would redeem the rights under the Delta Apparel shareholders' rights plan and permit the proposed transaction to take place. If the board concluded that the offer were not in the Delta Apparel stockholders' best interests, it would not redeem the rights, which would effectively prevent the proposed transaction from taking place, unless a court were to order a different result.

     In addition to the shareholder rights plan, Delta Apparel's articles of incorporation and bylaws and the Georgia code contain provisions that could delay or prevent a change in control of Delta Apparel in a transaction not approved by its board of directors. These include provisions in the Georgia code limiting business combinations with stockholders that have a significant beneficial ownership in Delta Apparel shares unless certain conditions are met, and provisions prohibiting stockholders from calling a special meeting, setting forth additional factors to be considered by the Delta Apparel board of directors in evaluating extraordinary transactions, and requiring advance notification of stockholder nominations for director and stockholder proposals. If the Delta Apparel board were to conclude that any offer by Mr. Rainsford were not in the stockholders' best interests, it would rely upon these provisions to oppose Mr. Rainsford's attempts to gain control of additional Delta Apparel shares.

     The antitakeover provisions applicable to Delta Woodside and Delta Apparel were not adopted as a result of Mr. Rainsford's amendment to his Schedule 13D or the information contained in that amendment or in response to any other takeover communication.

     The antitakeover provisions that are applicable to Delta Apparel do not materially differ from the antitakeover provisions that are applicable to Delta Woodside. The Delta Woodside shareholder rights plan does not contain the provisions in the Delta Apparel shareholder rights plan, described under the heading "Description of Delta Apparel Capital Stock - Rights Plan", relating to redemptions and extensions of time requiring the concurrence of a majority of Disinterested Directors. South Carolina, Delta Woodside's state of incorporation, has a control share acquisition act that eliminates the voting rights of Delta Woodside shares acquired by holders of 20% or more of the outstanding voting power of Delta Woodside's common stock unless voting power is approved by Delta Woodside's stockholders or limited statutory exceptions are satisfied. Georgia, Delta Apparel's state of incorporation, does not have a comparable act. South Carolina also has a business combinations act analogous, but not identical, to that of Georgia described under the heading "Description of Delta Apparel Capital Stock - Other Provisions Respecting Stockholder Rights and Extraordinary Transactions - Georgia Business Combinations Statute." South Carolina's business combinations act may apply to Delta Apparel depending primarily upon whether it has, at the time of determination, more than 40% of its assets in South Carolina.

IF A COURT WERE TO DETERMINE THAT DELTA WOODSIDE DID NOT HAVE THE LEGAL AUTHORITY TO MAKE THE DELTA APPAREL DISTRIBUTION AND THE DUCK HEAD DISTRIBUTION, OR IF A COURT WERE TO DETERMINE THAT THE DELTA APPAREL DISTRIBUTION AND THE DUCK HEAD DISTRIBUTION CONSTITUTED A FRAUDULENT CONVEYANCE, THE DELTA WOODSIDE STOCKHOLDERS COULD BE LIABLE FOR THE VALUE OF THE DELTA APPAREL SHARES THEY RECEIVE IN THE DELTA APPAREL DISTRIBUTION AND THE DUCK HEAD SHARES THEY RECEIVE IN THE DUCK HEAD DISTRIBUTION.

     Under South Carolina corporate law, a shareholder may be held liable for the amount of any "distribution" that the shareholder receives from a corporation if the shareholder knows that the distribution violates corporate law. The Delta Apparel distribution and the Duck Head distribution are "distributions" for South Carolina corporate law purposes.

     South Carolina corporate law generally prohibits a corporation from making a "distribution" if, after giving effect to the "distribution", the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than its total liabilities. Under South Carolina corporate law, a board of directors may base a determination that a distribution is not prohibited under this rule either on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances.

     Under general fraudulent conveyance law, a creditor of a corporation can typically obtain a remedy against a shareholder of the corporation who receives corporate property if, among other matters, the corporation does not receive a reasonably equivalent value in exchange for the transferred property and the corporation was left with property that was unreasonably small in relation to the corporation's business or was or thereby became insolvent.

     Applying the tests prescribed by South Carolina corporate law, Delta Woodside's board of directors has determined that Delta Woodside may legally make the Delta Apparel distribution and the Duck Head distribution. In addition, Delta Woodside's board has determined that Delta Woodside's assets remaining after the Delta Apparel distribution and the Duck Head distribution will not be unreasonably small in relation to Delta Woodside's business, and before and after the distributions Delta Woodside will not be insolvent.

     A court might disagree with any of these determinations by Delta Woodside's board, if they are challenged. In that event, any Delta Woodside shareholder who receives Delta Apparel shares in the Delta Apparel distribution and Duck Head shares in the Duck Head distribution may be liable for the value of the Delta Apparel shares and Duck Head shares so received.

                         THE DELTA APPAREL DISTRIBUTION


PARTIES TO THE DISTRIBUTION AGREEMENT

     Delta Woodside
     --------------

     Delta Woodside is a South Carolina corporation with its principal executive offices located at 233 North Main Street, Suite 200, Greenville, South Carolina 29601 (telephone number: 864-232-8301).

     Prior  to  the  Delta  Apparel   distribution,   Delta   Woodside  and  its
subsidiaries had three operating divisions: Delta Mills Marketing Company, Delta Apparel Company and Duck Head Apparel Company.

     - Delta Mills Marketing Company produces a range of cotton, synthetic and blended finished and unfinished woven products that are sold for the ultimate production of apparel, home furnishings and other products. After the Delta Apparel distribution and the Duck Head distribution, Delta Mills Marketing Company will remain the only continuing Delta Woodside operation.

     - Pursuant to the Delta Apparel distribution, Delta Woodside will distribute to its stockholders all of the outstanding common stock of Delta Apparel, which will continue the business formerly conducted by the Delta Apparel Company division of various subsidiaries of Delta Woodside. For a description of the business of the Delta Apparel Company division, see the information under the heading "Business of Delta Apparel".

     - Simultaneously with the Delta Apparel distribution, Delta Woodside will, pursuant to the Duck Head distribution, distribute to its stockholders all of the outstanding stock of Duck Head, which will continue the business formerly conducted by the Duck Head Apparel Company division of Delta Woodside and various subsidiaries of Delta Woodside. For a description of the business of the Duck Head Apparel Company division, see the information below under the subheading "Duck Head".

     Delta Apparel
     -------------

     Delta Apparel is a Georgia corporation with its principal executive offices located at 3355 Breckinridge Blvd., Suite 100, Duluth, Georgia 30096 (telephone number: 770-806-6800).

     Duck Head
     ---------

     Duck Head is a Georgia corporation with its principal executive offices located at 1020 Barrow Industrial Parkway, P.O. Box 688, Winder, Georgia 30680 (telephone number: 770-867-3111). Duck Head's business is designing, sourcing, producing, marketing and distributing boys' and men's value-oriented casual sportswear predominantly under the 134-year-old nationally recognized "Duck Head" (Reg. Trademark) label.

BACKGROUND OF THE DELTA APPAREL DISTRIBUTION

     Since the middle of its 1998 fiscal year, Delta Woodside's board of directors has explored various means, in addition to effectively operating Delta Woodside's businesses, and has taken various actions to enhance stockholder value.

     On March 9, 1998, Delta Woodside announced that it was withdrawing from the circular knit fabrics business, which had operated under the name of Stevcoknit Fabrics Company, and would be selling or closing and liquidating its two knitting, dyeing and finishing plants in Wallace, North Carolina, and its yarn spinning plant in Spartanburg, South Carolina. In the announcement, Delta Woodside also stated that it had decided to sell its Nautilus International fitness equipment division, and had retained an investment banking firm to handle the sale.

     Delta Woodside completed most of the liquidation and sale of the Stevcoknit Fabrics Company division during its 1998 fiscal year. The Nautilus International sale was consummated in January 1999.

     On September 15, 1998, Delta Woodside announced that its board of directors had approved a plan to purchase from time to time up to 2,500,000 outstanding Delta Woodside common shares at prices and at times at the discretion of Delta Woodside's top management. The announcement stated that Delta Woodside believed that, at times, its stock price was undervalued and that these purchases would enhance stockholder value.

     At a meeting on October 9, 1998, the Delta Woodside board of directors made the decision to sell the Duck Head Apparel Company division. To assist in this transaction, Delta Woodside hired an investment banking firm.

     On January 21, 1999, Delta Woodside announced that it had had discussions with third parties with respect to a possible sale of the Duck Head Apparel Company division, and that, based on these discussions, Delta Woodside was continuing to explore strategic alternatives for the Duck Head Apparel Company division, but could not be reasonably certain that a transaction on satisfactory terms would be consummated in the near future. The announcement stated that, for this reason, Delta Woodside had made the decision to continue to report the Duck Head Apparel Company division as a part of continuing operations.

     At a meeting on February 4, 1999, the Delta Woodside board of directors approved a plan to effect a major restructuring of Delta Woodside. This restructuring would have involved the spin-off to the Delta Woodside stockholders of each of Delta Woodside's two apparel divisions, leaving the Delta Mills, Inc. subsidiary, and its operating division, Delta Mills Marketing Company, in Delta Woodside. Simultaneously with the spin-off, Delta Woodside would have been sold to a third party buyer not yet identified. Under this plan, the Delta Woodside stockholders would have received, for their shares of Delta Woodside common stock, shares of each of the new spun-off apparel companies and cash for their post spin-off Delta Woodside shares. The plan would have been subject to the approval of the Delta Woodside stockholders. If the plan had been approved by the requisite stockholder vote, the Rainsford plant in Edgefield, South Carolina, would have been sold by the Delta Mills, Inc. subsidiary to the Delta Apparel Company division, the Delta Apparel Company division and the Duck Head Apparel Company division would have been separated into two corporations, and the stock of each of the Delta Apparel corporation and the Duck Head corporation would have been distributed to all of the Delta Woodside stockholders. The Delta Woodside board of directors decided that Delta Woodside would promptly begin the process of soliciting offers for the purchase of the post spin-off Delta Woodside common stock, and that Delta Woodside would retain an investment banking firm to assist in the implementation of this restructuring plan.

     On March 16, 1999, Delta Woodside announced that Robert Rockey was assuming the position of chief executive officer of the Duck Head Apparel Company division, effective immediately. The announcement stated that, after the planned spin-off of the Duck Head Apparel Company operation, Mr. Rockey would serve as chairman and chief executive officer of that new separate corporation.

     On March 23, 1999, Delta Woodside announced that it had engaged Prudential Securities Incorporated (which this document refers to as "Prudential Securities") to advise the Delta Woodside board of directors with respect to the previously announced plan to sell the portion of Delta Woodside remaining after the distribution to the Delta Woodside stockholders of the shares of stock of Delta Woodside's apparel businesses. The announcement also stated that the Duck Head Apparel Company division was no longer for sale.

     Following this announcement, Delta Woodside provided information to nineteen companies respecting a possible sale of the remaining Delta Woodside. None of these potential purchasers, however, made an offer for the remaining Delta Woodside that Delta Woodside considered to be satisfactory.

     On April 21, 1999, Delta Woodside announced that Robert W. Humphreys was assuming the position of president and chief executive officer of the Delta Apparel Company division. The announcement stated that, after the planned spin-off of the Delta Apparel Company operation, Mr. Humphreys would serve as the president and chief executive officer of that new separate corporation.

     At a meeting on June 24, 1999, the Delta Woodside board of directors decided to terminate the process of attempting to sell a post-spin-off Delta Woodside comprised solely of Delta Mills Marketing Company in line with its previously-announced plan, because it had not received any satisfactory offer for the business. The Board determined to continue to explore other strategies to enhance stockholder value, including: (1) the purchase of the Duck Head Apparel Company division and the Delta Apparel Company division by the Delta Mills, Inc. subsidiary, or (2) a spin-off/recapitalization in which the apparel divisions would be spun-off to the Delta Woodside stockholders as separate public companies, and substantial cash would be paid out to stockholders from new borrowings by the remaining Delta Woodside.

     - Under the purchase of the Duck Head Apparel Company division and the Delta Apparel Company division by Delta Mills, Inc. scenario, Delta Woodside, through its wholly-owned subsidiary, Delta Mills, Inc., would have continued to own the Duck Head Apparel Company division and the Delta Apparel Company division. This internal ownership restructuring could, however, have provided Delta Woodside with substantial cash, because Delta Mills, Inc. then had a substantial cash position and its senior note indenture would have permitted it to use cash for this purpose but not for the purpose of making dividend payments to its parent company, Delta Woodside. If this purchase scenario had been adopted, Delta Woodside could have used the cash provided by Delta Mills, Inc. in the purchase to make acquisitions of Delta Woodside common stock or other businesses, or for other purposes.

     -    Under   the   spin-off/recapitalization   scenario,   Delta   Woodside
          stockholders would have received, for their Delta Woodside common shares, shares of each of the new spun-off apparel companies, cash and stock in the remaining Delta Woodside. Also, additional shares of the remaining Delta Woodside (representing more than 20% of the then outstanding shares of the remaining Delta Woodside) would have been sold to members of management of Delta Mills Marketing Company. Consummation of the spin-off/recapitalization transaction was to be conditioned upon receiving a favorable vote of the Delta Woodside stockholders.

     Following this announcement, Delta Woodside, with the assistance of Prudential Securities, explored the possibility of Delta Mills, Inc. refinancing its existing $150 million of 9-5/8% Senior Notes with a larger issue of indebtedness in order to effect the proposed recapitalization. During the time frame of this examination, however, the interest rates payable by issuers of new senior debt in the textile and apparel industries became higher than were deemed acceptable by the Delta Woodside board of directors.

     On August 20, 1999, Delta Woodside announced that, due to weakness in the bond market, Delta Woodside believed that its previously announced recapitalization/spin-off strategy was not feasible at that time. Delta Woodside further announced that, because Delta Woodside believed that its stockholders would best be served by separating the operating companies, Delta Woodside did not plan to pursue the acquisition of the two apparel divisions by its textile subsidiary, Delta Mills, Inc., at that time. The announcement also stated that Delta Woodside was continuing to explore strategic alternatives to accomplish the separation of its operating companies, and would announce specific plans in the upcoming months.

     On October 4, 1999, Delta Woodside announced that it planned to spin off to the Delta Woodside stockholders its two apparel businesses (Delta Apparel Company and Duck Head Apparel Company) as two separate publicly-owned corporations. The announcement further stated that Delta Woodside was in the process of transferring various corporate functions to its three operating divisions (Delta Mills Marketing Company, Delta Apparel Company and Duck Head Apparel Company). The announcement stated that, upon the complete transfer of these functions or at the time of the spin-offs (as appropriate), the functions then being performed at the Delta Woodside level would no longer need to be performed at that level, and the executive officers of Delta Woodside would resign their positions with Delta Woodside. The announcement stated that, upon consummation of the spin-offs, Delta Mills Marketing Company would be Delta Woodside's sole remaining business, and William Garrett, the head of the Delta Mills Marketing Company division, would become President and Chief Executive Officer of the remaining Delta Woodside. The announcement stated that, in connection with the proposed spin-offs, significant equity incentives, in the form of stock options and incentive stock awards for the new public companies' stock, would be granted to the managements of the new companies. The announcement stated that Delta Woodside could not determine at that time whether the receipt of the apparel companies' stock would, or would not, be taxable to the Delta Woodside stockholders for federal income tax purposes, but that, at the time that Delta Woodside had sufficient information to determine the appropriate federal income tax treatment of the spin-offs, it would promptly provide the necessary income tax information to the Delta Woodside stockholders. The announcement stated that Delta Woodside believed that, even if the spin-offs were determined to be taxable for federal income tax purposes, the spin-offs would still be in the best interests of Delta Woodside's stockholders.

     On December 13, 1999, Delta Woodside announced that its board of directors had adopted a shareholder rights plan pursuant to which stock purchase rights have been distributed as a dividend to the Delta Woodside stockholders at a rate of one right for each Delta Woodside share held of record as of December 22, 1999. Delta Woodside stated that the rights plan is designed to enhance the Delta Woodside board's ability to prevent any person interested in acquiring control of Delta Woodside from depriving stockholders of the long-term value of their investment and to protect shareholders against attempts to acquire Delta Woodside by means of unfair or abusive takeover tactics. Delta Woodside stated that its board had adopted the rights plan at that time because the Delta Woodside shares were trading at their lowest levels in Delta Woodside's history.

     At the same time, Delta Woodside announced that its board had approved a plan to purchase from time to time up to an aggregate of 5,000,000 shares of Delta Woodside's outstanding stock at prices and at times at the discretion of Delta Woodside's top management. The announcement stated that this stock repurchase plan replaces the 2,500,000 stock purchase plan announced by Delta Woodside in September 1998.

     On December 30, 1999, Delta Woodside announced that each of Duck Head and Delta Apparel had filed a registration statement with the SEC to register the subsidiary's stock under the Securities Exchange Act of 1934, and that these filings were pursuant to the previously announced plan of Delta Woodside to spin off to its stockholders the Delta Apparel Company division and the Duck Head Apparel Company division as two separate publicly-owned corporations. Delta Woodside also stated that, following completion of the spin-offs, Delta Woodside intends to propose to its stockholders the adoption of a new Delta Woodside stock option plan and a new Delta Woodside incentive stock award plan pursuant to which significant equity incentives could be granted to the new management of Delta Woodside.

REASONS FOR THE DELTA APPAREL DISTRIBUTION

     The following discussion contains various "forward-looking statements". Please refer to "Forward-Looking Statements May Not Be Accurate" for a description of the uncertainties and risks associated with forward-looking statements.

     Since the summer of 1998, Delta Woodside's board of directors has been engaged in the process of exploring various means to maximize stockholder value. The alternatives that the Delta Woodside Board has examined have included:

     (a)  A potential sale of the Duck Head Apparel Company division;

     (b)  A  pro  rata  tax-free   spin-off  of  Delta  Woodside's  two  apparel
          businesses to Delta Woodside's stockholders accompanied by a sale of the remaining company;

     (c) A pro rata tax-free spin-off of Delta Woodside's two apparel businesses to Delta Woodside's stockholders accompanied by a recapitalization of the remaining company that would involve a cash distribution to Delta Woodside's stockholders by that remaining company;

     (d)  A  pro  rata  tax-free   spin-off  of  Delta  Woodside's  two  apparel
          businesses to Delta Woodside's stockholders;

     (e) A pro rata taxable spin-off of Delta Woodside's two apparel businesses to Delta Woodside's stockholders;

     (f) A disproportionate tax-free spin-off of one of Delta Woodside's apparel businesses to one of Delta Woodside's major stockholders accompanied by a pro rata tax-free spin-off of the other apparel business to all the other stockholders;

     (g)  A potential sale of the Delta Apparel Company business or assets;

     (h) A purchase by Delta Mills, Inc. of the Delta Apparel Company and the Duck Head Apparel Company businesses; and

     (i) Leaving Delta Woodside's three businesses in Delta Woodside in their current corporate form.

     During the course of this exploration, the Delta Woodside board witnessed a deterioration of general market conditions in the textile and apparel industries. This deterioration caused the market's perceived values of textile and apparel businesses to decline significantly.

     This decline, together with the information obtained by Delta Woodside in the process of exploring the alternatives described above, led the Delta Woodside board to conclude that:

     (i) Any sale or liquidation at this time or in the near future of any of Delta Woodside's businesses would, more likely than not, be at depressed and unacceptable prices; and

     (ii) Absent a change in circumstances, the interests of Delta Woodside and its stockholders would be best served by not pursuing the sale or liquidation of any of Delta Woodside's businesses at this time.

     The Delta Woodside Board also determined that the best interests of Delta Woodside and its stockholders would not be served by pursuing at this time any of the additional alternatives described above other than a pro rata spin-off of Delta Woodside's two apparel businesses to Delta Woodside's stockholders. The major factors that led to this conclusion were the general market condition deterioration described above and:

     (1) Contractual constraints, which added significantly to the costs of those alternatives that required additional financing to be incurred by Delta Mills;

     (2) Unfavorable debt market conditions, particularly for debt issuances by textile and apparel companies;

     (3) Insufficient buyer interest in any of Delta Woodside's businesses at prices deemed sufficient by the Delta Woodside board;

     (4) The Delta Woodside board's belief in the future enhanced stockholder value available from separating Delta Woodside's businesses into separate companies; and

     (5) The Delta Woodside board's conclusion that the interests of Delta Woodside and its stockholders would be adversely affected by any decision of the Delta Woodside board to delay implementing the separation of its businesses. The Board believes that continuing uncertainty in the marketplace as to Delta Woodside's strategic plans is likely to be damaging the relations of one or more of Delta
          Woodside's businesses with certain of its respective suppliers and customers, and that continuing uncertainty by the employees of Delta Woodside and its subsidiaries as to Delta Woodside's strategic plans could cause Delta Woodside or its subsidiaries to lose valuable employees.

     The Delta Woodside board, therefore, concluded that the best interests of Delta Woodside and its stockholders would be furthered by separating into distinct public companies Delta Woodside's three businesses (Delta Mills Marketing Company, Duck Head Apparel Company and Delta Apparel Company), and that the best method to accomplish this separation and thereby enhance stockholder value that is available to Delta Woodside at this time is to effect a pro rata spin-off to Delta Woodside's stockholders of each of Delta Woodside's apparel businesses, whether that spin-off is tax-free or taxable for federal income tax purposes.

     In reaching this determination, the Delta Woodside Board took into account its belief that the separation of Delta Woodside's three businesses will further the following objectives, among others, and thereby enhance stockholder value:

     (a) Permit the grant of equity incentives to the separate management of each business, which incentives would not be affected by the results of the other businesses and, therefore, would have excellent potential to align closely the interests of that management with those of the stockholders;

     (b) Permit the elimination of certain existing corporate overhead expenses that result from the current need to coordinate the operations of three distinct businesses that have separate modes of operation and markets;

     (c) As a reason to accomplish the Duck Head distribution, eliminate the complaints of certain customers of Delta Mills Marketing Company (which, as a supplier to those customers, has access to certain of their competitive information) that a competitor of theirs (Duck Head Apparel Company) is under common management with Delta Mills Marketing Company;

     (d) Permit each business to obtain, when needed, the best equity and debt financing possible without being affected by the operational results of the other businesses;

     (e) Permit each business to establish long-range plans geared toward the expected cyclicality, competitive conditions and market trends in its own line of business, unaffected by the markets, needs and constraints of the other businesses;

     (f) Promote a more streamlined management structure for each of the three businesses, better able to respond quickly to customer and market demands; and

     (g) Permit the value of each of the three divisions to be more accurately reflected in the equity market by separating the results of each business from the other two businesses.

     In reaching its conclusion to effect the Delta Apparel distribution, the Board also took into account the following additional factors:

     - The opinion delivered to the Delta Woodside board by Houlihan Lokey Howard & Zukin Financial Advisors, Inc. that is described below;

     - The advice provided to the Delta Woodside board by Prudential Securities that is described below;

     - The financial information and statements of Delta Apparel set forth in this document under the heading, "Unaudited Pro Forma Combined Financial Statements", and at pages F-1 to F-20;

     - The Delta Woodside board's knowledge of the business, operations, assets and financial condition of Delta Apparel;

     -    Delta  Apparel  management's  assessment  of the  prospects  of  Delta
          Apparel;

     - The current and prospective economic environment in which Delta Apparel operates; and

     -    The terms of the distribution agreement and the tax sharing agreement.

     All members of the Delta Woodside board (other than Bettis C. Rainsford) voted in favor of effectuating the Delta Apparel distribution, the Duck Head distribution and related transactions. See "Security Ownership of Significant Beneficial Owners and Management."

     This discussion of the information and factors considered by the Delta Woodside board is not meant to be exhaustive but is believed to include the material factors considered by the Delta Woodside board in authorizing the Delta Apparel distribution. The Delta Woodside board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Delta Apparel distribution, the Duck Head distribution and related transactions are advisable and in the best interests of Delta Woodside and its stockholders. In reaching its determination, the Delta Woodside board took the various factors into account collectively and the Delta Woodside board did not perform a factor-by-factor analysis.

     Opinion of Houlihan Lokey
     -------------------------

     Delta Woodside engaged Houlihan Lokey to provide to the Delta Woodside board and the Delta Apparel board an opinion as to the solvency of Delta Apparel as of the time of the Delta Apparel distribution. Delta Woodside selected Houlihan Lokey based on Houlihan Lokey's extensive experience in providing solvency opinions.

     In consideration of its services in connection with the opinion described below and a similar opinion with respect to Duck Head and related services, Houlihan Lokey will be paid a fee of $225,000 plus reasonable out-of-pocket expenses. No portion of this fee is contingent upon the consummation of the Delta Apparel distribution or the Duck Head distribution or the conclusions reached in Houlihan Lokey's opinions. Delta Woodside has also agreed to provide indemnification to Houlihan Lokey and certain other parties with respect to certain matters. Houlihan Lokey has had no other material relationship with Delta Woodside or its subsidiaries during the past two years.

     The preparation of a solvency opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the solvency analysis and valuation methodologies utilized by Houlihan Lokey. Although the summary sets forth all material facts respecting the opinion of Houlihan Lokey, the summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Houlihan Lokey or a complete description of its presentation to the Delta Woodside board or the Delta Apparel board. Houlihan Lokey believes, and so advised the Delta Woodside board and the Delta Apparel board, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

     The Delta Apparel distribution and other related transactions disclosed to Houlihan Lokey are referred to collectively in this summary as the "Transaction." For purposes of its opinion, Houlihan Lokey assumed that the third party financing described in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" has been entered into on or prior to the date of the Delta Apparel distribution and that, prior to the Delta Apparel distribution, the intercompany reorganization described in "Relationships Among Delta Apparel, Delta Woodside and Duck Head - Distribution Agreement" has been completed.

     Delta Woodside's board of directors has requested that Houlihan Lokey render its written opinion to the Delta Woodside board and the Delta Apparel board as to whether, assuming the Transaction has been consummated as proposed, immediately after and giving effect to the Transaction: (a) on a pro forma basis, the fair value and present fair saleable value of Delta Apparel would exceed its stated liabilities and identified contingent liabilities, (b) Delta Apparel should be able to pay its debts as they become absolute and mature; (c) the capital remaining in Delta Apparel after the Transaction would not be unreasonably small for the business in which Delta Apparel is engaged, as management has indicated it is now conducted and is proposed to be conducted following the consummation of the Transaction; and (d) the financial test for distributions of the state of incorporation of Delta Apparel (i.e. Georgia) has been satisfied.

     Houlihan Lokey's opinion does not address Delta Woodside's underlying business decision to effect the Transaction. Houlihan Lokey has not been requested to, and did not, solicit third party indications of interest in acquiring all or part of Delta Apparel.

     In connection with the preparation of its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

     (i) reviewed Delta Apparel's annual financial statements for the 1997, 1998 and 1999 fiscal years and year-to-date statements for the first nine months of fiscal year 2000, which Delta Apparel's and Delta Woodside's managements have identified as the most current information available;

     (ii) reviewed the proposal from the third party lender to provide Delta Apparel revolving credit and term loan facilities;

     (iii)spoke with certain members of the senior management of Delta Woodside and Delta Apparel to discuss the operations, financial condition, future prospects and projected operations and performance of Delta Apparel;

     (iv) toured the Edgefield, SC (Rainsford) and Maiden, NC manufacturing facilities of Delta Apparel;

     (v) reviewed budgets and forecasts prepared by Delta Apparel's management with respect to the periods ended January 1, 2000 through fiscal year 2004;

     (vi) reviewed marketing and promotional material relating to Delta Apparel;

     (vii)reviewed the preliminary registration statement filed with the SEC for Delta Apparel;

     (viii) reviewed other publicly available financial data for Delta Apparel and certain companies that Houlihan Lokey deems comparable to Delta Apparel; and

     (ix) conducted such other studies, analyses and investigations as Houlihan Lokey has deemed appropriate.

     In assessing the solvency of Delta Apparel immediately after and giving effect to the Transaction, Houlihan Lokey:

     (i) analyzed the fair value and present fair saleable value of Delta Apparel's assets relative to Delta Apparel's stated liabilities and identified contingent liabilities on a pro forma basis ("balance sheet test");

     (ii) assessed Delta Apparel's ability to pay its debts as they become absolute and mature ("cash flow test"); and

     (iii)assessed the capital remaining in Delta Apparel after the Transaction so as not to be unreasonably small ("reasonable capital test").

Each of "fair value" and "present fair saleable value" is defined as the amount that may be realized if Delta Apparel's aggregate assets (including goodwill) are sold as an entirety with reasonable promptness in an arm's length transaction under present conditions for the sale of comparable business enterprises, as such conditions can be reasonably evaluated.

     Balance Sheet Test

     The Balance Sheet Test determines whether or not the fair value and present fair saleable value of Delta Apparel's assets exceeds its stated liabilities and identified contingent liabilities after giving effect to the Transaction. This test requires an analysis of the fair market value of Delta Apparel as a going-concern. As part of this analysis, Houlihan Lokey considered, among other things,

     (i) historical and projected financial performance for Delta Apparel as prepared by Delta Apparel;

     (ii) the business environment in which Delta Apparel competes;

     (iii)performance of certain publicly traded companies deemed by Houlihan Lokey to be comparable to Delta Apparel, in terms of, among other things: lines of business, size, profitability, financial leverage and growth;

     (iv) capitalization rates ("multiples") for certain publicly traded companies deemed by Houlihan Lokey to be comparable to Delta Apparel, including (a) Enterprise Value ("EV")/Revenue; (b) EV/earnings before interest, taxes, depreciation and amortization ("EBITDA") and (c) EV/earnings before interest and taxes ("EBIT");

     (v) multiples derived from acquisitions of companies deemed by Houlihan Lokey to be comparable to Delta Apparel;

     (vi) the Discounted Cash Flow Approach;

     (vii) the capital structure and debt obligations of Delta Apparel; and

     (viii) non-operating assets and identified contingent liabilities.

"Enterprise Value" or "EV" is defined as total market value of equity plus net interest bearing debt.

     In determining the fair value and present fair saleable value of the aggregate assets of Delta Apparel, the following methodologies were employed: the Market Multiple Approach and the Discounted Cash Flow Approach.

     Market Multiple Approach. The application of the Market Multiple Approach involves the derivation of indication of value through the multiplication of relevant performance fundamentals of the subject entity by appropriate multiples. Multiples were determined through an analysis of: (i) publicly traded companies that were determined by Houlihan Lokey to be comparable from an investment standpoint to Delta Apparel ("Comparable Public Companies"); and (ii) change of control transactions involving companies that were determined by Houlihan Lokey to be comparable to Delta Apparel from an investment standpoint ("Comparable Transactions"). Houlihan Lokey selected four publicly traded domestic companies that are engaged in the manufacturing and marketing of private label apparel (Garan, Inc., Gildan Activewear, Inc., Russell Corporation and Tarrant Apparel Group) for comparison to Delta Apparel. Observed market pricing multiples of the Comparable Public Companies were as follows: (I) EV/Latest Twelve Month ("LTM") Revenue ranging from 0.46x to 1.56x with a median of 0.77x; (ii) EV/LTM EBIT ranging from 4.9x to 12.4x with a median of 8.0x and
(iii) EV/LTM EBITDA ranging from 4.1x to 10.7x with a median of 5.3x. A comparative analysis between Delta Apparel and the Comparable Public Companies formed the basis for the selection of appropriate multiples for Delta Apparel. The comparative analysis incorporates both quantitative and qualitative factors which relate to, among other things, the nature of the industry in which Delta Apparel and the Comparable Public Companies are engaged and the relative financial performance of Delta Apparel and the Comparable Public Companies. An indicated Enterprise Value of $67.2 million was derived based on the application of selected market multiples to the relevant fundamentals of Delta Apparel and an adjustment for control through the application of a 25% control premium. The selected control premium of 25% was based on change of control transactions of publicly-traded apparel companies and available market studies. The indicated Enterprise Value of $67.2 million reflects implied multiples for Delta Apparel of 0.6x LTM Revenues of $114 million, 17.6x LTM EBIT of $3.8 million and 5.0x LTM EBITDA of $13.5 million. The indicated Enterprise Value for Delta Apparel based on the Comparable Public Companies analysis exceeded its stated liabilities and identified contingent liabilities by $54 million.

     For the Comparable Transactions, Houlihan Lokey analyzed apparel industry merger and acquisition transactions between 1998 and 1999 where financial information was publicly disclosed. Market multiples were developed from sixteen comparable transactions, of which seven were 1999 transactions and considered most relevant. The 1999 transactions included Alba-Waldenisan/Tefron Ltd., Synthetic Industries/Investcorp, Authentic Fitness/Warnaco Group, Inc. Concord Fabrics, Inc/Private Group, Segrets Inc./Liz Claiborne, St. Johns Knits/Private Group and Koret of California/Kellwood Company. From the application of market multiples, indications of value were developed through the capitalization of the relevant performance fundamentals of Delta Apparel. Relevant fundamentals considered were LTM Revenues, EBITDA and EBIT. Within the seven most recent transactions, observed EV/Revenues multiples ranged from 0.4x to 1.7x with a median of 1.0x, EV/EBITDA ranged from 6.2x to 8.5x with a median of 6.4x and EV/EBIT ranged from 7.4x to 12.0x with a median of 8.7x. Based on the Comparable Transactions analysis, an Enterprise Value of $59.5 million was derived for Delta Apparel. The indicated Enterprise Value of $59.5 million produced implied multiples of 0.8x LTM Revenue, 7.3x LTM EBITDA and 9.6x LTM EBIT. The indicated Enterprise Value for Delta Apparel based on the Comparable Transactions analysis exceeded its stated liabilities and identified contingent liabilities by $46.2 million.

     Discounted Cash Flow Approach. The Discounted Cash Flow Approach involved the development of Enterprise Value indications from the appraisal of projected cash flows to be generated by Delta Apparel, which were based on fiscal years 2000 to 2004 financial forecasts prepared by the management of Delta Apparel. The projected cash flows include interim cash flows over the forecast period and a terminal year cash flow, which represents the value of Delta Apparel beyond the forecast period. The interim cash flows reflect the cash available to all capital providers (debt and equity) after accounting for required capital investments. The terminal year cash flow reflects an estimate of the fair and saleable value of Delta Apparel at the end of the forecast period, June 30, 2004. This estimation was developed from the application of the Market Multiple Approach described above, wherein projected fundamentals were capitalized based on selected market multiples. Indications of Enterprise Value were developed by applying an appropriate discount rate or cost of capital to the projected cash flows and terminal value. The concluded Enterprise Value, or sum of the projected cash flows and terminal value, ranged between $119.8 and $130.0 million depending on the discount rate and terminal multiple selected. The discount rate reflects the degree of risk inherent in the assets of Delta

Apparel and its ability to produce the projected cash flows. The ranges of discount rates and terminal multiples considered were 12% to 13% and 4.0x to 4.5x, respectively. The concluded range of Enterprise Values for Delta Apparel based on the Discounted Cash Flow approach exceeded its stated liabilities and identified contingent liabilities by $106.5 million to $116.8 million.

     Cash Flow Test

     The Cash Flow Test focuses on whether or not Delta Apparel should be able to repay its debts as they become absolute and mature (including the debts incurred in the Transaction). This test involves a two-step analysis of Delta Apparel's fiscal year 2000 to fiscal year 2004 financial projections: (i) examines the financial projections relative to a variety of factors including: historical performance, marketing plans and cost structure, and (ii) analyzes the sensitivity of the projections to changes in key operating variables.

     Delta Apparel has made changes to its management team, restructured its operations, reduced certain costs and implemented certain marketing plans. As a result of the changes implemented by Delta Apparel, management's forecast for the business represents an improvement over Delta Apparel's recent financial performance. Delta Apparel's financial performance for fiscal year 2000 reflects in part the changes implemented by Delta Apparel's management and represents an improvement over financial results for fiscal year 1999.

     The sensitivity analysis of Delta Apparel's projections involved testing a number of underlying operating assumptions, including: revenue growth, operating margins and capital investment requirements. Delta Apparel's ability to meet its debt obligations was analyzed in the context of varying a number of the operating assumptions. Based on the sensitivity analysis conducted on Delta Apparel's financial forecast, Delta Apparel demonstrated an ability to meet its obligations as they came due under a range of financial forecast scenarios.

     Reasonable Capital Test

     The Reasonable Capital Test follows from the Balance Sheet and Cash Flow Tests. The determination as to whether the net assets remaining with Delta Apparel constitute unreasonably small capital involves an analysis of various factors, including (i) the degree of sensitivity demonstrated in the cash flow test; (ii) historical and expected volatility in revenues, cash flow and capital expenditures; (iii) the adequacy of working capital; (iv) historical and expected volatility of going-concern asset values; (v) the maturity structure and the ability to refinance Delta Apparel's obligations; (vi) the magnitude, timing and nature of identified contingent liabilities; and (vii) the nature of the business and the impact of financial leverage on its operations.

     Solvency

     Based upon the foregoing, and in reliance thereon, it is Houlihan Lokey's opinion as of June 6, 2000 that, assuming the Transaction has been consummated as proposed, immediately after and giving effect to the Transaction:

     (i)  on a pro forma basis,  the fair value and present fair saleable  value
          of  Delta  Apparel's   assets  would  exceed  Delta  Apparel's  stated
          liabilities and identified contingent liabilities;

     (ii) Delta Apparel should be able to pay its debts as they become absolute and mature; and

     (iii)the capital remaining in Delta Apparel after the Transaction would not be unreasonably small for the business in which Delta Apparel is engaged, as management has indicated it is now conducted and is
          proposed  to  be  conducted   following   the   consummation   of  the
          Transaction.

     Assumptions and Limiting Conditions

     Notwithstanding the use of the defined terms "fair value" and "present fair saleable value", Houlihan Lokey has not been engaged to identify prospective purchasers or to ascertain the actual prices at which and terms on which Delta Apparel can currently be sold, and Houlihan Lokey knows of no such efforts by others. Because the sale of any business enterprise involves numerous assumptions and uncertainties, not all of which can be quantified or ascertained prior to engaging in an actual selling effort, Houlihan Lokey expresses no opinion as to whether Delta Apparel would actually be sold for the amount Houlihan Lokey believes to be its fair value and present fair saleable value.

     Houlihan Lokey has relied upon and assumed, without independent verification, that the financial forecasts and projections provided to it have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of Delta Apparel, and that there has been no material adverse change in the assets, financial condition, business or prospects of Delta Apparel since the date of the most recent financial statements made available to Houlihan Lokey.

     Houlihan Lokey has not independently verified the accuracy and completeness of the information supplied to it with respect to Delta Apparel, and does not assume any responsibility with respect to it. Houlihan Lokey has not made any physical inspection or independent appraisal of any of the properties or assets of Delta Apparel. Houlihan Lokey's opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by Houlihan Lokey at the date of its opinion.

     Houlihan Lokey's opinion is furnished for the benefit of the Delta Woodside board and the Delta Apparel board and may not be relied upon by any other person without Houlihan Lokey's prior written consent. Houlihan Lokey's opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in its opinion and Houlihan Lokey's engagement letter with Delta Woodside.

     Advice of Prudential Securities
     -------------------------------

     Delta  Woodside's  board  of  directors   received  financial  advice  from
Prudential Securities regarding the issues surrounding the separation of the apparel and textile fabric businesses. The points described above under the heading "The Delta Apparel Distribution - Reasons for the Delta Apparel Distribution" include the material factors discussed by Prudential Securities. Prudential Securities also advised the Delta Woodside board regarding the issues surrounding various alternatives to the Delta Apparel distribution and the Duck Head distribution, including a sale of either or both of Delta Apparel or Duck Head and a liquidation of either or both of Delta Apparel or Duck Head. Prudential Securities' financial advice was based on its analysis of the trading prices and trading multiples of approximately 11 textile and apparel companies which Prudential Securities believed provided relevant comparisons. In addition, Prudential Securities reviewed recent acquisitions, also deemed to provide relevant comparisons, in the textile and apparel industries, including the prices paid and multiples of financial performance that those acquisitions implied. Prudential Securities' advice regarding Delta Woodside's alternatives with regard to Delta Apparel was also based on its review and understanding of prevailing textile and apparel market conditions, as well as its review of Delta Apparel's historical market performance.

     Prudential Securities was not requested to, and did not, undertake the types of analyses customary to deliver a financial opinion and did not deliver any such opinion.

     Pursuant to an engagement letter, Prudential Securities has been paid by Delta Woodside an advisory fee of $500,000 for its services. Delta Woodside has agreed to indemnify Prudential Securities for certain liabilities relating to or arising from Prudential Securities' engagement by Delta Woodside. Prudential Securities has also performed various investment banking services for Delta Woodside in the past, and has received customary fees for those services.

     Prudential Securities is a nationally recognized investment banking firm and, as a customary part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, and valuations for corporate and other purposes. Delta Woodside selected Prudential Securities because of its expertise, reputation and familiarity with Delta Woodside. In the ordinary course of business, Prudential Securities and its affiliates may actively trade or hold the securities and other instruments and obligations of Delta Woodside for their own account and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities, instruments or obligations.

DESCRIPTION OF THE DELTA APPAREL DISTRIBUTION

     The distribution agreement among Delta Woodside, Delta Apparel and Duck Head sets forth the general terms and conditions relating to, and the relationship of the three corporations after, the Delta Apparel distribution. For an extensive description of the distribution agreement, see the section of this document found under the heading "Relationship Among Delta Apparel, Delta Woodside and Duck Head--Distribution Agreement".

     Delta Woodside plans to effect the Delta Apparel distribution on or about June 30, 2000 by distributing all of the issued and outstanding shares of Delta Apparel common stock to the record holders of Delta Woodside common stock on the record date for this transaction, which is June 19, 2000. Delta Woodside will distribute one share of Delta Apparel common stock to each of those holders for every ten shares of Delta Woodside common stock owned of record by that holder. The actual total number of shares of Delta Apparel common stock that Delta Woodside will distribute will depend on the number of shares of Delta Woodside common stock outstanding on the record date. Based upon the one-for-ten Delta Apparel distribution ratio, the number of shares of Delta Woodside common stock outstanding on May 19, 2000 and the number of Delta Woodside shares to be issued before the Delta Apparel record date as described in "Interests of Directors and Executive Officers in the Delta Apparel Distribution - Payments in Connection with Delta Apparel Distribution and Duck Head Distribution", Delta Woodside will distribute approximately 2,400,000 shares of Delta Apparel common stock to holders of Delta Woodside common stock, which will then constitute all of the outstanding shares of Delta Apparel common stock. Delta Apparel common shares will be fully paid and nonassessable, and the holders of those shares will not be entitled to preemptive rights. For a further description of Delta Apparel common stock and the rights of its holders, see the portion of this document located under the heading "Description of Delta Apparel Capital Stock".

     For those holders of Delta Woodside common stock who hold their shares of Delta Woodside common stock through a stockbroker, bank or other nominee, Delta Woodside's distribution agent, First Union National Bank, will transfer the shares of Delta Apparel common stock to the registered holders of record who will make arrangements to credit their customers' accounts with Delta Apparel common stock. Delta Woodside anticipates that stockbrokers and banks generally will credit their customers' accounts with Delta Apparel common stock on or about June 30, 2000.

     If a holder of Delta Woodside common stock owns a number of shares of Delta Woodside common stock that is not a whole multiple of ten and therefore would be entitled to receive a fraction of a whole share of Delta Apparel common stock, that holder will receive cash instead of a fractional share of Delta Apparel common stock. The distribution agent will aggregate into whole shares the fractional shares to be cashed out and sell them as soon as practicable in the open market at then prevailing prices on behalf of those registered holders who would otherwise be entitled to receive less than whole shares. These registered holders will receive a cash payment in the amount of their pro rata share of the total proceeds of those sales, less any brokerage commissions. The distribution agent will pay the net proceeds from sales of fractional shares based upon the average selling price per share of Delta Apparel common stock of all of those sales, less any brokerage commissions. Delta Apparel expects the distribution agent to make sales on behalf of holders who would receive a fraction of a whole Delta Apparel common share in the Delta Apparel distribution as soon as practicable after the Delta Apparel distribution date. None of Delta Woodside, Delta Apparel or the distribution agent guarantees any minimum sale price for those fractional shares of Delta Apparel common stock, and no interest will be paid on the sale proceeds of those shares.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material US federal income tax consequences generally applicable to a Delta Woodside stockholder who is a US Holder. The term "US Holder" means a beneficial owner of Delta Woodside shares that is (i) a citizen or resident of the United States, (ii) a corporation, partnership (other than certain partnerships as may be provided in the applicable provisions of the US Treasury Regulations), or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to US federal income taxation regardless of its source, (iv) a trust if (a) a US court is able to exercise primary supervision over the trust's administration and (b) one or more US persons have the authority to control all of the trust's substantial decisions, or (v) otherwise subject to US federal income taxation on a net income basis in respect of the Delta Woodside shares.

     The following description is for general purposes only and is based on the US Internal Revenue Code of 1986, as amended from time to time (the "Code"), US Treasury Regulations and judicial and administrative interpretations thereof, all as in effect on the date of this document and all of which are subject to change, possibly retroactively. The tax treatment of a US Holder may vary depending upon the holder's particular situation. For instance, certain holders, including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, persons subject to the alternative minimum tax, dealers in securities or currencies, persons that have a "functional currency" other than the US dollar or as part of a "hedging" or "conversion" transaction for US federal income tax purposes and persons owning, directly or indirectly, 5 percent or more of the Delta Woodside shares may be subject to special rules not discussed below. The following summary is limited to investors who hold the Delta Woodside shares as "capital assets" within the meaning of Section 1221 of the Code. The discussion below does not address the effect of any other laws (including other federal, state, local or foreign tax laws) on a US Holder of Delta Woodside shares. As such, the summary does not discuss US federal estate and gift tax considerations or US state and local tax considerations.

     Delta Woodside has structured the Delta Apparel distribution and the Duck Head distribution to qualify as tax-free spin offs for federal income tax purposes under Code Section 355. Code Section 355 treats a spin-off as tax free if the conditions of that statute are satisfied.

     Delta Woodside has not sought a ruling from the US Internal Revenue Service ("IRS") regarding the Delta Apparel distribution or the Duck Head distribution, in part because neither distribution satisfies all the conditions imposed by the IRS for such a ruling. The fact that Delta Woodside is not eligible to receive a private letter ruling from the IRS on the issue does not, however, in and of itself, mean that the distributions do not qualify as tax-free spin-offs under Code Section 355. Whether the Delta Apparel distribution and the Duck Head distribution qualify under Code Section 355 as tax-free spin-offs will depend on whether the criteria in Code Section 355 and the relevant rules and regulations of the IRS are satisfied.

     Delta Woodside has obtained an opinion from KPMG LLP that it is more likely than not that each of the Delta Apparel distribution and the Duck Head distribution qualifies as tax-free under Code Section 355.

     Material Federal Income Tax Consequences if the Delta Apparel  Distribution
     ---------------------------------------------------------------------------
     and the Duck Head  Distribution  Qualify as Tax-Free  Spin-Offs  under Code
     ---------------------------------------------------------------------------
     Section 355
     -----------

     If the Delta Apparel distribution and the Duck Head distribution qualify as tax-free spin-offs under Code Section 355, then:

1. The US Holders of Delta Woodside stock who receive Delta Apparel common stock and Duck Head common stock in those distributions will not recognize gain upon either of the distributions, except as described immediately below with respect to fractional shares.

2. Cash, if any, received by a US Holder of Delta Woodside stock instead of a fractional share of Delta Apparel common stock or Duck Head common stock will be treated as received in exchange for that fractional share. That US Holder will recognize gain or loss to the extent of the difference between his, her or its tax basis in that fractional share and the amount received for that fractional share, and, provided that fractional share is held as a capital asset, the gain or loss will be capital gain or loss.

3. Each US Holder of Delta Woodside stock will be required to apportion his, her or its tax basis in the US Holder's Delta Woodside shares between the Delta Woodside shares retained and the Delta Apparel shares and Duck Head shares received, with this apportionment to be made in proportion to the shares' relative fair market values for federal income tax purposes immediately after the distributions.

4. The holding period for the Delta Apparel shares and the Duck Head shares received by a US Holder in the distributions will be the same as the US Holder's holding period for the Delta Woodside shares with respect to which the Delta Apparel distribution and the Duck Head distributions are made.

5. No gain or loss will be recognized by Delta Woodside with respect to the Delta Apparel distribution or the Duck Head distribution, except to the extent of any excess loss accounts or deferred intercompany gains.

     Delta Woodside anticipates that in connection with the distributions Delta Woodside will recognize gain as a result of deferred intercompany gains, but that this gain will be offset by Delta Woodside's net operating losses.

     US Treasury Regulations Section 1.355-5 requires that each US Holder that receives Delta Apparel shares in the Delta Apparel distribution and Duck Head shares in the Duck Head distribution attach a statement to his, her or its US federal income tax return for the taxable year in which the distributions occur, showing the applicability of Code Section 355 to the Delta Apparel distribution and the Duck Head distribution. US Holders should consult their own tax advisors regarding these disclosure requirements.

     As noted above, Delta Woodside has not sought a ruling from the IRS regarding the Delta Apparel distribution or the Duck Head distribution. The fact that no ruling has been sought should not be construed as an indication that the IRS would necessarily reach a different conclusion regarding the Delta Apparel distribution or the Duck Head distribution than the conclusion set out in the opinion of KPMG LLP. The opinion of KPMG LLP referred to in this description is not binding upon the IRS, any other tax authority or any court, and no assurance can be given that a position contrary to those expressed in the opinion of KPMG LLP will be not asserted by a tax authority and ultimately sustained by a court of law.

     Material Federal Income Tax Consequences if the Delta Apparel  Distribution
     ---------------------------------------------------------------------------
     and the Duck Head  Distribution Do Not Qualify as Tax-Free  Spin-Offs under
     ---------------------------------------------------------------------------
     Code Section 355
     ----------------

     If the Delta Apparel distribution and the Duck Head distribution do not qualify as tax-free spin-offs under Code Section 355, then the following are the material federal income tax consequences to each participating Delta Woodside stockholder and to Delta Woodside:

1. Each Delta Woodside stockholder will recognize dividend income to the extent of the lesser of (a) the value of the Delta Apparel shares and the Duck Head shares received (together with any cash received for any fractional share) or (b) the stockholder's pro rata share of the accumulated earnings and profits of Delta Woodside for federal income tax purposes through the end of fiscal year 2000. This dividend income will not reduce any Delta Woodside stockholder's basis in his, her or its Delta Woodside shares.

     a. The fair market value for federal income tax purposes of the Delta Apparel shares and the Duck Head shares received by the Delta Woodside stockholders in the distributions will depend on the trading prices of the Delta Apparel shares and the Duck Head shares around the time of the distribution. Delta Woodside is not able at this time to predict what those values will be.

     b. Delta Woodside's accumulated earnings and profits through fiscal year 1999 were approximately $15.4 million (approximately $0.64 per Delta Woodside share). The amount, if any, of Delta Woodside's earnings and profits for fiscal year 2000 cannot be determined at this time.

2. Any value of the Delta Apparel shares and Duck Head shares (together with any cash received for any fractional share) that exceeds the Delta Woodside stockholder's pro rata share of Delta Woodside's accumulated earnings and profits through fiscal year 2000 will constitute a return of capital to that stockholder (i.e. the stockholder will not be taxed on that value) up to the stockholder's basis in his, her or its Delta Woodside shares, and the stockholder's basis in his, her or its Delta Woodside shares will be reduced accordingly. Any remaining value of the Delta Apparel shares and Duck Head shares (together with any cash received for any fractional share) in excess of the Delta Woodside stockholder's basis in his, her or its Delta Woodside shares will be taxable to the Delta Woodside stockholder as gain, which will be capital gain if the Delta Woodside stock is held as a capital asset. This capital gain will be taxable as either long term or short term capital gain, depending upon the stockholder's holding period for those Delta Woodside shares.

3. The Delta Woodside stockholder's tax basis in the Delta Apparel shares and the Duck Head shares received in the distributions will be equal to the fair market value for federal income tax purposes of those shares at the time of the distributions. The stockholder's holding period for those shares will begin on the date of the distributions.

4. The Delta Apparel distribution and the Duck Head distribution will also be taxable as a gain to Delta Woodside, to the extent of the excess of the value for federal income tax purposes of the Delta Apparel shares and the Duck Head shares distributed over their tax bases to Delta Woodside. Delta Woodside believes that any federal income tax liability to it resulting from the Delta Apparel distribution and the Duck Head distribution will not be material, because any applicable recognized income will be offset by Delta Woodside's net operating losses. Any gain recognized by Delta Woodside on the Delta Apparel distribution or the Duck Head distribution will increase the fiscal year 2000 earnings and profits. Delta Woodside cannot at this time calculate the amount of this gain because it is unable to forecast what the initial trading prices will be for the Delta Apparel shares or the Duck Head shares, which may be the federal income tax values of the Delta Apparel shares and the Duck Head shares for purposes of this calculation.

     THE FOREGOING IS A GENERAL DISCUSSION AND IS NOT INTENDED TO SERVE AS SPECIFIC ADVICE FOR ANY PARTICULAR DELTA WOODSIDE STOCKHOLDER, SINCE THE TAX CONSEQUENCES OF THE DELTA APPAREL DISTRIBUTION AND THE DUCK HEAD DISTRIBUTION TO EACH STOCKHOLDER WILL DEPEND UPON THAT STOCKHOLDER'S OWN PARTICULAR CIRCUMSTANCES. EACH STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN ADVISORS AS TO THE FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES TO THAT STOCKHOLDER OF THE DELTA APPAREL DISTRIBUTION AND THE DUCK HEAD DISTRIBUTION.

     KPMG LLP is an internationally recognized accounting, tax and consulting firm and, as a customary part of its tax practice, is regularly engaged to provide opinions on the federal income tax consequences of merger and acquisition transactions. Delta Woodside selected KPMG LLP because of its expertise and its familiarity with Delta Woodside, Delta Apparel and Duck Head. KPMG LLP acts as the independent auditor of the financial statements of Delta Woodside, Delta Apparel and Duck Head and as their respective tax advisors. KPMG LLP has also provided various consulting services to Delta Woodside. KPMG LLP receives and has received customary fees for those services.

     Pursuant to an engagement letter, Delta Woodside has agreed to pay KPMG LLP a fee of $250,000 in connection with the preparation and delivery of its opinion on the federal income tax consequences of the Delta Apparel and Duck Head distributions. Delta Woodside has agreed to indemnify KPMG LLP for certain liabilities relating to KPMG LLP's engagement by Delta Woodside.

     In connection with the opinion of KPMG LLP respecting the U.S. federal income tax consequences of the Delta Apparel distribution and the Duck Head distribution, each of E. Erwin Maddrey, II, Buck A. Mickel, Micco Corporation, Minor H. Mickel, Minor M. Shaw and Charles C. Mickel will represent to KPMG LLP that such greater than 5% beneficial owner of Delta Woodside shares has no binding commitment to sell, exchange, transfer by gift or otherwise dispose of any Delta Woodside shares, Delta Apparel shares or Duck Head shares after the Delta Apparel and Duck Head distributions, that such shareholder has no present plan or intention to sell, exchange, transfer by gift or otherwise dispose of any Delta Woodside shares, Delta Apparel shares or Duck Head shares except when paired with a proportionate disposition of shares in all three companies and that such shareholder has no present plan or intention to acquire (directly or indirectly) during the period ending 2 years from the date of the Delta Apparel distribution and the Duck Head distribution additional Delta Woodside shares, Delta Apparel shares or Duck Head shares that, when added to such shareholder's existing stockholding, would represent a 50% or greater interest in Delta Woodside, Delta Apparel or Duck Head. See "Security Ownership of Significant Beneficial Owner and Management."

     Net Operating Loss Carry Forwards
     ---------------------------------

     As of July 3, 1999, Delta Woodside has net operating loss carry forwards, for US consolidated federal income tax purposes, of approximately $68 million. KPMG LLP has provided its opinion that it is more likely than not that, following the Delta Apparel distribution and the Duck Head distribution, and assuming that the distributions are tax-free pursuant to Code Section 355, (a) Duck Head will retain as its attribute its allocable share of the Delta Woodside US consolidated federal income tax net operating loss carry forward; (b) Delta Apparel will retain as its attribute its allocable share of the Delta Woodside US consolidated federal income tax net operating loss carry forward; and (c) the Delta Woodside US consolidated federal income tax group will retain as its attribute the balance of the Delta Woodside net operating loss not allocable to Duck Head and Delta Apparel. Delta Woodside has estimated Duck Head's and Delta Apparel's allocable shares of the US consolidated federal income tax net operating loss carry forward as of July 3, 1999 at $3 million and $9 million, respectively. Delta Woodside believes that these loss carryforwards will expire at various dates in fiscal year 2011 through 2019.

     Prior to the Delta Apparel distribution and the Duck Head distribution, the Delta Apparel Company division and the Duck Head Apparel Company division were part of the Delta Woodside consolidated group, and the net operating losses of any member of the Delta Woodside consolidated group were generally available to reduce the consolidated federal taxable income of the group. For financial reporting purposes, prior to the Delta Apparel distribution and the Duck Head distribution each of Delta Apparel and Duck Head carries "deferred tax assets" on its balance sheet to reflect, among other matters, the financial impact of their respective hypothetical separate company net operating loss carry forwards. For federal income tax purposes, however, tax attributes, such as net operating loss carry forwards, remain with the corporate entity, not the division, that generated them. Therefore, with the Delta Apparel distribution and the Duck Head distribution, tax attributes, including the Delta Woodside consolidated federal net operating loss carry forward, will be allocated among Delta Woodside, Delta Apparel and Duck Head in accordance with the federal consolidated return regulations.

     The pro forma balance sheet of Delta Apparel that is included under the heading "Unaudited Pro Forma Combined Financial Statements" reflects Delta
Apparel's expected allocable portion of the pre-distribution Delta Woodside consolidated federal net operating loss carry forward.

ACCOUNTING TREATMENT

     The Delta Apparel distribution and the Duck Head distribution will be accounted for in accordance with United States generally accepted accounting principles. Accordingly, the Delta Apparel distribution will be accounted for by Delta Woodside based on the recorded amounts of the net assets being spun-off. Delta Woodside will charge directly to equity as a dividend the historical cost carrying amount of the net assets of Delta Apparel.

                                 TRADING MARKET

     As of the Delta Apparel record date, all of the outstanding shares of Delta Apparel will be owned by Delta Woodside. As of that date, there will be approximately 2,500 record holders of the common stock of Delta Woodside. As a result of the Delta Apparel distribution ratio of one Delta Apparel share for ten Delta Woodside shares, Delta Apparel anticipates that, upon the Delta Apparel distribution, there will be approximately 1,500 record holders of Delta Apparel shares.

     Before the Delta Apparel distribution, there has been no trading market for Delta Apparel common stock, and there can be no assurances that an active trading market for the Delta Apparel shares will develop or be sustained in the future. The American Stock Exchange has approved shares of Delta Apparel's common stock for listing, subject to official notice of issuance. Delta Apparel believes that there is a possibility that a "when-issued" trading market will develop in its common stock before the Delta Apparel distribution date.

     Delta Apparel cannot predict the prices at which its common stock may trade, either before the Delta Apparel distribution on a "when-issued" basis (if "when-issued" trading develops) or after the Delta Apparel distribution. Until an orderly market develops, if at all, the trading prices of that stock may fluctuate significantly. In addition, the trading prices of the Delta Woodside shares have fluctuated significantly and Delta Apparel believes that the trading prices of its shares are likely to be subject to similar significant fluctuations. The marketplace will determine the trading prices of Delta Apparel common stock. Many factors may influence those prices. These factors may include, among others, the depth and liquidity of the market for the Delta Apparel shares, analyst coverage of and interest in the Delta Apparel shares, quarter-to-quarter variations in Delta Apparel's actual or anticipated financial results, investor perceptions of the apparel industry and general conditions in the U.S. equity markets. For a description of some of the factors that may impact the prices at which the Delta Apparel shares may trade, see the section of this document found under the heading "Risk Factors".

     The Delta Apparel shares received in the Delta Apparel distribution will be freely transferable, except for those shares received by any person who may be deemed to be a Delta Apparel "affiliate" within the meaning of Rule 144 under the Securities Act of 1933. Persons who may be deemed to be Delta Apparel affiliates after the Delta Apparel distribution generally will be individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by or are under common control with Delta Apparel. Generally, Delta Apparel affiliates may sell their Delta Apparel shares received in the Delta Apparel distribution only under an effective registration statement under the Securities Act of 1933 or pursuant to Rule 144, which contains volume and manner of sale limitations on such sales.

     At the time of the Delta Apparel distribution, the only outstanding equity securities of Delta Apparel will be the approximately 2,400,000 shares being distributed. Delta Apparel anticipates that, during the first six months after the Delta Apparel distribution, it will grant stock options under its stock option plan and incentive stock awards under its incentive stock award plan to its executive officers. Delta Apparel may grant additional stock options and incentive stock awards during that period to other employees of Delta Apparel and may grant additional stock options and incentive stock awards in the future to its executive officers and other employees. Delta Apparel shares issued upon exercise of stock options granted under the stock option plan or awards granted under the incentive stock award plan will be registered on a Registration
Statement on Form S-8 under the Securities Act of 1933 and will therefore generally be freely transferable under the securities laws, except by affiliates as described above. See "Interests of Directors and Executive Officers in the Delta Apparel Distribution - Receipt of Delta Apparel Stock Options and Delta Apparel Incentive Stock Awards".

     Except as described above and except for the rights agreement which is discussed below under the heading "Description of Delta Apparel Capital Stock-Rights Plan", Delta Apparel will not have any other equity securities outstanding as of or immediately after the Delta Apparel distribution, and Delta Apparel has not entered into any agreement or otherwise committed to register any Delta Apparel shares under the Securities Act of 1933 for sale by security holders.

                       RELATIONSHIPS AMONG DELTA APPAREL,
                          DELTA WOODSIDE AND DUCK HEAD


     This section describes the primary agreements among Delta Apparel, Delta Woodside and Duck Head that will define the ongoing relationships among them and their respective subsidiaries after the Delta Apparel distribution and the Duck Head distribution and is expected to provide for the orderly separation of the three companies. The following description of the distribution agreement and the tax sharing agreement summarizes the material terms of those agreements. Delta Apparel has filed those agreements as exhibits to its Registration Statement on Form 10 filed with the Securities and Exchange Commission. This document is a part of that registration statement.

DISTRIBUTION AGREEMENT

     Delta Apparel has entered into a distribution agreement with Delta Woodside and Duck Head as of March 15, 2000. The distribution agreement provides for the procedures for effecting the Delta Apparel distribution and the Duck Head distribution. For this purpose, as summarized below, the distribution agreement provides for the principal corporate transactions and procedures for separating the Delta Apparel Company division's business and the Duck Head Apparel Company division's business from each other and the rest of Delta Woodside. Also, as summarized below, the distribution agreement defines the relationships among Delta Apparel, Delta Woodside and Duck Head after the Delta Apparel distribution and the Duck Head distribution with respect to, among other things, indemnification arrangements and employee benefit arrangements.

     Intercompany reorganization
     ---------------------------

     Pursuant to the distribution agreement, Delta Woodside, Delta Apparel and Duck Head have caused the following to be effected:

     (a) Delta Woodside and its subsidiaries (other than Delta Mills) contributed, as contributions to capital, all net debt amounts owed to any of them by the corporations that conducted the Delta Apparel Company division's business and the Duck Head Apparel Company division's business, with the exceptions of (i) the intercompany debt that was attributable to the portion of the amounts borrowed since January 1, 2000 for use by the Delta Apparel Company division's business or the Duck Head Apparel Company division's business from Delta Woodside's credit agreement lender that were repaid to that lender or to Delta Woodside with borrowings under Delta Apparel's and Duck Head's new credit facilities (which repayments cancelled such intercompany debt) and (ii) any amounts owed by Delta Apparel to Delta Mills for yarn sold by Delta Mills to Delta Apparel, which amounts shall be paid in the ordinary course of business. These intercompany contributions of debt did not, however, affect any obligation that Delta Woodside, Delta Apparel or Duck Head may have under the distribution agreement or the tax sharing agreement. Prior to completion of the intercompany reorganization, the Delta Apparel Company division's assets were owned by several of Delta Woodside's wholly-owned subsidiaries, and the Duck Head Apparel Company division's assets were owned by Delta Woodside and several of its wholly-owned subsidiaries.

     (b) All the assets used in the operations of the Delta Apparel Company division's business were transferred to Delta Apparel or a subsidiary of Delta Apparel to the extent not already owned by Delta Apparel or its subsidiaries. This transfer included the sale by Delta Mills to Delta Apparel of the Rainsford plant, located in Edgefield, SC, which is described below under the subheading "Other Relationships".

     (c) Delta Apparel assumed all of the liabilities of the Delta Apparel Company division of Delta Woodside, and caused all holders of indebtedness for borrowed money that were part of the assumed Delta Apparel liabilities and all lessors of leases that were part of the assumed Delta Apparel liabilities to agree to look only to Delta
          Apparel or a subsidiary of Delta Apparel for payment of that indebtedness or lease (except where Delta Woodside or Duck Head, as applicable, consented to not being released from the obligations).

     (d) All the assets used in the operations of the Duck Head Apparel Company division's business were transferred to Duck Head or a subsidiary of Duck Head to the extent not already owned by Duck Head or its subsidiaries.

     (e) Duck Head assumed all of the liabilities of the Duck Head Apparel Company division of Delta Woodside, and caused all holders of indebtedness for borrowed money that were part of the assumed Duck Head liabilities and all lessors of leases that were part of the assumed Duck Head liabilities to agree to look only to Duck Head or a subsidiary of Duck Head for payment of that indebtedness or lease (except where Delta Woodside or Delta Apparel, as applicable, consented to not being released from the obligations).

     (f) Delta Woodside caused all holders of indebtedness for borrowed money and all lessors of leases that were not part of the liabilities assumed by Delta Apparel or the liabilities assumed by Duck Head to agree to look only to Delta Woodside or a remaining subsidiary of Delta Woodside for payment of that indebtedness or lease (except where Delta Apparel or Duck Head, as applicable, consented to not being released from the obligations).

     Indemnification
     ---------------

     Each of Delta Woodside, Delta Apparel and Duck Head has agreed to indemnify each other and their respective directors, officers, employees and agents against any and all liabilities and expenses incurred or suffered that arise out of or pertain to:

     (a) any breach of the representations and warranties made by it in the distribution agreement;

     (b)  any breach by it of any obligation under the distribution agreement;

     (c) the liabilities assumed or retained by it under the distribution agreement; or

     (d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact contained in any of its disclosure documents filed by it with the SEC, except insofar as the misstatement or omission was based upon information furnished to the indemnifying party by the indemnified party.

     Employee Matters
     ----------------

     Delta Woodside has caused the employees of the Delta Apparel Company division to become employees of Delta Apparel, Delta Apparel has assumed the accrued employee benefits of these employees and Delta Woodside will cause the account balance of each of these employees in any and all of Delta Woodside's employee benefit plans (other than the Delta Woodside stock option plan, the Delta Woodside incentive stock award plan and the Delta Woodside long term incentive plan, if any) to be transferred to a comparable employee benefit plan of Delta Apparel.

     Intercompany Accounts
     ---------------------

     Amounts owed by Delta Apparel to Delta Mills for yarn previously sold by Delta Mills to Delta Apparel will be paid in the ordinary course of business. As of April 1, 2000, these amounts aggregated approximately $2.8 million.

     Other than any obligations described in or arising under the distribution agreement or the tax sharing agreement, each of Delta Woodside, Delta Apparel and Duck Head has represented to each other that it is not aware of any other intercompany receivable, payable or loan balance that will exist as of the time of the Delta Apparel distribution and the Duck Head distribution between any of them.

     Transaction Expenses
     --------------------

     Generally, all costs and expenses incurred in connection with the Delta Apparel distribution, the Duck Head distribution and related transactions shall be paid by Delta Woodside, Duck Head and Delta Apparel proportionately in accordance with the respective benefits received by Delta Woodside, Duck Head and Delta Apparel as determined in good faith by the parties; provided that the holders of the Delta Woodside shares shall pay their own expenses, if any, incurred in connection with the Delta Apparel distribution and the Duck Head distribution.

TAX SHARING AGREEMENT

     Delta Apparel will enter into a tax sharing agreement with Delta Woodside and Duck Head that will describe, among other things, each company's rights and obligations relating to tax payments and refunds for periods before and after the Delta Apparel distribution and related matters like the filing of tax returns and the handling of audits and other tax proceedings. The tax sharing agreement also describes the indemnification arrangements with respect to tax matters among Delta Apparel and its subsidiaries (which this document refers to as the Delta Apparel tax group), Delta Woodside and its subsidiaries after the Delta Apparel distribution and the Duck Head distribution (which this document refers to as the Delta Woodside tax group) and Duck Head and its subsidiaries (which this document refers to as the Duck Head tax group).

     Under the tax sharing agreement, the allocation of tax liabilities and benefits is generally as follows:

     -    With respect to federal income taxes:

          (a) For each taxable year that ends prior to the Delta Apparel distribution, Delta Woodside shall be responsible for paying any increase in federal income taxes, and shall be entitled to receive the benefit of any refund of or saving in federal income taxes, that results from any tax proceeding with respect to any returns relating to federal income taxes of the Delta Woodside consolidated federal income tax group.

          (b) For the taxable period ending on the date of the Delta Apparel distribution, Delta Woodside shall be responsible for paying any federal income taxes, and shall be entitled to any refund of or saving in federal income taxes, with respect to the Delta Woodside consolidated federal income tax group.

     - With respect to state income, franchise or similar taxes, for each taxable period that ends prior to or on the date of the Delta Apparel distribution, each corporation that is a member of the Delta Woodside tax group, the Duck Head tax group or the Delta Apparel tax group shall be responsible for paying any of those state taxes, and any increase in those state taxes, and shall be entitled to receive the benefit of any refund of or saving in those state taxes, with respect to that corporation (or any predecessor by merger of that corporation) or that results from any tax proceeding with respect to any returns relating to those state taxes of that corporation (or any predecessor by merger of that corporation).

     -    With respect to federal employment taxes:

          (a) Delta Woodside shall be responsible for the federal employment taxes payable with respect to the compensation paid, whether before, on or after the date of the Delta Apparel distribution, by any member of the Delta Woodside federal income tax consolidated group for any period ending prior to or on the date of the Delta Apparel distribution or by any member of the Delta Woodside tax group for any period after that date to all individuals who are past or present employees of any business of Delta Woodside other than the business of Delta Apparel or the business of Duck Head.

          (b) Duck Head shall be responsible for the federal employment taxes payable with respect to the compensation paid, whether before, on or after the date of the Duck Head distribution, by any member of the Delta Woodside federal income tax consolidated group for any period ending prior to or on the date of the Duck Head distribution or by any member of the Duck Head tax group for any period after that date to all individuals who are past or present employees of the business of Duck Head.

          (c) Delta Apparel shall be responsible for the federal employment taxes payable with respect to the compensation paid, whether before, on or after the date of the Delta Apparel distribution, by any member of the Delta Woodside federal income tax consolidated group for any period ending prior to or on the date of the Delta Apparel distribution or by any member of the Delta Apparel tax group for any period after that date to all individuals who are past or present employees of the business of Delta Apparel.

     - With respect to any taxes, other than federal employment taxes, federal income taxes and state income, franchise or similar taxes:

          (a) Delta Woodside shall be responsible for any of these taxes, regardless of the time period or circumstance with respect to which the taxes are payable, arising from or attributable to any business of Delta Woodside other than the business of Delta Apparel or the business of Duck Head;

          (b) Duck Head shall be responsible for any of these taxes, regardless of the time period or circumstance with respect to which the taxes are payable, arising from or attributable to the business of Duck Head; and

          (c) Delta Apparel shall be responsible for any of these taxes, regardless of the time period or circumstance with respect to which the taxes are payable, arising from or attributable to the business of Delta Apparel.

     - The Delta Woodside tax group shall be responsible for all taxes, and shall receive the benefit of all tax items, of any member of the Delta Woodside tax group that relate to any taxable period after the Delta Apparel distribution and the Duck Head distribution. The Duck Head tax group shall be responsible for all taxes, and shall receive the benefit of all tax items, of any member of the Duck Head tax group that relate to any taxable period after the Duck Head distribution. The Delta Apparel tax group shall be responsible for all taxes, and shall receive the benefit of all tax items, of any member of the Delta Apparel tax group that relate to any taxable period after the Delta Apparel distribution.

     Under the tax sharing agreement, the Delta Apparel tax group and the Duck Head tax group have irrevocably designated Delta Woodside as their agent for purposes of taking a broad range of actions in connection with taxes for pre-distribution periods. Those actions include the settlement of tax audits and other tax proceedings. In addition, the tax sharing agreement provides that all disagreements and disputes relating to the agreement are to be resolved by Delta Woodside. These arrangements may result in conflicts of interest among Delta Apparel, Delta Woodside and Duck Head concerning such matters as whether a tax relates to the business of Delta Woodside, Delta Apparel or Duck Head. Delta Woodside might determine that a tax was a liability of Delta Apparel even though Delta Apparel disagreed with that determination.

     Under the tax sharing agreement, the Delta Apparel tax group, the Delta Woodside tax group and the Duck Head tax group have agreed to indemnify one another against various tax liabilities, generally in accordance with the allocation of tax liabilities and benefits described above.

OTHER RELATIONSHIPS

     Boards of Directors of Delta Apparel, Delta Woodside and Duck Head
     ------------------------------------------------------------------

     The following directors of Delta Apparel are also directors of Delta Woodside and Duck Head: William F. Garrett, C. C. Guy, Dr. James F. Kane, Dr. Max Lennon, E. Erwin Maddrey, II, Buck A. Mickel and Bettis C. Rainsford. In the event that any material issue were to arise between Delta Apparel, on the one hand, and either Delta Woodside or Duck Head, on the other hand, these directors could be deemed to have a conflict of interest with respect to that issue. In that circumstance, Delta Apparel anticipates that it will proceed in a manner that is determined by a majority of those members of Delta Apparel's board of directors who are not also members of the board of directors of Delta Woodside or the board of directors of Duck Head (as applicable).

     Principal Stockholders
     ----------------------

     The Delta Apparel shares will be distributed in the Delta Apparel distribution, and the Duck Head shares will be distributed in the Duck Head distribution, to the Delta Woodside stockholders proportionately among the Delta Woodside shares. Therefore, immediately following the Delta Apparel distribution, Delta Woodside's principal stockholders will be the same individuals and entities as Delta Apparel's and Duck Head's principal stockholders, and those principal stockholders will have the same respective percentages of outstanding beneficial ownership in each of Delta Woodside, Delta Apparel and Duck Head (assuming no acquisitions or dispositions of shares by those stockholders between the record date for the Delta Apparel distribution or the Duck Head distribution and the completion of either distribution). See "Security Ownership of Significant Beneficial Owners and Management".

     Sales  to and  Purchases  from  Delta  Woodside  or Duck  Head of  Goods or
     ---------------------------------------------------------------------------
     Manufacturing Services
     ----------------------

     In the ordinary course of Delta Apparel's business, Delta Apparel has produced T-shirts for Duck Head, purchased T-shirts from Duck Head and purchased yarn and fabrics from Delta Mills. The following table shows these transactions for the last three fiscal years and for the first nine months of fiscal year 2000:


                            (in thousands of dollars)

                                                     Fiscal year                        First nine months
                                                     -----------                               of
                                    1997             1998              1999             Fiscal year 2000
                                    ----             ----              ----             ----------------


Sold to Duck Head                     403              156              481                   28

Purchased from Duck Head              653              132                -                    -

Purchased from Delta Mills(1)      26,456           17,683                -                    -

----------------------------------------

(1) For purposes of this table, yarn produced by the Rainsford plant and used by Delta Apparel, prior to the transfer from Delta Mills to Delta Apparel in April 1998 of operational control of the Rainsford plant, is treated as sold by Delta Mills to Delta Apparel, and yarn produced by the Rainsford plant and used by Delta Apparel, after that transfer, is not treated as sold by Delta Mills to Delta Apparel.

     Prior to the end of March 1997, all yarn sales between Delta Mills and Delta Apparel were at a price equal to cost plus $0.01 per pound. Since March 1997, all of these yarn sales have been made at prices deemed by Delta Apparel to approximate market value. In connection with these pricing policies on yarn sales, through March 1997 Delta Apparel maintained with Delta Mills a non-interest bearing deposit which aggregated $11.2 million at June 29, 1996. Effective May 7, 1997, Delta Woodside adopted a written policy statement governing the pricing of intercompany transactions. Among other things, this policy statement provides that all intercompany sales and purchases will be settled at market value and terms.

     All of the T-shirt and fabric sales were made at prices deemed by Delta Apparel to approximate market value.

     Delta Apparel anticipates that any future sales or purchases to or from Duck Head or Delta Woodside will not be material.

     Purchase of Rainsford Plant
     ---------------------------

     The Rainsford plant in Edgefield, South Carolina, manufactures yarn for use in knitting operations. In April 1998, control of the operations and management of the Rainsford plant was transferred from Delta Mills to Delta Apparel, which converted the assets to produce yarn products for use in Delta Apparel's products.

     Pursuant to the distribution agreement, Delta Mills sold to Delta Apparel the Rainsford plant and related inventory effective as of May 6, 2000. Delta Mills and Delta Apparel agreed that the purchase price for these assets would be the assets' book value as of the effective date of the sale. The purchase price for the real property, furniture, fixtures and equipment was approximately $12.0 million and the purchase price for the inventory and other tangible personal property was approximately $1.4 million. This purchase price was paid in cash in the amount of approximately $12.5 million and by the assumption by Delta Apparel of certain liabilities aggregating approximately $0.9 million as of the effective date of the sale. Delta Apparel paid the cash portion of the purchase price with borrowings under its credit facility. In connection with the closing, Delta Apparel agreed to assume any environmental liability that may arise with respect to the Rainsford plant regardless of the time period with respect to which that liability arises.

     Until the effective date of the transfer of title from Delta Mills to Delta Apparel of the Rainsford plant, all yarn produced by the Rainsford plant for use in the Delta Apparel business was sold by Delta Mills to Delta Apparel. The amounts owed by Delta Apparel to Delta Mills from these sales, which aggregated $2.8 million at April 1, 2000, will be paid in the ordinary course of business.

     The terms of the 9 5/8% Senior Notes of Delta Mills required that Delta Mills provide to the holders of those Senior Notes an opinion of an investment banking firm as to the fairness from a financial point of view to those holders of the terms of the sale by Delta Mills to Delta Apparel of the Rainsford plant (including the simultaneous sale of inventory). Delta Mills engaged The Robinson-Humphrey Company, LLC to provide this opinion.

     THE OPINION PROVIDED BY ROBINSON-HUMPHREY RESPECTING THE SALE OF THE RAINSFORD PLANT ADDRESSED THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE SALE TO THE HOLDERS OF THE SENIOR NOTES OF DELTA MILLS. THE OPINION DID NOT ADDRESS THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE SALE TO DELTA APPAREL OR DELTA APPAREL'S CREDITORS OR STOCKHOLDERS.

     The following summarizes Robinson-Humphreys' analyses and the opinion that Robinson-Humphreys provided to the indenture trustee for the Senior Notes of Delta Mills with respect to the Rainsford plant sale.

     Material and Information Considered by Robinson-Humphrey

     In arriving at its opinion, Robinson-Humphrey:

     - Reviewed a draft of the sale agreement respecting the Rainsford plant sale;

     - Reviewed certain internal financial statements and other financial and operating data concerning the Rainsford plant;

     -    Conducted  discussions  with members of Delta Mills' and the Rainsford
          plant's   managements   concerning  the  Rainsford  plant's  business,
          operations, present condition and prospects;

     - Compared the results of operations and present financial condition of the Rainsford plant with those of certain publicly traded companies that Robinson-Humphrey deemed to be reasonably similar to the Rainsford plant;

     -    Reviewed the financial  terms,  to the extent publicly  available,  of
          certain   comparable   merger  and   acquisition   transactions   that
          Robinson-Humphrey deemed relevant;

     - Performed certain financial analyses with respect to the Rainsford plant's projected future operating performance; and

     - Reviewed such other financial statistics and analyses and performed such other investigations and took into account such other matters as Robinson-Humphrey deemed appropriate.

     Robinson-Humphrey relied upon the accuracy and completeness of the financial and other information provided to it by Delta Mills in arriving at its opinion without independent verification. With respect to the financial forecasts of the Rainsford plant for the years 2000 through 2004, Robinson-Humphrey assumed that the assumptions provided by management have been reasonably prepared and reflect the best currently available estimates and judgment of Delta Mills' management. In arriving at its opinion, Robinson-Humphrey conducted only a limited physical inspection of the properties and facilities of the Rainsford plant, and did not make appraisals of the Rainsford plant or any of its assets. Robinson-Humphrey's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its letter.

     In connection with the preparation of its fairness opinion, Robinson-Humphrey performed certain financial and comparative analyses, the material portions of which are summarized below. The following is a summary of the material factors considered and principal financial analyses performed by Robinson-Humphrey to arrive at its opinion, but does not purport to be a complete description of the factors considered or the analyses performed by Robinson-Humphrey in arriving at its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular  circumstances,  and,  therefore,  such  an  opinion  is not  readily susceptible to partial analysis or summary description. In addition, Robinson-Humphrey believes that its analyses must be considered as an integrated whole, and that selecting portions of the analyses and the factors considered by it, without considering all of the analyses and factors, could create a misleading or an incomplete view of the process underlying its analyses set forth in its opinion. In performing its analyses, Robinson-Humphrey made numerous assumptions with respect to industry and economic conditions and other matters, many of which are beyond the control of Delta Mills or management of the Rainsford plant. Any estimates contained in such analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than as set forth in the opinion. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the price at which those companies may actually be sold, and such estimates are inherently subject to uncertainty. No public company utilized as a comparison was identical to the Rainsford plant, and no merger and acquisition transaction involved assets identical to the sale of the Rainsford plant. An analysis of the results of such comparisons is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and transactions and other factors that could affect the values of companies and transactions to which the sale of the Rainsford plant was being compared.

     Analysis of Selected Comparable Public Companies

     Robinson-Humphrey reviewed and compared selected publicly available financial data, market information and trading multiples for diversified textile companies that Robinson-Humphrey deemed comparable to Delta Mills. Robinson-Humphrey also reviewed and compared selected publicly available financial data, market information and trading multiples for diversified textile companies with revenues and firm values less than $1.0 billion that Robinson-Humphrey deemed comparable to Delta Mills.

     For the comparable companies in each category, Robinson-Humphrey compared, among other things, firm value as a multiple of latest twelve months ("LTM") revenues, firm value as a multiple of LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"), firm value as a multiple of LTM earnings before interest and taxes ("EBIT"), equity value per share ("Price") as a multiple of LTM earnings per share ("EPS") and equity value as a multiple of book value for the comparable companies. All multiples were based on closing stock prices as of May 11, 2000. Revenues, EBITDA, EBIT, EPS and book value for the comparable companies were based on historical financial information available in public filings of the comparable companies.

     Analysis of Selected Merger & Acquisition Transactions

     Robinson-Humphrey reviewed the financial terms, to the extent publicly available, of 28 proposed, pending or completed merger and acquisition transactions in the textile industry since 1995 involving companies that Robinson-Humphrey deemed to be comparable based on operating characteristics of the Rainsford plant. Robinson-Humphrey calculated various financial multiples based on certain publicly available information for each of the compared transactions and compared them to corresponding financial multiples for the purchase price in the proposed sale of the Rainsford plant.

     With respect to each category of compared transactions, Robinson-Humphrey compared, among other things, firm value as a multiple of LTM revenues, firm value as a multiple of LTM EBIT, firm value as a multiple of LTM EBITDA, and equity value as a multiple of LTM net income and book value for the comparable merger and acquisition transactions.

     Discounted Cash Flow Analysis

     Robinson-Humphrey performed a discounted cash flow analysis using financial projections for 2000 through 2004 to estimate the net present equity value for the Rainsford plant. Robinson-Humphrey derived ranges of net present equity value for the Rainsford plant on a stand-alone basis which were based upon the discounted cash flows of the Rainsford plant from 2000 to 2004 plus a terminal value calculated using a range of multiples of the Rainsford plant's projected year 2004 EBITDA. Robinson-Humphrey applied discount rates ranging from 16% to 20% and multiples of 2004 EBITDA ranging from 3.0x to 5.0x.

     Equipment Appraisal Value

     Robinson-Humphrey examined a third party appraisal of the Rainsford plant that was provided to Delta Mills in July 1999. The appraisal had been obtained to arrive at a conclusion of orderly liquidation value and forced liquidation value for the Rainsford plant's assets effective the date of inspection.

     Fairness Opinion to Holders of Delta Mills' Senior Notes

     Based on these analyses, Robinson-Humphrey delivered its written opinion that, as of the date of its opinion, the sale of the Rainsford plant was fair, from a financial point of view, to the holders of Delta Mills' 9 5/8% Senior Notes due 2007.

     Robinson-Humphrey based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The preparation of fairness opinions does not involve mathematical weighing of the results of the individual analyses performed, but requires Robinson-Humphrey to exercise its professional judgement, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by Robinson-Humphrey was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. Robinson-Humphrey did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, Robinson-Humphrey considered the results of the analyses in light of each other and ultimately reached its conclusion based on the results of all analyses taken as a whole.

     Information Concerning Robinson-Humphrey

     Robinson-Humphrey is a nationally recognized investment banking firm and, as a customary part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, and valuations for corporate and other purposes. Delta Mills selected Robinson-Humphrey because of its expertise, reputation in the textile industry and familiarity with Delta Mills and the Rainsford plant, and because of Delta Woodside's experience with Robinson-Humphrey's assistance in the proposed sale by Delta Woodside of the Duck Head Apparel Company division during part of 1998 and 1999. In the ordinary course of business, Robinson-Humphrey and its affiliates may actively trade or hold the securities and other instruments and obligations of Delta Woodside for their own account and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities, instruments or obligations.

     Pursuant   to  an   engagement   letter,   Delta   Mills   agreed   to  pay
Robinson-Humphrey  a fee of  $100,000 in  connection  with the  preparation  and delivery of its fairness opinion. Delta Mills has agreed to indemnify Robinson-Humphrey for certain liabilities related to, arising out of or in connection with Robinson-Humphrey's engagement by Delta Mills. Robinson-Humphrey has also performed various investment banking services for Delta Woodside in the past, and has received customary fees for those services.

     Management Services
     -------------------

     Delta Woodside has provided various services to the operating divisions of its subsidiaries, including the Delta Mills Marketing Company, Duck Head Apparel Company and Delta Apparel Company divisions. These services include financial planning, SEC reporting, payroll, accounting, internal audit, employee benefits and services, stockholder services, insurance, treasury, purchasing, cotton procurement, management information services and tax accounting. These services have been charged on the basis of Delta Woodside's cost and allocated to the various divisions based on employee headcount, computer time, projected sales and other criteria.

     During fiscal years 1997, 1998, and 1999, Delta Woodside charged the Delta Apparel Company division $1,138,000, $1,048,000 and $1,135,000, respectively, for these services. During the first nine months of fiscal year 2000, Delta Woodside charged the Delta Apparel Company division $0 for these services.

     Other
     -----

     For further information on transactions with affiliates by Delta Apparel, see Notes 2 and 8 to the Combined Financial Statements of Delta Apparel under "Index to Combined Financial Statements" in this document, which information is incorporated into this section by reference.

     Except as described above with respect to yarn sales, any transaction entered into between Delta Apparel and any officer, director, principal stockholder or any of their affiliates has been on terms that Delta Apparel believes are comparable to those that would be available to Delta Apparel from non-affiliated persons.

                                 CAPITALIZATION

     The following table sets forth at April 1, 2000: (1) the capitalization of Delta Apparel, and (2) the pro forma capitalization of Delta Apparel to give effect to the transactions described under the portions of this document found under the headings "The Delta Apparel Distribution" and "Relationships Among Delta Apparel, Delta Woodside and Duck Head - Distribution Agreement". You should read this table in conjunction with the information located under the heading "Combined Financial Statements" and the condensed combined financial statements of Delta Apparel and related notes as of April 1, 2000 and for the nine months ended April 1, 2000, included on pages 54-59 and F-17 to F-20, respectively, of this document.


                                                                                    AS OF APRIL 1, 2000
                                                                            ------------------------------------------
                                                                                 ACTUAL                 PRO FORMA
                                                                            ------------------     -------------------

                                                                                     (Dollars in thousands)

Long-term debt, including current maturities

         Revolver loan                                                         $             ---                   3,100
         Five year term loan                                                                 ---                  10,000
         Due to parent and affiliates                                                    131,964                   2,815
                                                                               ------------------     -------------------

Total long-term debt (including current maturities)                                      131,964                  15,915
Less current maturities                                                                 (101,547)                 (4,815)
                                                                               ------------------     -------------------
Total long-term debt (excluding current maturities)                                       30,417                  11,100

Stockholders' equity (deficit)
         Preferred stock, 2,000,000 shares authorized; none
           issued and outstanding                                                            ---                     ---
         Common stock, $0.01 par value; 7,500,000 shares
           authorized; 2,400,000 shares issued and
           outstanding on a pro forma basis                                                  ---                      24
         Additional paid-in capital                                                          ---                  48,284
         Divisional deficit                                                              (67,030)                    ---
                                                                               ------------------     -------------------
         Total stockholders' equity (deficit)                                            (67,030)                 48,308
                                                                               ------------------     -------------------

                           Total capitalization                             $            (36,613)                 59,408
                                                                               ==================     ===================


                          UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial information has been prepared from and should be read in conjunction with the historical financial statements and the notes to those statements of Delta Apparel included in this document at pages F-1 to F-20.

     The unaudited pro forma combined balance sheet has been prepared to give effect to the following transactions as if they occurred on:

     - The contribution to equity or repayment of the intercompany debt owed by Delta Apparel to Delta Woodside and its subsidiaries (other than accounts payable for yarn purchases) and the distribution of Delta Apparel common stock to the existing Delta Woodside stockholders; and

     -    The incurrence of new financing.

     The unaudited pro forma combined statements of operations for the year ended July 3, 1999 and for the nine months ended April 1, 2000 give effect to the following transactions as if they had occurred at the beginning of the fiscal year ended July 3, 1999:

     - The decreased interest expense attributable to the contribution to equity or repayment of the intercompany debt and borrowings utilizing outside financing;

     -    The  incurrence  by  Delta  Apparel  of  costs  to  replace   services
          previously performed by Delta Woodside; and

     - The distribution of Delta Apparel common stock to the existing Delta Woodside stockholders.

     Delta Apparel believes that the assumptions used provide a reasonable basis on which to present the unaudited pro forma combined financial statements. Delta Apparel is providing the unaudited pro forma combined financial statements to you for informational purposes only. You should not construe them to be indicative of Delta Apparel's results of operations or financial position had the transactions and events described above been consummated on the dates assumed. These pro forma combined financial statements also do not project the results of operations or financial position for any future period or date.


                              DELTA APPAREL COMPANY
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                  APRIL 1, 2000


                                                                                      PRO FORMA              PRO FORMA AS
                                                                       HISTORICAL    ADJUSTMENTS                ADJUSTED
                                                                       ----------    -----------             -------------





                                                                               (IN THOUSANDS, EXCEPT FOR SHARE DATA)


ASSETS
Current Assets:
         Cash                                                       $          116                                       116
         Accounts and other receivables                                     17,482                                    17,482
         Inventories                                                        31,217                                    31,217
         Prepaid expenses and other current assets                           1,032                                     1,032
                                                                       ------------                           ---------------
                  Total current assets                                      49,847                                    49,847

Property, plant and equipment, net                                          27,778                                    27,778
Other assets                                                                   150                                       150
                                                                       ------------                           ---------------
                                                                            77,775                                    77,775
                                                                       ============                           ===============

LIABILITIES AND STOCKHOLDERS'/DIVISIONAL EQUITY (DEFICIT)
Current liabilities:
         Current installments of long-term debt                     $         ----           2,000  (2)                2,000
         Accounts payable and accrued liabilities                           12,051                                    12,051
         Due to related parties                                            101,547         (98,732) (1)                2,815
         Income taxes payable                                                  268             711  (3)                  979
                                                                       ------------    ------------           ---------------
                  Total current liabilities                                113,866         (96,021)                   17,845

Due to related parties                                                      30,417         (30,417) (1)                   --
Long-term debt                                                                  --          11,100  (2)               11,100
Other long-term liabilities                                                    522                                       522
                                                                       ------------    ------------           ---------------
                  Total liabilities                                        144,805        (115,338)                   29,467

STOCKHOLDERS'/DIVISIONAL EQUITY (DEFICIT)
         Preferred Stock, 2,000,000 shares authorized; none
             issued and outstanding                                             --                                        --
         Common Stock, $0.01 par value; 7,500,000 shares
             authorized; 2,400,000 shares issued and outstanding
             on a pro forma basis                                               --              24  (1)                   24
         Additional paid-in capital                                             --          48,284  (1)               48,284
         Divisional deficit                                                (67,030)         67,030  (1)                   --
                                                                       ------------    ------------           ---------------
                  Total stockholders'/divisional equity (deficit)          (67,030)        115,338                    48,308
                                                                       ------------    ------------           ---------------
                                                                    $       77,775              --                    77,775
                                                                       ============    ============           ===============







See notes to unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

APRIL 1, 2000

(in thousands of dollars, unless otherwise noted)

The following is a summary of the adjustments reflected in the unaudited pro forma combined balance sheet:

1) To reflect the contribution to equity or repayment of net intercompany debt owed by Delta Apparel to Delta Woodside and subsidiaries totaling $129,149 (which excludes $2,815 owed for yarn purchases) and the distribution of 2,400,000 Delta Apparel common shares to Delta Woodside's existing stockholders.

2) To reflect the replacement of the intercompany debt with new outside financing totaling $13,100, the proceeds of which are used to pay the purchase price of the Rainsford plant and associated inventory (which for purposes of these pro forma financial statements is deemed to be the net book value of those assets as of April 1, 2000).

3)   To reflect estimated tax liability.


                              DELTA APPAREL COMPANY
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         FOR THE YEAR ENDED JULY 3, 1999



                                                                                            PRO FORMA               PRO FORMA
                                                                   HISTORICAL              ADJUSTMENTS              AS ADJUSTED
                                                                   ----------              -----------              -----------
                                                                            (IN THOUSANDS, EXCEPT FOR SHARE DATA)


Net sales                                                  $             106,779                                         106,779
Cost of goods sold                                                      (101,125)                                       (101,125)
                                                               -------------------                             -------------------
         Gross profit                                                      5,654                                           5,654

Selling, general and administrative expenses                             (10,940)                                        (10,940)
Intercompany management fees                                              (1,135)                                         (1,135)
Provision for bad debt                                                    (1,645)                                         (1,645)
Impairment charges                                                        (1,415)                                         (1,415)
Other expenses                                                              (221)                                           (221)
                                                               -------------------    --------------           -------------------
         Operating loss                                                   (9,702)                                         (9,702)

Interest income (expense):
         Interest expense, net                                              (121)           (2,582)    (1)                (2,703)
         Intercompany interest expense                                    (9,457)            9,457     (1)                 ---
                                                               -------------------    --------------           -------------------
                                                                          (9,578)            6,875                        (2,703)
                                                               -------------------    --------------           -------------------

                  Loss before income taxes                               (19,280)            6,875                       (12,405)

Income tax (benefit)                                                         (90)               (5)    (3)                   (95)
                                                               -------------------    --------------           -------------------

                  Net loss                                 $             (19,190)            6,880                       (12,310)
                                                               ===================    ==============           ===================

Basic and diluted net loss per share                                                                        $              (5.13)
                                                                                                               ===================

Weighted average shares outstanding used in basic
and diluted per share calculation (4)                                                                                  2,400,000
                                                                                                               ===================













See notes to unaudited pro forma combined financial statements.


                              DELTA APPAREL COMPANY
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE NINE MONTHS ENDED APRIL 1, 2000


                                                                         PRO FORMA              PRO FORMA
                                                         HISTORICAL     ADJUSTMENTS            AS ADJUSTED
                                                         ----------     -----------            -----------
                                                               (IN THOUSANDS, EXCEPT FOR SHARE DATA)


Net sales                                            $         77,513                                 77,513
Cost of goods sold                                            (65,847)                               (65,847)
                                                        --------------                        ---------------
                  Gross profit                                 11,666                                 11,666

Selling, general and administrative expenses                   (5,549)                                (5,549)
Intercompany management fees                                       --            (681) (2)              (681)
Provision for bad debts                                          (151)                                  (151)
Other expenses                                                    (21)                                   (21)
                                                        --------------    ------------        ---------------
                  Operating income                              5,945            (681)                 5,264

Interest income (expense):
         Interest expense, net                                    (27)         (1,048) (1)            (1,075)
         Intercompany interest expense                         (6,404)          6,404  (1)                --
                                                        --------------    ------------        ---------------
                                                               (6,431)          5,356                 (1,075)
                                                        --------------    ------------        ---------------

                  Income (loss) before income
                     taxes                                       (486)          4,675                  4,189

Income taxes (benefit)                                            (13)            711    (3)             698
                                                        --------------    ------------        ---------------

                  Net income (loss)                  $           (473)          3,964                  3,491
                                                        ==============    ============        ===============

Basic and diluted net income per share                                                     $            1.45
                                                                                              ===============

Weighted average shares outstanding used in basic
and diluted per share calculation (4)                                                              2,400,000
                                                                                              ===============














See notes to unaudited pro forma combined financial statements.



NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

FOR THE FISCAL YEAR ENDED JULY 3, 1999 AND THE NINE MONTHS ENDED APRIL 1, 2000

(in thousands of dollars, unless otherwise noted)

The following is a summary of the adjustments reflected in the unaudited pro forma combined statements of operations:

1) To reflect interest expense on new borrowings from the new credit agreement lender of $10,000 under a term loan and amounts outstanding under a revolver loan (including working capital borrowings to replace intercompany borrowings for working capital needs)at an assumed interest rate (including the amortization of lender fees) of 9.5%. Also, to reflect the elimination of intercompany interest expense for the nine months ended April 1, 2000 and the fiscal year ended July 3, 1999 totaling $6,404 and $9,457, respectively, on the intercompany debt owed by Delta Apparel to Delta Woodside and subsidiaries. If the interest rate on Delta Apparel's outstanding new borrowings were increased by 1/8 percent, Delta Apparel's pro forma interest expense would have been approximately $33 higher in the fiscal year ended July 3, 1999 and approximately $15 higher in the nine months ended April 1, 2000.

2) To reflect intercompany management fees for the nine month period ended April 1, 2000 of $681, related to payroll and purchasing administrative expenses, director fees, SEC reporting expenses, software expenses and audit fees. The amount was adjusted based upon the historical amount charged by Delta Woodside for the year ended July 3, 1999.

3)   To reflect estimated tax liability.

4) To reflect earnings per share based on the weighted-average shares outstanding assuming a distribution of one Delta Apparel share for every ten Delta Woodside shares outstanding on the record date.


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                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS


     You should read the following discussion in conjunction with Delta Apparel's historical financial statements and the notes to those statements included elsewhere in this document.

     The following discussion contains various "forward-looking statements". Please refer to "Forward-Looking Statements May Not Be Accurate" for a description of the uncertainties and risks associated with forward-looking statements.

OVERVIEW OF RESULTS OF OPERATIONS

     Fiscal year 1995 was the last full fiscal year that Delta Apparel achieved an operating profit. Business operations were negatively impacted over the following several years as Delta Apparel closed its United States sewing plants and moved its sewing operations off shore to lower wage countries. During the same period, most competitors of Delta Apparel also moved sewing operations off-shore and selling prices for T-shirts started a decline that continued through the first six months of fiscal year 2000. For example, the average sale price of a dozen of Delta Apparel's basic T-shirt dropped approximately 33% from fiscal year 1996 to the third quarter of fiscal year 2000. Sales prices have dropped in response to lower sewing costs and a general decline in the cost of raw materials, particularly cotton. Recently, sales prices have stopped their decline, and Delta Apparel believes that the rate of price declines is likely to slow generally as the industry completes its move of production facilities off-shore and to the extent that raw material price declines slow or are reversed.

     Delta Apparel's shift in manufacturing locations led to losses on the disposal of fixed assets associated with the closing of United States sewing plants. Delta Apparel also made the decision in fiscal 1998, based on management's assessment of expected future cash flows and business conditions, to take an impairment charge of $7.3 million to write-off the excess of cost over net assets acquired.

     The industry trends have required Delta Apparel to develop the infrastructure to manage an off-shore manufacturing system and to implement and continue to improve new information systems to respond to the need for additional data. Delta Apparel has also modernized its textile manufacturing facility in Maiden, North Carolina. During the last two years, Delta Apparel believes that it strengthened its management team as well, by bringing in a new Chief Executive Officer and a new Chief Financial Officer.

     Delta Apparel believes that its past and ongoing investments in off-shore sewing operations and modernization of its domestic fabric manufacturing operations provide it with a cost structure that will allow it to compete effectively in the activewear T-shirt markets. Additionally, Delta Apparel believes that its enterprise resource planning system gives it competitive advantages in production, inventory control, invoicing, accounts receivable collection and customer service.

     Delta Apparel has developed a three-year business plan that attempts to take advantage of the investments made and the core competencies believed to exist in its business. This plan includes continued improvements in Delta Apparel's information technology and a balanced marketing approach that targets three channels of distribution, namely sales to distributors, catalog direct sales and private label sales. Delta Apparel has commenced implementation of this business plan and believes that this is part of the reason for the improvement in the results of its operations since the end of fiscal year 1999.

     Delta Apparel's operating results are dependent in large part on orders from retailers, distributors, and screen printers that supply finished garments to retailers. Generally, when retail sales of apparel are strong, Delta Apparel benefits. Delta Apparel's operating results are also dependent on the utilization of its manufacturing facilities. Delta Apparel did not fully utilize its facilities during fiscal 1999. Delta Apparel believes that it will operate

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its  facilities  at or near full capacity  during fiscal 2000,  even though that capacity has increased as a result of Delta Apparel's modernization of its knit and dye operations in fiscal years 1998 and 1999. Delta Apparel invested over $7 million in capital improvements in fiscal years 1998 and 1999, resulting in increased capacity and lower operating costs.

FIRST NINE MONTHS OF FISCAL  YEAR 2000  VERSUS  FIRST NINE MONTHS OF FISCAL YEAR
1999

     Net Sales. Net sales for the nine month period ended April 1, 2000 were $77.5 million as compared to net sales of $63.7 million for the prior year nine month period. This increase was due to significantly higher unit volume (up 38%, accounting for $24.3 million) at lower average selling prices (down 12%, accounting for $(10.5) million). Delta Apparel does not expect fiscal year 2000 fourth quarter unit volume to represent as great a percentage increase over fiscal year 1999 fourth quarter unit volume, due to significantly lower inventory levels at April 1, 2000 as compared to March 27, 1999.

     Gross Margin. Gross profit and gross profit margin for the first nine month period of fiscal year 2000 were $11.7 million and 15.0%, respectively, as compared to $4.6 million and 7.2%, respectively, in the prior year nine month period. The improvement is partially due to a $2.4 million adjustment to fixed assets resulting from a physical inventory completed in the third quarter of fiscal 1999. In addition, the lower average selling prices were largely offset by lower costs of raw materials and lower manufacturing costs, driven by improved manufacturing efficiencies and higher capacity utilization in the fiscal year 2000 nine month period.

     Selling General and Administrative Expenses. For the nine month period ended April 1, 2000, selling, general and administrative expenses were $5.7 million, or 7.4% of sales, a decrease of $2.7 million from the prior year nine month period of $8.4 million, or 13.2% of sales. This decrease was due to a number of factors, including lower corporate overhead, reduced bad debt expense, lower commission expense, and a reduction in distribution expense. This lower level of selling, general and administrative spending is expected to continue in the future.

     Operating Income. For the nine month period ended April 1, 2000 operating income was $5.9 million or 7.7% of sales. The $9.9 million improvement from the operating loss of $4.0 million for the prior year nine month period was due to the factors described above.

     Net Interest Expense. For the nine month period ended April 1, 2000, net interest expense was $6.4 million, as compared to $6.9 million for the nine month period ended March 27, 1999. The decrease in interest expense was primarily a result of a 9% decrease in the average principal balance outstanding on affiliated debt.

     Taxes. The effective tax benefit rate was 2.7% for the nine months ended April 1, 2000 as compared to the effective tax benefit of 0.5% for the nine months ended March 27, 1999. Although both periods reflected a pretax loss, the current period's tax benefit is larger due to the release of valuation allowance previously set up against net operating losses.

     Net Loss. The net loss for the nine month period ended April 1, 2000 of $0.5 million was $10.3 million lower than the net loss of $10.8 million for the prior year period. This decrease was due to the factors described above.

     Inventories. Inventories at Delta Apparel at April 1, 2000 were $31.2 million as compared to $46.0 million on March 27, 1999. This reduction in inventory was due to lower units on hand, better management of in process inventory, and the lower manufacturing cost of goods described above.

     Capital Expenditures. Capital expenditures were $1.3 million for the nine month period ended April 1, 2000 as compared to $2.5 for the prior year period. This decrease was due to a reduction in spending for domestic textile modernization.

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
     Order Backlog. Delta Apparel's order backlog at April 1, 2000 was $18.3 million, a $12.4 million decrease from the $30.7 million at March 27, 1999. In the third quarter of fiscal 1999, as a result of excessive inventory quantities, Delta Apparel began offering special pricing as part of Delta Apparel's inventory reduction plan. This caused the March 27, 1999 order backlog to be unusually high and to increase significantly over the December 26, 1998 backlog amount. Due to the lower inventory levels during fiscal 2000, these special pricing allowances were not given, thereby causing the order backlog at April 1, 2000 to be significantly less than at March 27, 1999. Delta Apparel believes that backlog orders can give a general indication of future sales.

FISCAL YEAR 1999 VERSUS FISCAL YEAR 1998

     Net Sales. Net sales for fiscal year 1999 were $107 million, which was consistent with net sales of $108 million in fiscal year 1998. Fiscal year 1999 net sales included $5.0 million of outside yarn sales from the Rainsford plant versus none in fiscal year 1998. Control of operations, management and net assets of the Rainsford plant was transferred by Delta Mills to Delta Apparel in April 1998, and the results of operations and net assets of the Rainsford plant have been included in Delta Apparel since that time. Lower fiscal year 1999 net sales were the result of lower unit prices (down 11%, accounting for $(5.7) million) partially offset by increased unit sales (up 12%, accounting for $11.7 million) as compared to fiscal year 1998. Part of the average lower sales prices resulted from reserves that were established for sales promotion programs to distributors ($0.5 million), an increase in the reserve for general returns and allowances that resulted from a higher rate of returns and allowances during the fiscal year ($0.3 million), and a higher number of unresolved chargebacks at the end of the fiscal year ($0.3 million).

     Gross Profit. Gross profit increased to $5.7 million in fiscal year 1999 from $4.1 million in fiscal year 1998, and gross profit margin increased to 5.3% in fiscal year 1999 from 3.8% in fiscal year 1998, as a result of lower raw material costs and better manufacturing efficiencies. Included in fiscal year 1999 is a charge of $1.7 million to increase reserves on certain discontinued and slow moving inventory categories.

     Selling General and Administrative Expenses. During the year ended July 3, 1999, selling, general and administrative expenses were $13.7 million, as compared to $13.9 million during the year ended June 27, 1998, a decrease of $0.2 million or 1.4%. For the year ended July 3, 1999, expenses in this category were 12.8% of net sales as compared to 12.9% of net sales for the year ended June 27, 1998. The decrease in selling, general and administrative expenses was driven by a reduction of $1.3 million in administrative cost offset by bad debt expense of $1.6 million which was $1.0 million higher than the amount in fiscal 1998. The lower administrative cost resulted from headcount and cost reductions. The higher bad debt cost resulted from reserves established of approximately $1.0 million for two customer bankruptcies. In addition, the reserve for bad debt also increased in the fiscal year due to a higher level of aged receivables.

     Operating Loss. The fiscal year 1999 operating loss was $9.7 million, compared to an operating loss of $17.8 million in fiscal 1998. Delta Apparel's improved gross profit contributed to the reduction in operating loss for fiscal year 1999. The fiscal 1998 operating loss included an impairment charge of $7.3 million that was recorded to write off the excess of cost over assigned value of net assets acquired, as described below under the subheading "Fiscal year 1998 versus fiscal year 1997." The fiscal 1999 operating loss included a $1.4 million impairment charge to adjust the carrying value of certain plant assets, primarily with respect to the Washington, Georgia sewing facility and the Knoxville, Tennessee distribution center. The Washington, Georgia facility incurs significantly higher operating cost as compared to off-shore sewing operations. The distribution center is a multistory building, which creates distribution inefficiencies. Both assets had book values in excess of their respective market values. In the impairment charge, Delta Apparel recognized the inability for the facilities to generate cash flow that would warrant the excess book value. Both of these facilities were written down to their respective estimated fair values.

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
     Net Interest Expense. For the year ended July 3, 1999, net interest expense was $9.6 million, as compared to $6.4 million for the year ended June 27, 1998. The increase in interest expense was primarily a result of the higher average principal balance outstanding on affiliated debt. Pursuant to the distribution agreement, the affiliated debt has recently been contributed to equity or repaid and replaced with significantly lower levels of third party debt. See "Capitalization"; "Unaudited Pro Forma Combined Financial Statements".

     Taxes. The effective tax rate for the year ended July 3, 1999 was 0.5% as compared to a (0.4)% effective tax rate for the year ended June 27, 1998. Although both years reflected a pretax loss, the year ended July 3, 1999 had less of a tax benefit due to increasing the valuation allowance for net operating loss carryover benefits which may not be recognized in the future.

     Net Loss. Net loss for the year ended July 3, 1999, was $19.2 million, as compared to $24.3 million for the year ended June 27, 1998, due to the factors described above.

     Inventories. Inventories at Delta Apparel at July 3, 1999 totaled $27 million, compared to $32 million at June 27, 1998. The decrease resulted primarily from a strategic focus to improve raw material and work in process inventory management utilizing the benefits gained from the implementation of enterprise-wide resource planning software, as well as a $1.7 million charge to increase reserves on certain discontinued and slow moving inventory categories.

     Capital Expenditures. Capital expenditures in fiscal 1999 were $3.6 million as compared to $3.7 million in fiscal 1998. These investments were primarily for the modernization of the textile operations, which has resulted in increased capacity and lower costs, as well as the implementation of the Enterprise Wide Resource Planning system.

FISCAL YEAR 1998 VERSUS FISCAL YEAR 1997

     Net Sales. Net sales for fiscal year 1998 were $108 million, a decline of 4.4% from net sales of $113 million in fiscal year 1997. The decline in sales was due almost entirely to lower unit prices (down 4.2%).

     Gross Profit. Gross profit increased from $3.3 million in fiscal year 1997 to $4.1 million in fiscal year 1998, and gross profit margin increased from 2.9% in fiscal year 1997 to 3.8% in fiscal year 1998, as a result of lower raw material prices and lower manufacturing cost resulting from the shift of sewing operations off-shore more than offsetting lower selling prices.

     Selling General and Administrative Expenses. During the year ended June 27, 1998, selling, general and administrative expenses were $13.9 million, as compared to $9.5 million during the year ended June 28, 1997, an increase of $4.4 million or 46%. This increase is attributable to an increase in advertising expense and an increase in general and administrative personnel cost.

     Operating Loss. As part of the close for fiscal year 1997, due to the loss of NIKE (Delta Apparel's largest customer), which had contributed to Delta Apparel suffering a significant operating loss, an impairment analysis was performed that compared the net book value of Delta Apparel's long lived assets to projected undiscounted cash flows. The projected undiscounted cash flows exceeded the net book value of the long lived assets, so no impairment was deemed to exist at that time. During the third quarter of fiscal year 1998., Delta Woodside announced significant restructuring plans, including the shut down of Stevcoknit knit fabrics division and the transfer to operational control of the Rainsford plant to Delta Apparel. Delta Apparel's results through the first three quarters of fiscal year 1998 were disappointing and considerably below the estimates made as part of the year end close of fiscal year 1997 due to Delta Apparel's inability to replace the lost business and continuing to operate at a loss. Additionally, the apparel industry appeared to have undergone significant structural adverse change. These conditions triggered a second review of impairment at Delta Apparel. At that time, Delta Apparel's projected undiscounted cash flows were less than the net book value of its long lived assets, including the net book value of the Rainsford plant. The cash flows were discounted at 8%, which resulted in a $12.4 million impairment. $7.3 million of this was allocated to the excess of cost over assigned value of net assets acquired associated with the assets of Delta Apparel and $5.1 million was

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
allocated to the Rainsford plant. Accordingly, a charge of $7.3 million was taken to write-off this excess of cost over assigned value of net assets acquired. The Rainsford plant was deemed acquired by Delta Apparel in April 1998 at its written down cost. The fiscal year 1998 operating loss, including this write-off of the excess of cost over assigned value of net assets acquired, was $17.8 million compared to an operating loss of $6.4 million in the fiscal year 1997. The increased operating loss was primarily a result of the goodwill write-off, but was also due to the increase in selling, general and administrative expenses.

     Net Interest Expense. For the year ended June 27, 1998, net interest expense was $6.4 million, as compared to $5.9 million for the year ended June 28, 1997. The increase in interest expense was primarily a result of the higher average principal balance outstanding on affiliated debt.

     Taxes. The effective tax rate for the year ended June 27, 1998 was (0.4)% as compared to a 1.7% effective tax rate for the year ended June 28, 1997. Although both years reflected a pretax loss, in fiscal year 1998 Delta Apparel had more tax expense recognized due to higher permanent non-deductible differences.

     Net Loss. Net loss for the year ended June 27, 1998, was $24.3 million, as compared to $12.1 million for the year ended June 28, 1997. The difference was due to the factors described above.

     Inventories. Inventories at Delta Apparel at June 27, 1998 totaled $32 million, compared to $41 million at June 28, 1997. The decrease was due primarily to lower finished goods and work in process inventory resulting from a production cutback during fiscal year 1998 in order to maintain a lower amount of working capital.

     Capital Expenditures. Capital expenditures in fiscal 1998 were $3.7 million as compared to $2.3 million in fiscal 1997. The increased spending in 1998 was a result of the textile modernization program.

LIQUIDITY AND CAPITAL RESOURCES

     Historical

     In the first nine months of fiscal year 2000 and in each of fiscal years 1999, 1998 and 1997, Delta Apparel's source of liquidity and capital has been the informal borrowing arrangement it has had with its parent company, Delta Woodside. As funds were needed, the affiliated debt was increased, and as funds were generated, the affiliated debt was decreased.

     Delta Apparel's operating activities resulted in $8.8 million of cash provided in the first nine months of fiscal 2000 as compared to $11.6 million of net cash used in the first nine months of fiscal 1999. Delta Apparel's operating activities resulted in uses of cash of $6.8 million in fiscal year 1999, $12.6 million in fiscal year 1998 and $13.7 million in fiscal year 1997. The cash provided in the first nine months of fiscal year 2000 was primarily due to a reduction in accounts receivable and an increase in accounts payable and accrued expenses and was after the charge of $6.4 million of interest due to Delta Woodside on affiliated debt in the first nine months of fiscal year 2000. The uses of cash in each of the fiscal years 1999, 1998 and 1997 were primarily associated with net losses incurred in each of these years. These net losses included interest charges on the affiliated debt of $9.5 million in fiscal year 1999, $6.5 million in fiscal year 1998 and $6.1 million in fiscal year 1997.

     Capital expenditures were $3.6 million in the year ended July 3, 1999 and $3.7 million in the year ended June 27, 1998. Capital expenditures in both these years were primarily related to the modernization of knitting, dyeing and finishing facilities, as well as the implementation of an Enterprise Wide Resource Planning system. Delta Apparel expects fiscal 2000 capital expenditures, primarily for a slight capacity increase and maintenance, to approximate $2.0 million.

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     Pro Forma

     Pursuant to the distribution agreement, all net debt amounts (other than certain accounts payable) owed to Delta Woodside by the corporations that previously had conducted the Delta Apparel Company division's business and the Duck Head Apparel Company division's business have been contributed to capital or repaid. As a result of this action, Delta Apparel no longer owes any amounts to Delta Woodside, other than for yarn purchased from Delta Mills prior to the Delta Apparel distribution and as otherwise specifically provided in the distribution agreement or the tax sharing agreement.

     Also in connection with the Delta Apparel distribution, Delta Apparel has entered into the following financing arrangements:

     - Delta Apparel has entered into a credit agreement with a lending institution, under which the lender has provided Delta Apparel with a $10 million term loan and a 3-year $25 million revolving credit facility. All loans under the credit agreement will bear interest at rates based on an adjusted LIBOR rate plus an applicable margin or a banks prime rate plus an applicable margin. Delta Apparel has granted the lender a first mortgage lien on or security interest in substantially all of its assets. Delta Apparel will have the option to increase the revolving credit facility from $25 million to $30 million, provided that no event of default exists under the facility.

     - The credit agreement contains limitations on, or prohibitions of, cash dividends, stock purchases, related party transactions, mergers, acquisitions, sales of assets, indebtedness and investments.

     - Principal of the term loan will be repaid in monthly installments of principal based on a 60 month amortization, with payment of all outstanding principal and interest required upon earlier termination of the credit facility.

     - Under the revolving credit facility, Delta Apparel is able to borrow up to $25 million (including a $10.0 million letter of credit subfacility) subject to borrowing base limitations based on accounts receivable and inventory levels.

     The pro forma statements included in this document under the heading "Unaudited Pro Forma Combined Financial Statements" assume that these capital contributions and intercompany debt repayments had occurred and these new debt facilities were in place as of April 1, 2000 (for purposes of the pro forma balance sheet) or the beginning of the 1999 fiscal year (for purposes of the pro forma income statements). Using the same assumptions as are in these pro forma income statements, if the Delta Apparel distribution had taken place at the beginning of fiscal year 1999, the cash generated by operating activities during fiscal year 1999 would have been approximately $0.1 million (as compared to $6.8 million actual use of cash from operations). The lower use of cash would have been mainly due to $6.9 million less interest expense on the institutional lender debt as compared to the actual interest charged on the affiliated debt.

     Using the same assumptions as are in the pro forma income statements, if the Delta Apparel distribution had taken place at the beginning of fiscal year 1999, cash provided by operating activities during the first nine months of fiscal year 2000 would have been approximately $12.8 million. This $4.0 million increase in cash provided by operations would have been due to lower interest payments on the institutional lender debt as compared to the actual interest charged on the affiliated debt.

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     In  connection  with the Delta  Apparel  distribution,  Delta  Apparel  has purchased from Delta Mills the Rainsford plant, located in Edgefield, South Carolina, and related inventory. Delta Mills and Delta Apparel agreed that the purchase price for these assets would be the assets' book value as of the effective date of the sale. The purchase price for the real property, furniture, fixtures and equipment was approximately $12.0 million and the purchase price for the inventory and other tangible personal property was approximately $1.4 million. This purchase price was paid in cash in the amount of approximately $12.5 million and by the assumption by Delta Apparel of certain liabilities aggregating approximately $0.9 million as of the effective date of the sale. Delta Apparel paid the cash portion of the purchase price with borrowings under its credit facility.

     Typically, Delta Apparel's peak borrowing needs are in the third and fourth fiscal quarters. When Delta Apparel entered into its new credit facility, it owed amounts to the lender on Delta Woodside's existing credit facility or to Delta Woodside for certain borrowings made to fund Delta Apparel's needs after January 1, 2000. These borrowings were refinanced by proceeds of Delta Apparel's new credit facility.

     Delta Apparel expects that its peak borrowing needs will be in its third and fourth fiscal quarters and that during those quarters it may need to draw or set aside for letters of credit approximately $15 million under its revolving credit facility for working capital purposes and letters of credit. Approximately forty-five percent of the face amount of outstanding documentary letters of credit will reduce the amount available under the revolving credit facility for working capital loans.

     Based on these expectations, Delta Apparel believes that its $25 million revolving credit facility should be sufficient to satisfy its foreseeable working capital needs, and that the cash flow generated by its operations and funds available under its revolving credit line should be sufficient to service its debt payment requirements, to satisfy its day-to-day working capital needs and to fund its planned capital expenditures. Any material deterioration in Delta Apparel's results of operations, however, may result in Delta Apparel losing its ability to borrow under its revolving credit facility and to issue letters of credit to suppliers or may cause the borrowing availability under that facility not to be sufficient for Delta Apparel's needs.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Commodity Risk Sensitivity. As a part of Delta Apparel's business of converting fiber to finished apparel, Delta Apparel makes raw cotton purchase commitments and then fixes prices with cotton merchants who buy from producers and sell to textile manufacturers. Delta Apparel may seek to fix prices up to 18 months in advance of delivery. Daily price fluctuations are minimal, yet long-term trends in price movement can result in unfavorable pricing of cotton for Delta Apparel. Before fixing prices, Delta Apparel looks at supply and demand fundamentals, recent price trends and other factors that affect cotton prices. Delta Apparel also reviews the backlog of orders from customers as well as the level of fixed price cotton commitments in the industry in general. At April 1, 2000, a 10% decline in the market price of the cotton covered by Delta Apparel's fixed price contracts would have had a negative impact of approximately $1.4 million on the value of the contracts.

     Interest Rate Sensitivity. Delta Apparel's credit agreement provides that the interest rate on outstanding amounts owed shall bear interest at variable rates. An interest rate increase would have a negative impact on Delta Apparel to the extent that it has borrowings outstanding under either its term loan or its revolving line of credit. Based on the assumptions used in preparing the pro forma statements of operations contained under the heading "Unaudited Pro Forma Combined Financial Statements", if the interest rate on Delta Apparel's outstanding indebtedness had been increased by 1% of the debt's average outstanding principal balance, Delta Apparel's pro forma interest expense would have been approximately $231,000 higher in the fiscal year ended July 3, 1999 and approximately $111,000 higher in the nine months ended April 1, 2000. The actual increase in interest expense resulting from a change in interest rates would depend on the magnitude of the increase in rates and the average principal balance outstanding.

YEAR 2000 COMPLIANCE

     The Year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, software programs that have time sensitive components may recognize a date represented as "00" as the year 1900 rather than the year 2000.

     To date, Delta Apparel has spent approximately $401,000 on Year 2000 compliance issues, including the purchase of hardware and the cost of third party consultants. Based on Delta Apparel management's current assessment, Delta Apparel does not anticipate incurring any material additional costs associated with the Year 2000 issue.

     Delta Apparel has not suffered any material adverse effect as a result of the Year 2000 problem.

DIVIDENDS AND PURCHASES BY DELTA APPAREL OF ITS OWN SHARES

     Delta Apparel's ability to pay cash dividends or purchase its own shares will largely be dependent on its future results of operations and compliance with its loan covenants. Delta Apparel's credit agreement permits the payment of cash dividends in an amount up to 25% of cumulative net income (excluding extraordinary or unusual non-cash items), provided that no event of default exists or would result from that payment and after the payment at least $6.0 million remains available under the revolving credit facility. Delta Apparel's credit agreement also permits up to an aggregate of $3.0 million of purchases by Delta Apparel of its own stock provided that no event of default exists or would result from that action and after the purchase at least $3.0 million remains available under the revolving credit facility.

     Delta Apparel currently anticipates that it will pay no cash dividends to its stockholders for the foreseeable future. If Delta Apparel's board of directors determines at any time that the purchase of its own stock is in the best interests of its stockholders and that the purchase complies with its loan covenants, Delta Apparel may purchase its own shares in the market or in privately negotiated transactions.

     In general, any future cash dividend payments will depend upon Delta Apparel's earnings, financial condition, capital requirements, compliance with loan covenants and other relevant factors.

                            BUSINESS OF DELTA APPAREL


     The following discussion contains various "forward-looking statements". Please refer to "Forward-Looking Statements May Not Be Accurate" for a description of the uncertainties and risks associated with forward-looking statements.

     Delta Apparel is a Georgia corporation with its principal executive offices located at 3355 Breckinridge Blvd., Suite 100, Duluth, Georgia 30096 (telephone number: 770-806-6800). Delta Apparel was incorporated in 1999.

     The following information under this heading, "Business of Delta Apparel", describes Delta Apparel as if the transactions contemplated by the distribution agreement had been consummated at the beginning of the periods described. All references in this document to Delta Apparel refer to Delta Apparel, Inc., together with its subsidiaries.

BUSINESS

     Delta Apparel is a vertically integrated supplier of knit apparel, particularly T-shirts, sportswear and fleece goods. Approximately 92% of Delta Apparel's fiscal year 1999 sales were of T-shirts. Delta Apparel specializes in selling to the decorated knit apparel marketplace products such as blank T-shirts, golf shirts and fleece sweatshirts. Delta Apparel sells its products to distributors, screen printers and private label accounts.

     Products, Marketing and Manufacturing
     -------------------------------------

     Delta Apparel markets a standard set of knit garments with standard colors under the Delta Apparel label to distributors, who resell to printers, and directly to large printer accounts. Delta Apparel also supplies knit apparel to private label customers under the customers' label. Approximately 40% of Delta Apparel's sales are to screen printers and approximately 35% to distributors, with the balance of its sales to private label accounts. Generally, sales to distributors and large printers are driven by availability of competitive products and price. Margins are generally 4 to 10 percentage points higher in the private label business, which is also characterized by slightly higher customer loyalty.

     Delta Apparel's marketing is performed primarily by employed sales personnel located throughout the country. Delta Apparel maintains a sales office in New York City. Sales personnel call directly on the retail trade, contacting department stores, distributors, screen printing companies and mass marketers such as discount houses. Delta Apparel also utilizes independent sales representatives to sell to screen printing companies. Most knit apparel items are inventoried based on forecasts to permit quick shipment and to level production schedules. Special knit apparel items and customer private label knit apparel styles generally are made only to order.

     Delta Apparel's sales reflect some seasonality, with sales during the first and fourth fiscal quarters generally being highest and sales during the second fiscal quarter generally being the lowest.

     Delta Apparel spins the majority of its yarn at its modern facility in Edgefield, South Carolina, with the remainder being purchased from outside vendors. The business knits, dyes, finishes and cuts virtually all its fabric in a company owned plant in Maiden, North Carolina. In order to expand its textile production capacity, Delta Apparel is establishing an arrangement with a third party textile manufacturer under which the manufacturer will supply textile fabrics to Delta Apparel. Delta Apparel sews most of its garments in two leased facilities in Honduras and a small part of its production at a company owned plant in Georgia. Delta Apparel also uses outside sewing contractors when demand exceeds internal production capacity or it is cost-effective to do so. Approximately 25% of Delta Apparel's current sewing requirements are satisfied by outside contractors. All products are distributed from Delta Apparel's distribution center in Tennessee. During the last three years, Delta Apparel has opened its two Honduras plants and closed five sewing plants in the United States. At 1999, 1998 and 1997 fiscal year ends, Delta Apparel's long-lived assets in Honduras comprised 6.6%, 4.9% and 11.8%, respectively, of Delta
Apparel's total net property, plant and equipment. Delta Apparel is currently planning to establish a leased sewing facility in Mexico which could commence production by the end of calendar year 2000.

     Fabrics used by Delta Apparel are primarily 100% cotton and polyester/cotton blends. Cotton is acquired from several suppliers. Although Delta Apparel purchases polyester fiber from one supplier, Delta Apparel does not believe that the loss of this supplier would have a material adverse effect on it.

     Delta Apparel's principal raw material is cotton. Delta Apparel's average price per pound of cotton purchased and consumed (including freight and carrying cost) was $.678 in fiscal year 1999, $.817 in fiscal year 1998, $.833 in fiscal year 1997 and $.616 in the first nine months of fiscal year 2000. In fiscal year 2000 Delta Apparel expects to use approximately 40 million pounds of cotton in its manufacture of yarn. Delta Apparel has contracted to purchase and has fixed the price for approximately 100% of its expected cotton requirements for fiscal year 2000. For fiscal year 2001, Delta Apparel had, at April 1, 2000, contracted to purchase approximately 73% and fixed the price on approximately 39% of its expected cotton requirements. The percentage of its cotton requirements that Delta Apparel fixes each year varies depending upon its forecast of future cotton prices. Current cotton market prices are at relatively low levels. Delta Apparel believes that recent cotton prices have enabled it to contract for cotton at prices that will permit it to be competitive with other companies in the United States apparel industry when the cotton purchased for future use is put into production. To the extent that cotton prices decrease before Delta Apparel uses these future purchases, Delta Apparel could be materially and adversely affected, as there can be no assurance that it would be able to pass along its own relatively higher costs to its customers. In addition, to the extent that cotton prices increase and Delta Apparel has not provided for its requirements with fixed price contracts, Delta Apparel may be materially and adversely affected, as there can be no assurance that it would be able to pass along these increased costs to its customers. Since the middle of fiscal year 1999, polyester prices have been increasing.

     No customer accounted for more than 10% of Delta Apparel's sales in the first nine months of fiscal year 2000 or in fiscal year 1999 or fiscal year 1998. Approximately 25% of Delta Apparel's fiscal year 1997 sales were to NIKE, Inc. As a consequence of the loss of this account (which resulted from Delta Apparel's inability at that time to service a private label program of that magnitude), part of Delta Apparel's strategy is not to become dependent on any particular customer.

     Many customers place multi-month orders, but request shipment at their discretion. Third party carriers are used to ship products to Delta Apparel's customers.

     Business Strategy
     -----------------

     Delta Apparel's strategy is to provide the best value to its customers with respect to the products it manufactures. This strategy includes the following components:

     -    Consistently produce high quality products.

     - Provide excellent customer service with respect to rapid and accurate delivery, a close tie in to the customers' inventory needs and order monitoring.

     - Shift the product mix to better margin items, such as youth style, long sleeve and heather T-shirts.

     - Take advantage of being largely a totally vertical producer to reduce costs, plan efficient production, implement exacting controls and provide consistent products.

     - Use its Honduran facilities to manufacture most of its product, taking advantage of the favorable wage differential offered by that country.

     - Establish a Mexican sewing plant to take advantage of the favorable wage differential offered by that country and the benefits offered by NAFTA.

     - Use its Georgia plant to produce goods needed on a quick turnaround basis.

     -    Increase the focus on a relatively small range of core basic products.

     -    Have a balanced mix of customers.

     -    Improve its management of inventory and accounts receivable.

     -    Increase production capacity to the extent economically feasible.

     Delta Apparel's management believes that this strategy will take advantage of the following market trends:

     -    Increasing   coordination,   including  electronic  data  interchange,
          between producers and retailers.

     - Compression of the supply chain, with retailers monitoring sales on a weekly or daily basis, carrying less inventory, demanding quicker response times from producers and requiring producers to keep the retailers' inventories stocked for quick delivery.

     - Because of the retailers' focus on cost reduction and enhancing narrow margins, virtually all productive capacity has gone off shore.

     -    Continued trend in the market toward more casual clothes.

     Competition
     -----------

     The cyclical nature of the apparel industry, characterized by rapid shifts in fashion, consumer demand and competitive pressures, results in both price and demand volatility. The demand for any particular product varies from time to time based largely upon changes in consumer preferences and general economic conditions affecting the apparel industry, such as consumer expenditures for non-durable goods. The apparel industry is also cyclical because the supply of particular products changes as competitors enter or leave the market.

     Delta Apparel competes with a number of United States and Canadian branded and private label manufacturers of knit apparel. Many of these companies are larger in size and have greater financial resources than Delta Apparel.

     Some of Delta Apparel's competitors offer their product on consignment (whereby the customer is not billed until the customer resells the product) or with extended payment terms (90 to 180 days) to customers in some market segments. Delta Apparel's current strategy does not include offering similar terms to its customers. Delta Apparel believes that the long-term benefits of its approach will outweigh any short-term loss of business that it may suffer as result of this practice by some of its competitors.

     Approximately three-quarters of the United States market sales of knit apparel are made by three major knit apparel manufacturers which are Delta Apparel's primary competitors. Based on mill dozens sold in 1998, Delta Apparel has an approximate 5% share of the market for decorated T-shirts for wholesalers and screen printers, which is up from 4% in 1996 and makes it a second tier supplier to the market. In fiscal year 1999, approximately 92% of Delta Apparel's sales were of T-shirts, 5% of Delta Apparel's sales were of fleece sweatshirts and 3% of Delta Apparel's sales were of other products.

     The principal competitive factors are price, service, delivery time, quality and flexibility, with the relative importance of each factor depending upon the needs of particular customers and the specific product offering. Delta Apparel's products face considerable price pressure. Delta Apparel's strategy is to provide the best value to its customers. Favorable competitive aspects of Delta Apparel's business are the relatively high quality of its products, its state of the art information systems, its relatively low distribution and selling and general administrative costs and the business' flexibility and process control, which leads to product consistency. These advantages derive from Delta Apparel being largely a totally vertical producer, its focus on service and quick order turn around times and its relatively low distribution costs. Delta Apparel's primary relative competitive disadvantage is that its Delta Apparel brand name is not as well known as the brand names of its largest competitors, such as Fruit-of-the-loom (reg. trademark), Hanes (reg. trademark) and Russell (reg. trademark).

     Employees
     ---------

     At April 1, 2000, Delta Apparel had approximately 2,100 employees. Delta Apparel's employees are not represented by unions. Delta Apparel believes that its relations with its employees are good.

     Environmental and Regulatory Matters
     ------------------------------------

     Delta Apparel is subject to various federal, state and local environmental laws and regulations concerning, among other things, wastewater discharges, storm water flows, air emissions, ozone depletion and solid waste disposal. Delta Apparel's plants generate very small quantities of hazardous waste, which are either recycled or disposed of off-site. Most of its plants are required to possess one or more discharge permits.

     Delta Apparel believes that it is in compliance in all material respects with federal, state, and local environmental statutes and requirements.

     Delta Apparel's Maiden, North Carolina textile plant has received complaints from downstream owners about the color of its effluent discharge into a river's tributary. Although Delta Apparel's current NPDES permit, which expires in July 2000, does not regulate the color of effluent, some additional regulatory control of color is likely to occur in the future. Delta Apparel believes that it can reduce the color of its effluent discharge at an estimated cost of approximately $200,000 to $300,000 per year.

     As a result of environmental rules relating to waste water discharge, any significant increase in production capacity of the Maiden, North Carolina plant would require significant expenditures for environmental studies and, depending on the results of those studies, possible significant other expenditures. The plant holds a permit to discharge 1 million gallons per day, and currently discharges approximately 950,000 gallons per day.

     Delta Apparel incurs capital and other expenditures in each year that are aimed at achieving compliance with current and future environmental standards. Generally, the environmental rules applicable to Delta Apparel are becoming increasingly stringent.

     Delta Apparel does not expect that the amount of these expenditures in the future will have a material adverse effect on its operations or financial condition. There can be no assurance, however, that future changes in federal, state, or local regulations, interpretations of existing regulations or the discovery of currently unknown problems or conditions will not require substantial additional expenditures. Similarly, the extent of Delta Apparel's liability, if any, for past failures to comply with laws, regulations and permits applicable to its operations cannot be determined.

     Legal Proceedings
     -----------------

     In April 1994, a product liability and wrongful death lawsuit, captioned Scelza, et al. v. Caldor, Inc., et al, was filed in the Supreme Court of the State of New York in New York County, New York, against Duck Head Apparel Company, Inc., a Tennessee corporation (which conducted the Delta Apparel Company division's business and the Duck Head Apparel Company division's business), and other parties. Venue of the lawsuit has been changed to the Supreme Court of the State of New York in Westchester County, New York. The lawsuit seeks $95 million, plus punitive damages and attorneys' fees, for the death in January 1993 of Mrs. Scelza allegedly caused by her bodysuit and Duck Head sweatshirt catching fire while she used a gas range. The lawsuit was previously stayed as a result of the bankruptcy of Caldor, Inc., a defendant in the case. The case is still in the preliminary stages and very little discovery has been completed. Because the allegedly defective sweatshirt would have been manufactured by the Delta Apparel Company division (if it was a Duck Head sweatshirt), Delta Apparel has agreed in the distribution agreement to indemnify Delta Woodside and Duck Head with respect to this lawsuit. Delta Apparel believes that any reasonably likely recovery in the lawsuit would be covered by insurance and, therefore, does not believe that the lawsuit will have a material adverse effect on Delta Apparel.

     All other pending litigation to which Delta Apparel is a party is ordinary routine product liability litigation or contract breach litigation incident to its business that does not depart from the normal kind of such actions. Delta Apparel believes that none of these actions, if adversely decided, would have a material adverse effect on its results of operations or financial condition taken as a whole.

PROPERTIES

     The following table provides a description of Delta Apparel's principal production and warehouse facilities.

                                                                  Approximate
                                                                    Square
Location                                       Utilization          Footage                  Owned/Leased
--------                                       -----------  ------------------               ------------

Duluth, GA                                   admin. offices         40,244                     Leased (1)
Rainsford Plant, Edgefield, SC                         spin        296,000                      Owned (2)
Maiden Plant, Maiden, NC                knit/dye/finish/cut        305,000                         Owned
Washington Plant, Washington, GA                        sew        129,800                         Owned
Distribution Center, Knoxville, TN             distribution        550,000                         Owned
Honduras Plant, San Pedro Sula,
 Honduras                                               sew         70,000                     Leased (3)
Honduras Plan, San Pedro Sula,
 Honduras                                               sew         30,000                     Leased (3)
------------------------------------
(1)  The lease of the Duluth, Georgia offices expires in August 2000.
(2)  In  connection  with  the  Delta  Apparel  distribution,  Delta  Mills  has
     transferred   title  to  the  Rainsford   plant  to  Delta   Apparel.   See
     "Relationships  Among Delta  Apparel,  Delta Woodside and Duck Head - Other
     Relationships".
(3)  The lease of each of these Honduras plants expires in November 2000.  Delta
     Apparel has an option to extend each lease for an additional 5 years.

     In addition, sales offices are leased in New York City on a month-to-month basis.

     Substantially all of Delta Apparel's assets are subject to liens in favor of Delta Apparel's credit agreement lender.

     Various factors affect the relative use by Delta Apparel of its own facilities and outside contractors in the various apparel production phases. Delta Apparel is currently using the majority of its internal production capacity.

     Delta Apparel believes that its equipment and facilities are generally adequate to allow it to remain competitive with its principal competitors.


                           MANAGEMENT OF DELTA APPAREL


DIRECTORS

     The following eight persons are the members of Delta Apparel's board of directors. Their term runs until the next annual meeting of stockholders of Delta Apparel or until their successors are duly elected and qualified. Each director is a citizen of the United States. There are no family relationships among the directors and the executive officers of Delta Apparel.


NAME AND AGE                          PRINCIPAL OCCUPATION                      DIRECTOR SINCE

William F. Garrett (59)         President of Delta Mills Marketing                  1998(1)
                                Company, a division of a subsidiary of
                                Delta Woodside (2)

C. C. Guy (67)                  Retired Businessman                                 1984(1)
                                Shelby, North Carolina (3) (10) (11)

Robert W. Humphreys (43)        President and Chief Executive Officer               1999
                                of Delta Apparel (4)

Dr. James F. Kane (68)          Dean Emeritus of the College of                     1986(1)
                                Business Administration of the
                                University of South Carolina
                                Columbia, South Carolina (5) (10) (11)(12)

Dr. Max Lennon (59)             President of Mars Hill College                      1986(1)
                                Mars Hill, North Carolina (6) (10) (11)(12)

E. Erwin Maddrey, II (59)       President and Chief Executive                       1984(1)
                                Officer of Delta Woodside;
                                Chairman of the Board of Delta
                                Apparel (7)

Buck A. Mickel (44)             President and Chief Executive Officer               1984(1)
                                of RSI Holdings, Inc.
                                Greenville, South Carolina (8) (11)

                                       73

Bettis C. Rainsford (48)        President of The Rainsford                          1984(1)
                                Development Corporation
                                Edgefield, South Carolina (9)

     (1) Includes service as a director of Delta Woodside and Delta Woodside's predecessor by merger, Delta Woodside Industries, Inc., a Delaware corporation (which this documents refers to as "Old Delta Woodside"), or any predecessor company to Old Delta Woodside.

     (2) William F. Garrett served as a divisional Vice President of J. P. Stevens & Company, Inc. from 1982 to 1984, and as a divisional President of J.
P. Stevens & Company, Inc. from 1984 until 1986, at which time the Delta Mills Marketing Company division was acquired by a predecessor of Old Delta Woodside. From 1986 until the present he has served as the President of Delta Mills Marketing Company, a division of a subsidiary of Delta Woodside. Upon consummation of the Delta Apparel distribution and the Duck Head distribution, Mr. Garrett will become President and Chief Executive Officer of Delta Woodside. Mr. Garrett also serves as a director of Delta Woodside and Duck Head.

     (3) C. C. Guy served as Chairman of the Board of Old Delta Woodside or its predecessors from the founding of Old Delta Woodside's predecessors in 1984 until November 1989. Since before the November 15, 1989 merger (which this document refers to as the "RSI Merger") of Old Delta Woodside into RSI Corporation, a South Carolina corporation which changed its name to Delta Woodside Industries, Inc. and is now Delta Woodside, he has been a director of RSI Holdings, Inc., and from before the RSI Merger until January 1995 he also served as President of RSI Holdings, Inc. RSI Holdings, Inc. until 1992 was engaged in the sale of outdoor power equipment, until 1994 was engaged in the sale of turf care products, until January 2000 was engaged in the consumer finance business and currently has ceased business operations but is evaluating other business opportunities. Prior to November 15, 1989, RSI Holdings, Inc. was a subsidiary of RSI Corporation. Mr. Guy served from October 1979 until November 1989 as President, Treasurer and a director of RSI Corporation. Prior to the RSI Merger, RSI Corporation owned approximately 40% of the outstanding shares of common stock of Old Delta Woodside and, among other matters, was engaged in the office supply business, as well as the businesses of selling outdoor power equipment and turf care products. Mr. Guy also serves as a director of Delta Woodside and Duck Head.

     (4) Robert W. Humphreys was elected President and Chief Executive Officer of Delta Apparel in December 1999. He was elected President of the Delta Apparel Company division in April 1999. He served as Vice President-Finance and Assistant Secretary of Delta Woodside from May 1998 to November 1999. From January 1987 to May 1998, Mr. Humphreys was President of Stevcoknit Fabrics Company, the knit fabrics division of a subsidiary of Delta Woodside.

     (5) Dr. James F. Kane is Dean Emeritus of the College of Business Administration of the University of South Carolina, having retired in 1993 as Dean, in which capacity he had served since 1967. He also serves as a director of Delta Woodside, Duck Head and Glassmaster Company.

     (6) Dr. Max Lennon was President of Clemson University from March 1986 until August 1994. He was President and Chief Executive Officer of Eastern Foods, Inc., which was engaged in the business of manufacturing and distributing food products, from August 1994 until March 1996. He commenced service in March 1996 as President of Mars Hill College. He also serves as a director of Delta Woodside, Duck Head and Duke Power Company.

     (7) E. Erwin Maddrey, II was President and Chief Executive Officer of Old Delta Woodside or its predecessors from the founding of Old Delta Woodside's predecessors in 1984 until the RSI Merger and he has served in these positions with Delta Woodside since the RSI Merger. Upon consummation of the Delta Apparel distribution and the Duck Head distribution, Mr. Maddrey will retire from his officer positions with Delta Woodside. He also serves as a director of Delta Woodside, Duck Head and Kemet Corporation.

     (8) Buck A. Mickel was a Vice President of Old Delta Woodside or its predecessors from the founding of Old Delta Woodside's predecessors until November 1989, Secretary of Old Delta Woodside from November 1986 to March 1987, and Assistant Secretary of Old Delta Woodside from March 1987 to November 1988. He served as Vice President and a director of RSI Holdings, Inc. from before the RSI Merger until January 1995 and as Vice President of RSI Holdings, Inc. from September 1996 until July 1998 and has served as President, Chief Executive Officer and a director of RSI Holdings, Inc. from July 1998 to the present. He served as Vice President of RSI Corporation from October 1983 until November 1989. Mr. Mickel also serves as a director of Delta Woodside and Duck Head.

     (9) Bettis C. Rainsford was Executive Vice President and Chief Financial Officer of Old Delta Woodside or its predecessors from the founding of Old Delta Woodside's predecessors in 1984 until the RSI Merger and served in these positions with Delta Woodside from the RSI Merger until October 1, 1999. Mr. Rainsford served as Treasurer of Old Delta Woodside or its predecessors or Delta Woodside from 1984 to 1986, from August 1988 to November 1988 and from November 1990 to October 1, 1999. He is President of The Rainsford Development Corporation which is engaged in general business development activities in Edgefield, South Carolina. Mr. Rainsford also serves as a director of Delta Woodside, Duck Head and Martin Color-Fi, Inc. and is a member of the managing entity of Mount Vintage Plantation Golf Club, LLC.

     (10) Member of Audit Committee.

     (11) Member of Compensation Committee.

     (12) Member of Compensation Grants Committee.

     The Delta Apparel board is considering the establishment of a board governance committee of the Delta Apparel board.

EXECUTIVE OFFICERS

     The following provides information regarding the executive officers of Delta Apparel.

Name and Age                       Position
------------                       --------

Robert W. Humphreys (43)           President and Chief Executive Officer (1)

Herbert M. Mueller (42)            Vice President, Chief Financial Officer
                                   and Treasurer (2)

Marjorie F. Rupp (48)              Vice President and Secretary (3)

-----------------------

     (1) See information under the subheading "Directors".

     (2) Herbert M. Mueller was elected to serve as Vice President, Chief Financial Officer and Treasurer of Delta Apparel in December 1999. He was elected to serve as Vice President of the Delta Apparel Company division in April 1998. Prior to joining the Delta Apparel Company division, Mr. Mueller served as Corporate Controller (from June 1991 to June 1997 and from October 1997 to April 1998) and Senior Director of Business Planning (from July 1997 to October 1997) of Swift Denim, a manufacturer of denim fabric.

     (3) Marjorie F. Rupp was elected Vice President and Secretary of Delta Apparel in December 1999. She was elected to serve as Vice President of Human Resources of the Delta Apparel Company division in July 1998. She served as Director of Human Resources for the Delta Apparel Company division from May 1992 until July 1998.

     Delta Apparel's executive officers are appointed by Delta Apparel's board of directors and serve at the pleasure of the Board.

MANAGEMENT COMPENSATION

     Summary Compensation Table
     --------------------------

     The following table sets forth information for the fiscal year ended July 3, 1999 respecting the compensation from Delta Woodside or any of its subsidiaries that was earned by Delta Apparel's current Chief Executive Officer and by the other current executive officer of Delta Apparel who earned salary and bonus in fiscal 1999 from Delta Woodside or any of its subsidiaries in excess of $100,000 (whom this document refers to collectively as the "Named Executives"). Except as described in the notes to the table with respect to Robert W. Humphreys, each individual listed in the table worked exclusively for the Delta Apparel Company division during fiscal year 1999 to the extent that individual was employed during that period by any member of the Delta Woodside group of corporations.

                                            SUMMARY COMPENSATION TABLE

                                                                               Long-Term
                          Annual Compensation                                 Compensation
                                                                                Awards
                                                                   Other
                                                                  Annual      Securities
                                                                  Compen-     Underlying       All Other
                                Fiscal   Salary      Bonus        sation        Options         Compen-
Name and Principal Position      Year    ($)(a)    ($)(a)(b)      ($)(c)        (#)(d)         sation ($)
---------------------------     ------   ------    ---------      -------     -----------      ----------

Robert W. Humphreys              1999    223,077     94,286        14,715             0      543,449 (f)(g)
   President and Chief
   Executive Officer,
   Delta Apparel division(e)

Herbert M. Mueller               1999    140,000     23,080         3,880             0          372 (f)(h)
   Vice President
   Delta Apparel
   division
-------------------------------

     (a) The amounts shown in the column include sums the receipt of which has been deferred pursuant to the Delta Woodside Savings and Investment Plan (the "Delta Woodside 401(k) Plan") or the Delta Woodside deferred compensation plan.

     (b) Amounts in this column are cash bonuses paid to reward performance.

     (c) The amounts in this column were paid by Delta Woodside in connection with the vesting of awards under the Delta Woodside Incentive Stock Award Plan and were in each case approximately sufficient, after the payment of all applicable income taxes, to pay the participant's federal and state income taxes attributable to the vesting of the award.

     (d) For purposes of this table, awards under the Delta Woodside Incentive Stock Award Plan are treated as options.

     (e) This was Mr. Humphreys' principal position with Delta Apparel during fiscal 1999. Mr. Humphreys became the President and chief executive officer of Delta Apparel in April 1999. The compensation information provided for Mr. Humphreys includes all compensation earned by him in fiscal 1999 in whatever capacity from Delta Woodside and its subsidiaries. For a description of the compensation that Delta Woodside has agreed to pay Mr. Humphreys for his services as President and chief executive officer of Delta Apparel, see the material under the sub-heading below, "Robert W. Humphreys Employment Contract". Delta Apparel has assumed Delta Woodside's obligations under this agreement in connection with the Delta Apparel distribution.

     (f) The Delta Woodside 401(k) Plan allocation shown for the fiscal year was allocated to the participant's account during that fiscal year, although all or part of the allocation may have been determined in whole or in part on the basis of the participant's compensation during the prior fiscal year.

     (g) The fiscal 1999 amount represents $666 Delta Woodside contribution allocated to Mr. Humphrey's account in the Delta Woodside 401(k) Plan, $375 contributed by Delta Woodside to Delta Woodside's deferred compensation plan as payment for the amount of Delta Woodside contributions to the Delta Woodside 401(k) Plan for fiscal year 1998 that were not made for Mr. Humphreys because of Internal Revenue Code contribution limitations, $2,729 contributed by Delta Woodside to the Delta Woodside 401(k) Plan for Mr. Humphreys with respect to his compensation deferred under the Delta Woodside 401(k) Plan, $137,241 received as a bonus relating to the period while he was President of Stevcoknit Fabrics Company (a division of a subsidiary of Delta Woodside), $2,438 earned on Mr. Humphreys' deferred compensation at a rate in excess of 120% of the federal mid-term rate and $400,000 paid in connection with his undertaking the position of President and chief executive officer of the Delta Apparel Company division.

     (h) Represents the Delta Woodside contribution allocated to Mr. Mueller's account in the Delta Woodside 401(k) Plan.

     Aggregated  Option Exercises in Last Fiscal Year and Fiscal Year-End Option
     ---------------------------------------------------------------------------
     Values
     ------

     The following table provides information respecting the exercise by any Named Executive during fiscal 1999 of awards granted under Delta Woodside's Incentive Stock Award Plan and options granted under Delta Woodside's Stock Option Plan, and the fiscal year end value of any unexercised outstanding awards and options. For purposes of this table, awards under Delta Woodside's Incentive Stock Award Plan are treated as options.

                       AGGREGATED OPTION EXERCISES IN LAST
                      FISCAL YEAR AND FY-END OPTION VALUES




                        Shares
                       Acquired       Value     Number of Securities Underlying         Value of Unexercised
                      on Exercise    Realized             Unexercised                 In-the-Money Options at
     Name                (#)           ($)           Options at FY-End (#)                    FY-End ($)(a)
     ----             -----------   ---------   -------------------------------       ------------------------

                                                     Exercisable     Unexercisable     Exercisable     Unexercisable
                                                     -----------     -------------     -----------     -------------


Robert W. Humphreys         3,000        17,784         22,875              5,625         78,807             14,414

Herbert M. Mueller            800         8,622          1,500              4,500          8,906             26,719
-------------------------------------

(a) Based on the closing sales price of $5.9375 per Delta Woodside share on July 2, 1999.

     Director Compensation
     ---------------------

     Delta Apparel will pay each current director who is not an officer of Delta Apparel a fee of $6,667 per year, plus will provide each of these directors approximately $3,333 annually with which shares of Delta Apparel's common stock will be purchased. These Delta Apparel shares may be newly issued or acquired in the open market for this purpose. Each non-officer director will also be paid $500 ($750 for the committee chair) for each committee meeting attended, $250 for each telephonic board and committee meeting in which the director participates and $500 for each board meeting attended in addition to 4 quarterly board meetings. Each director will also be reimbursed for reasonable travel expenses in attending each meeting.

     Delta Apparel anticipates that any non-officer director subsequently added to the Delta Apparel Board will be paid a fee of $13,334 per year, plus be provided approximately $6,666 per year with which shares of Delta Apparel's common stock will be purchased. Each of these additional directors will be paid the same meeting fees as payable to Delta Apparel's current directors. Delta Apparel anticipates that the fees payable to Delta Apparel's existing directors will increase over a five year period to be the same as the fees payable to any additional directors.

     Robert W. Humphreys Employment Contract
     ---------------------------------------

     During fiscal 1999, Delta Woodside's board of directors began to consider strategic alternatives to enhance stockholder value, some of which might have led to a change in control of all or a significant part of Delta Woodside. In order to provide an incentive for certain of Delta Woodside's key executives to remain in Delta Woodside's employ while these alternatives were examined, Delta Woodside entered into severance agreements in December 1998 with, among others, Robert W. Humphreys (President and Chief Executive Officer of Delta Apparel). Pursuant to each of these agreements, Delta Woodside agreed that, if the applicable officer's position were eliminated because of downsizing, restructuring or a change of control between the date of the letter and the end of December 2000, the officer would be paid a severance equal to two years' salary at the time of termination, in addition to the officer's regular severance.

     In addition to his positions with Delta Apparel, Robert W. Humphreys served until November 4, 1999 as Vice President-Finance and Assistant Secretary of Delta Woodside. In April 1999, Mr. Humphreys was appointed to the additional position of President and chief executive officer of the Delta Apparel Company division. In connection with this new position, Delta Woodside agreed in an April 1999 letter that (a) Mr. Humphreys' salary is $300,000 effective with the pay period beginning April 26, 1999, (b) he will be paid a bonus of at least $300,000 for the 2000 fiscal year if he remains in his new position during that year, (c) for fiscal 1999 he would be on the corporate bonus plan for the first ten months, then at the guaranteed minimum annual $300,000 rate for the eleventh and twelfth months of fiscal 1999, (d) Delta Woodside will pay his travel and lodging expenses for commuting to the division's headquarters in Duluth, Georgia, (e) if he remains as President and Chief Executive Officer of the Delta Apparel business as a spun-out separate public company (if that spin-off were to occur), he will participate in a Delta Apparel bonus plan commencing with the 2001 fiscal year and he will be granted options under a Delta Apparel performance based stock option plan for shares equal to approximately five percent of the post-spin-off outstanding shares of Delta Apparel, (f) the December 1998 severance agreement was modified to provide that the two years' severance amount, based on a $200,000 annual salary rate, was earned in fiscal 1999 and he would no longer be entitled to Delta Woodside's regular severance and (g) if the restructuring/spin-offs under consideration of the Delta Apparel business and the Duck Head Apparel business do not occur, he will be elected as a member of Delta Woodside's board of directors. Delta Apparel has assumed Delta Woodside's obligations under the April 1999 letter in connection with the Delta Apparel distribution.

     Delta Apparel Stock Option Plan
     -------------------------------

     Under the Delta Apparel stock option plan, the compensation committee (or, in the case of at least the Named Executives, the compensation grants committee) of the Delta Apparel board of directors will have the discretion to grant options for up to an aggregate maximum of 500,000 Delta Apparel shares.

     The purpose of the Delta Apparel option plan is to promote the growth and profitability of Delta Apparel and its subsidiaries by increasing the personal participation of key and middle level executives in the performance of Delta Apparel and its subsidiaries, by enabling Delta Apparel and its subsidiaries to attract and retain key and middle level executives of outstanding competence and by providing these key and middle level executives with an equity opportunity in Delta Apparel. The compensation committee (or, in the case of at least the Named Executives, the compensation grants committee) of the Delta Apparel board of directors will administer the Delta Apparel option plan.

     Participation in the Delta Apparel option plan is determined by the applicable committee and is limited to those key and middle level executives, who may or may not be officers or members of the Delta Apparel board of directors, of Delta Apparel or one of its subsidiaries who have the greatest impact on Delta Apparel's long-term performance. In making any determination as to the key and middle level executives to whom options will be granted and the number of shares that will be subject to each option, the applicable committee is to take into account, in each case, the level and responsibility of the executive's position, the executive's performance, the executive's level of compensation, the assessed potential of the executive and those other factors that the applicable committee deems relevant to the accomplishment of the purposes of the plan. Directors who are not also employees of Delta Apparel are not eligible to participate in the Delta Apparel option plan. The Delta Apparel option plan provides that no more than 125,000 Delta Apparel shares may be covered by grants made under the plan in any fiscal year to any particular employee.

     In the discretion of the applicable committee, options granted under the Delta Apparel option plan may be "incentive stock options" for federal income tax purposes. Delta Apparel is not allowed a deduction at any time in connection with, and the participant is not taxed upon either the grant or the exercise of, an "incentive stock option." The difference between the exercise price of an incentive stock option and the market value of the shares of common stock at the date of exercise, however, constitutes a tax preference item for the participant in the year of exercise for alternative minimum tax purposes. Among other requirements, the stock acquired by the participant must be held for at least two years after the option is granted and for at least one year after the option is exercised for the option to qualify as an incentive stock option. If the participant satisfies these holding period requirements, the participant will be taxed only upon any gain realized upon disposition of the stock. The participant's gain will be equal to the difference between the sales price of the stock and the exercise price. If an incentive stock option is exercised after the death of the employee by the estate of the decedent, or by a person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the decedent, none of the holding period requirements apply.

     If the participant fails to satisfy the holding period requirements, the option will be treated in a manner similar to options that are not incentive stock options. The participant is generally not taxed upon the grant of an option that is not an incentive stock option. Upon exercise of any the option, however, the participant recognizes ordinary income equal to the difference between the fair market value of the shares acquired on the date of exercise and the exercise price. Subject to Section 162(m) of the Internal Revenue Code (relating to limitations on corporate income tax deduction of certain executive compensation in excess of $1 million), generally Delta Apparel receives a deduction for the amount the participant reports as ordinary income arising from the exercise of the option. Upon a subsequent sale or disposition of the stock, the holder would be taxable on any excess of the selling price over the fair market value of the stock at the date of exercise. If the participant fails to satisfy the holding period requirements with respect to an option that would otherwise qualify as an incentive stock option, (i) ordinary income to the participant and, subject to Section 162(m) of the Internal Revenue Code, the deduction for Delta Apparel will arise at the time of the early disposition of the stock and will equal the excess of (a) the lower of the fair market value of the shares at the time of exercise or the sales price of the shares at the time of disposition over (b) the exercise price, and (ii) if the sales price of the stock at the time of the early disposition exceeds the fair market value of the shares at the time of exercise, the participant will also recognize capital gain income equal to that excess.

     Delta Apparel will attempt, to the maximum extent possible, to structure grants under the Delta Apparel option plan to the Named Executives in a manner that satisfies the deductibility requirements of Section 162(m) of the Internal Revenue Code.

     The term of each option will be established by the applicable committee, but will not exceed ten years (or five years in the case of an incentive stock option recipient who owns stock having more than ten percent of the total combined voting power of all classes of stock of Delta Apparel), and the option will be exercisable according to the schedule that the applicable committee may determine. The recipient of an option will not pay Delta Apparel any amount at the time the option is granted. If an option expires or terminates for any reason without having been fully exercised, the unpurchased shares subject to the option will again be available for the purposes of the Delta Apparel option plan.

     Under the Delta Apparel option plan, the applicable committee determines the period of time (up to three months), if any, during which an option may be exercised after the participant's termination of employment with Delta Apparel. However, if a participant dies while in the employ of Delta Apparel or (if so determined by the applicable committee at the date of grant) within three-months after termination of employment or if a participant's employment is terminated by reason of having become permanently and totally disabled, the option may be exercised during the one-year period after the participant's death or termination of employment due to disability. In no event, however, may an option be exercised after the expiration of its fixed term.

     The price per share at which each option granted under the Delta Apparel option plan may be exercised will be the price set by the applicable committee at the time of grant based on the criteria adopted by the applicable committee in good faith; provided, however, in the case of an option intended to qualify as an incentive stock option, the price per share will not be less than the fair market value of the stock at the time the option is granted (or 110% of fair market value if the recipient of an incentive stock option owns stock having more than ten percent of the total combined voting power of all classes of stock of Delta Apparel). The Delta Apparel option plan provides that in no event will the exercise price per share of an option be less than 50% of the fair market value per share of Delta Apparel's common stock on the date of the option grant.

     Options may be exercised by the participant tendering to Delta Apparel payment in cash in full of the exercise price for the shares as to which the option is exercised. The applicable committee may determine at the time of grant that the recipient will be permitted to pay the exercise price in Delta Apparel shares rather than in cash.

     The Delta Apparel option plan may be terminated or amended by the board of directors (or committee of the Board), except that stockholder approval would be required in the event an amendment were to increase the number of Delta Apparel shares issuable under the plan (other than an increase pursuant to the antidilution provisions of the plan).

     The Delta Apparel option plan provides that it will terminate on the close of business on February 14, 2010, and no options will be granted under the plan thereafter, but termination will not affect any option granted under the plan before the termination date.

     As described in "Interests of Directors and Executive Officers in the Delta Apparel Distribution - Receipt of Delta Apparel Stock Options and Delta Apparel Incentive Stock Awards", the compensation grants committee or the compensation committee of the Delta Apparel board of directors currently expects to grant, within the first six months after the Delta Apparel distribution, stock options under the Delta Apparel option plan to the executive officers of Delta Apparel.

     Delta Apparel Incentive Stock Award Plan
     ----------------------------------------

     Under the Delta Apparel incentive stock award plan, the compensation committee (or, in the case of at least the Named Executives, the compensation grants committee) of the Delta Apparel board of directors has the discretion to grant awards for up to an aggregate maximum of 200,000 Delta Apparel shares.

     The purposes of the Delta Apparel incentive stock award plan are to establish or increase the equitable ownership in Delta Apparel by key and middle level management employees of Delta Apparel and its subsidiaries and to provide incentives to key and middle level management employees of the Delta Apparel and its subsidiaries through the prospect of stock ownership.

     The Delta Apparel incentive stock award plan authorizes the applicable committee to grant to officers or other key management employees or middle level management employees of Delta Apparel or any of its subsidiaries rights to acquire Delta Apparel shares at a cash purchase price of $.01 per share. Awards may be made to reward past performance or to induce exceptional future performance. The applicable committee will administer the Delta Apparel incentive stock award plan and determine the officers or key or middle level management employees to whom awards will be granted and the number of shares to be covered by any award. Directors who are not also employees are not eligible to participate in the plan. The Delta Apparel incentive stock award plan provides that no more than 20,000 Delta Apparel shares may be covered by awards granted under the plan in any fiscal year to any particular employee.

     A participant may receive an incentive stock award only upon execution of an incentive stock award agreement with Delta Apparel. The incentive stock award agreement sets forth the circumstances under which the award (or portion of the award) is forfeited. These circumstances may include (i) the termination of employment of the participant with Delta Apparel or any of its subsidiaries, for any reason other than death, retirement or permanent total disability, prior to the vesting date for the award (or portion of the award), and (ii) those additional circumstances (which could include the failure by Delta Apparel to meet specified performance criteria) that may be deemed appropriate by the applicable committee. The forfeiture circumstances may vary among the shares covered by an award. In the event an award (or portion of the award) is forfeited pursuant to the terms of the applicable incentive stock award agreement, the participant will immediately have no further rights under the award (or portion of the award) or in the shares covered thereby, and the shares will again become available for purposes of the Delta Apparel incentive stock award plan.

     Each incentive stock award agreement sets forth the circumstances under which the award (or portion of the award) will vest. These circumstances may include (i) the participant being an employee with Delta Apparel or any subsidiary on the date set forth in the incentive stock award agreement and (ii) those additional circumstances (which could include Delta Apparel having met specified performance criteria) that may be deemed appropriate by the applicable committee. The vesting circumstances may vary among the shares covered by an award. In the event an award (or portion of the award) vests pursuant to the terms of the applicable incentive stock award agreement, Delta Apparel will issue and deliver, or cause to be issued and delivered, to the participant or his or her legal representative, certificate(s) for the number of shares covered by the vested portion of the award, subject to receipt by Delta Apparel of the $.01 per share cash purchase price.

     The recipient of an award will not pay Delta Apparel any amount at the time of the receipt of the award. Ordinarily, the holder of an award will realize taxable income, for federal income tax purposes, when the award (or portion of the award) vests in an amount equal to the excess of the fair market value of the covered shares on the date the award (or portion of the award) vests over the $.01 per share cash purchase price. At the same time, subject to Section 162(m) of the Internal Revenue Code, Delta Apparel should generally be allowed a tax deduction equivalent to the holder's taxable income arising from that vesting. The Delta Apparel incentive stock award plan provides that, at or about the time the award (or portion of the award) vests, Delta Apparel will pay the participant cash sufficient to pay the participant's income tax liability associated with the vesting and receipt of that cash. This cash payment would be taxable as income to the participant and, subject to Section 162(m), generally deductible by Delta Apparel.

     The portion of any Delta Apparel incentive stock award that vests or is paid based on a participant being an employee at specified dates will not satisfy the requirements of Section 162(m) of the Internal Revenue Code. Delta Apparel will attempt, however, to the maximum extent possible, to structure the portion of incentive stock awards made to the Named Executives that vests or is paid in accordance with performance criteria in a manner that satisfies the deductibility requirements of Section 162(m). Delta Apparel anticipates that all compensation payable pursuant to the plan will be deductible by Delta Apparel because no Named Executive is expected to receive aggregate compensation that counts against the Section 162(m) cap in excess of $1 million in any fiscal year in which compensation paid pursuant to the plan becomes taxable.

     Until the issuance and delivery to the participant of certificate(s) for shares pursuant to the vesting of an award, the participant has none of the rights of a stockholder with respect to those shares.

     The Delta Apparel incentive stock award plan provides that the board of directors (or committee of the Board) may terminate or amend the plan, except that stockholder approval is required in the event any amendment would increase the total number of Delta Apparel shares covered by the plan (except in connection with the antidilution provisions of the plan).

     As described in "Interests of Directors and Executive Officers in the Delta Apparel Distribution - Receipt of Delta Apparel Stock Options and Delta Apparel Incentive Stock Awards", the compensation grants committee or the compensation committee of the Delta Apparel board of directors currently expects to grant, within the first six months after the Delta Apparel distribution, incentive stock awards to the executive officers of Delta Apparel.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following directors serve on the Compensation Committee of Delta Apparel's board of directors: C.C. Guy, Dr. James F. Kane, Dr. Max Lennon and Buck A. Mickel.

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
     The following directors serve on the Compensation Grants Committee of Delta Apparel's board of directors: Dr. James F. Kane and Dr. Max Lennon.

     C.C.  Guy  served  as  Chairman  of the  Board  of  Delta  Woodside  or its
predecessors (and their respective subsidiaries) from the founding of Delta Woodside's predecessors in 1984 until November 1989. Buck A. Mickel was a Vice President of Delta Woodside or its predecessors (and their respective subsidiaries) from the founding of Delta Woodside's predecessors until November 1989, Secretary of Delta Woodside or its predecessors (and their respective subsidiaries) from November 1986 to March 1987, and Assistant Secretary of Delta Woodside or its predecessors (and their respective subsidiaries) from March 1987 to November 1988.


               SECURITY OWNERSHIP OF SIGNIFICANT BENEFICIAL OWNERS
                                 AND MANAGEMENT


     Based on the beneficial ownership of Delta Woodside shares as of May 19, 2000, the following table sets forth what the beneficial ownership of Delta Apparel's common stock would be immediately following the Delta Apparel distribution by (i) any person that would beneficially own more than five percent of the outstanding common stock of Delta Apparel, (ii) the directors of Delta Apparel, (iii) the Named Executives of Delta Apparel, and (iv) all directors and executive officers of Delta Apparel as a group. Unless otherwise stated in the notes to the table, Delta Apparel believes that the persons named in the table would have sole voting and investment power with respect to all shares of common stock of Delta Apparel shown as beneficially owned by them. On May 19, 2000, 23,307,645 Delta Woodside shares were outstanding, corresponding to 2,330,764 Delta Apparel shares. The table does not include Delta Apparel shares that would be covered by stock options that may be granted under Delta Apparel's stock option plan or incentive stock awards that may be granted under Delta Apparel's incentive stock award plan. See "Interests of Directors and Executive Officers in the Delta Apparel Distribution - Receipt of Delta Apparel Stock Options and Delta Apparel Incentive Stock Awards".


                                                  Shares
                                                  Beneficially
Beneficial Owner                                  Owned           Percentage
----------------                                  ------------    ----------

Reich & Tang Asset Management L. P. (1)           300,700              12.9%
600 Fifth Avenue
New York, New York  10020

Franklin Resources, Inc. (2)                      224,000               9.6%
Franklin Advisory Services, LLC
Charles B. Johnson
Rupert H. Johnson, Jr.
777 Mariners Island Boulevard
San Mateo, California  94404

Dimensional Fund Advisors Inc. (3)                193,822               8.3%
1299 Ocean Avenue, 11th Floor
Santa Monica, California  90401

E. Erwin Maddrey, II (4)(20)                      347,592              14.8%
233 North Main Street
Suite 200
Greenville, SC  29601

Bettis C. Rainsford (5)(20)                       334,218              14.3%
108-1/2 Courthouse Square
Post Office Box 388
Edgefield, SC  29824

Buck A. Mickel (6) (7)(20)                        158,742               6.8%
Post Office Box 6721
Greenville, SC  29606

Micco Corporation (7)                             124,063               5.3%
Post Office Box 795
Greenville, SC  29602

Minor H. Mickel (7)(8)(20)                        157,804               6.8%
415 Crescent Avenue
Greenville, SC  29605

Minor M. Shaw (7) (9)                             152,008               6.5%
Post Office Box 795
Greenville, SC  29602

Charles C. Mickel (7) (10)                        149,694               6.4%
Post Office Box 6721
Greenville, SC  29606

William F. Garrett (11)(20)                        27,171               1.2%

C. C. Guy (12)(20)                                  3,848               (19)

Robert W. Humphreys (13)(20)                        8,996               (19)

Dr. James F. Kane (14)(20)                          4,055               (19)

Dr. Max Lennon (15)(20)                             2,881               (19)

Herbert M. Mueller (16)                               845               (19)

Marjorie F. Rupp (17)                                 711               (19)

All current directors and executive officers
as a group (10 Persons) (18)(20)                  889,059              38.1%


     (1) This  information  is based on an amendment  dated February 14, 2000 to
Schedule 13G that was filed with the Securities and Exchange Commission by Reich & Tang Asset Management L. P. (which this document refers to as "Reich & Tang") with respect to Delta Woodside's common stock and on telephone confirmation received from Reich & Tang on May 15, 2000. In the amendment, Reich & Tang reported that, with respect to Delta Woodside's common stock, it had shared voting power and shared dispositive power with respect to all of the shares shown. The amendment reported that the shares of Delta Woodside's common stock were held on behalf of certain accounts for which Reich & Tang provides investment advice and as to which Reich & Tang has full voting and dispositive power for as long as it retains management of the assets. According to the amendment, each account has the right to receive and the power to direct the receipt of dividends from, or the proceeds from the sale of, the Delta Woodside shares. The amendment reported that none of such accounts has an interest with respect to more than 5% of the outstanding shares of Delta Woodside's common stock.

     (2) This  information  is based on an amendment  dated  January 19, 2000 to
Schedule 13G that was filed with the Securities and Exchange Commission by Franklin Resources, Inc. (which this document refers to as "FRI") with respect to Delta Woodside's common stock. In the amendment, FRI reported that, with respect to Delta Woodside's common stock, the shares shown in the table above were beneficially owned by one or more investment companies or other managed accounts that are advised by one or more direct and indirect investment advisory subsidiaries of FRI. The amendment reported that the advisory contracts grant to the applicable investment advisory subsidiary(ies) all investment and/or voting power over the securities owned by their investment advisory clients. Accordingly, such subsidiary(ies) may be deemed to be the beneficial owner of the shares shown in the table. The amendment reported that Charles B. Johnson and Rupert H. Johnson, Jr. (whom this document refers to as the "FRI Principal Shareholders") (each of whom has the same business address as FRI) each own in excess of 10% of the outstanding common stock and are the principal shareholders of FRI and may be deemed to be the beneficial owners of securities held by persons and entities advised by FRI subsidiaries. The amendment reported that one of the investment advisory subsidiaries, Franklin Advisory Services, LLC (whose address is One Parker Plaza, Sixteenth Floor, Fort Lee, New Jersey 07024), has sole voting and dispositive power with respect to all of the shares shown. FRI, the FRI Principal Shareholders and the investment advisory subsidiaries disclaim any economic interest or beneficial ownership in the shares shown in the table above and are of the view that they are not acting as a "group" for purposes of the Securities Exchange Act of 1934, as amended. The amendment reported that Franklin Balance Sheet Investment Fund, a series of Franklin Value Investors Trust, a company registered under the Investment Company Act of 1940, has an interest in more than 5% of the class of securities reported in the amendment.

     (3) This information is based on an amendment to Schedule 13G dated February 4, 2000 and a Schedule 13F filed on May 4, 2000 that were filed with the Securities and Exchange Commission by Dimensional Fund Advisors Inc. (which this document refers to as "Dimensional") with respect to Delta Woodside's common stock. Dimensional reported that it had sole voting power and sole dispositive power with respect to all of the shares shown. The amendment reports that Dimensional furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts, that all of the shares of Delta Woodside's common stock were owned by such investment companies, trusts or accounts, that in its role as investment adviser or manager Dimensional possesses voting and/or investment power over the Delta Woodside shares reported, that Dimensional disclaims beneficial ownership of such securities and that, to the knowledge of Dimensional, no such investment company, trust or account client owned more than 5% of the outstanding shares of Delta Woodside's common stock.

     (4) Mr. Maddrey is a director of Delta Apparel. He is the President and Chief Executive Officer (from which officer positions he will resign in connection with the Delta Apparel distribution and the Duck Head distribution) and a director of Delta Woodside and a director of Duck Head. The number of shares shown as beneficially owned by Mr. Maddrey includes approximately 33,493 Delta Woodside shares (3,349 Delta Apparel shares) allocated to Mr. Maddrey's account in Delta Woodside's Employee Stock Purchase Plan, 431,470 Delta Woodside shares (43,147 Delta Apparel shares) held by the E. Erwin and Nancy B. Maddrey, II Foundation, a charitable trust, as to which shares Mr. Maddrey holds sole voting and investment power but disclaims beneficial ownership, and approximately 1,074 Delta Woodside shares (107 Delta Apparel shares) allocated to the account of Mr. Maddrey in the Delta Woodside 401(k) Plan. Mr. Maddrey is fully vested in the shares allocated to his account in the Delta Woodside 401(k) Plan.

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
     (5) Mr. Rainsford is a director of Delta Apparel. He is also a director of Delta Woodside and Duck Head. The number of shares shown as beneficially owned by Mr. Rainsford includes 47,945 Delta Woodside shares (4,794 Delta Apparel shares) held by The Edgefield County Foundation, a charitable trust, as to which shares Mr. Rainsford holds sole voting and investment power but disclaims beneficial ownership, and approximately 167 Delta Woodside shares (16 Delta Apparel shares) allocated to the account of Mr. Rainsford in the Delta Woodside 401(k) Plan. Mr. Rainsford is fully vested in the shares allocated to his account in the Delta Woodside 401(k) Plan.

     On December 14, 1999, Mr. Rainsford filed an amendment to his Schedule 13D in which he stated that he was filing the amendment to disclose the fact that he is considering the possibility of making an offer to purchase those Delta Woodside shares that he does not currently own. The amendment stated that the terms and financing for any such offer have not yet been established by Mr. Rainsford. The amendment stated that Mr. Rainsford was considering making this offer because of his strong disagreement with the recently announced decision by the Delta Woodside board of directors to spin-off Duck Head Apparel Company and Delta Apparel Company. The amendment stated that Mr. Rainsford has significant concerns regarding the tax ramifications to Delta Woodside's shareholders of the recently announced spin-offs as well as significant concerns regarding the value and liquidity of the spun-off shares after the spin-off. The amendment stated that Mr. Rainsford strongly objected to the adoption on December 9, 1999 by the Delta Woodside board of directors of new Bylaws containing anti-takeover provisions and an anti-takeover Shareholder Rights Plan. The amendment stated that, in his capacity as an officer, director and significant shareholder of Delta Woodside, Mr. Rainsford has discussed and proposed a variety of alternatives as to how best to restructure Delta Woodside. The amendment stated that, if certain alternatives proposed by Mr. Rainsford were pursued and consummated, such a transaction could result in a substantial change in Delta Woodside's corporate organization and operations, including particularly the possible sale of the Duck Head Apparel Company and/or the Delta Apparel Company divisions. The amendment stated that Mr. Rainsford may modify or change his intentions based upon developments in Delta Woodside's business, discussions with Delta Woodside, actions of management or a change in market or other conditions or other factors. The amendment stated that Mr. Rainsford will continually consider modifications of his position, or may take other steps, change his intentions, or trade in Delta Woodside's securities at any time, or from time to time.

     (6) Buck A. Mickel is a director of Delta Apparel. He is also a director of Delta Woodside and Duck Head. The number of shares shown as beneficially owned by Buck A. Mickel includes 330,851 Delta Woodside shares (33,085 Delta Apparel shares) directly owned by him, all of the 1,240,634 Delta Woodside shares (124,063 Delta Apparel shares) owned by Micco Corporation, and 2,871 Delta Woodside shares (287 Delta Apparel shares) held by him as custodian for a minor. See Note (7).

     (7) Micco Corporation owns 1,240,634 shares of Delta Woodside's common stock (124,063 Delta Apparel shares). The shares of common stock of Micco Corporation are owned in equal parts by Minor H. Mickel, Buck A. Mickel (a director of Delta Apparel), Minor M. Shaw and Charles C. Mickel. Buck A. Mickel, Minor M. Shaw and Charles C. Mickel are the children of Minor H. Mickel. Minor
H. Mickel, Buck A. Mickel, Minor M. Shaw and Charles C. Mickel are officers and directors of Micco Corporation. Each of Minor H. Mickel, Buck A. Mickel, Minor
M. Shaw and Charles C. Mickel disclaims beneficial ownership of three quarters of the shares of Delta Woodside's common stock and Delta Apparel shares owned by Micco Corporation. Minor H. Mickel directly owns 324,604 shares of Delta Woodside's common stock (32,460 Delta Apparel shares). Buck A. Mickel, directly or as custodian for a minor, owns 333,722 shares of Delta Woodside's common stock (33,372 Delta Apparel shares). Charles C. Mickel, directly or as custodian for his children, owns 256,210 shares of Delta Woodside's common stock (25,621 Delta Apparel shares). Minor M. Shaw, directly or as custodian for her children, owns 264,978 shares of Delta Woodside's common stock (26,497 Delta Apparel shares). Minor M. Shaw's husband, through an individual retirement account and as custodian for their children, beneficially owns approximately 14,474 shares of Delta Woodside's common stock (1,447 Delta Apparel shares), as to which shares Minor M. Shaw may also be deemed a beneficial owner. Minor M. Shaw disclaims beneficial ownership with respect to these shares and with respect to the 2,748 shares of Delta Woodside's common stock (274 Delta Apparel shares) held by her as custodian for her children. The spouse of Charles C. Mickel owns 100 shares of Delta Woodside's common stock (10 Delta Apparel shares), as to which shares Charles C. Mickel may also be deemed a beneficial owner. Charles C. Mickel disclaims beneficial ownership with respect to these shares and with respect to the 3,510 shares of Delta Woodside's common stock (351 Delta Apparel shares) held by him as custodian for his children. Buck A. Mickel disclaims beneficial ownership with respect to the 2,871 shares of Delta Woodside's common stock (287 Delta Apparel shares) held by him as custodian for a minor.

     (8) The number of shares shown as beneficially owned by Minor H. Mickel includes 324,604 Delta Woodside shares (32,460 Delta Apparel shares) directly owned by her, and all of the 1,240,634 Delta Woodside shares (124,063 Delta Apparel shares) owned by Micco Corporation. See Note (7).

     (9) The number of shares shown as beneficially owned by Minor M. Shaw includes 264,978 Delta Woodside shares (26,497 Delta Apparel shares) owned by her directly or as custodian for her children, approximately 14,474 Delta Woodside shares (1,447 Delta Apparel shares) beneficially owned by her husband through an individual retirement account or as custodian for their children, and all of the 1,240,634 Delta Woodside shares (124,063 Delta Apparel shares) owned by Micco Corporation. See Note (7).

     (10) The number of shares shown as beneficially owned by Charles C. Mickel includes 256,210 Delta Woodside shares (25,621 Delta Apparel shares) owned by him directly or as custodian for his children, 100 Delta Woodside shares (10 Delta Apparel shares) owned by his wife and all of the 1,240,634 Delta Woodside shares (124,063 Delta Apparel shares) owned by Micco Corporation. See Note (7).

     (11) William F. Garrett is a director of Delta Apparel. He is also a director of Delta Woodside and Duck Head. The number of shares shown as beneficially owned by Mr. Garrett includes approximately 598 Delta Woodside shares (59 Delta Apparel shares) that are held in two dividend reinvestment accounts, one of which has approximately 78 Delta Woodside shares (7 Delta Apparel shares) and is registered in the names of William Garrett and Anne Garrett, though Mr. Garrett has sole voting and dispositive power of these shares. It also includes approximately 2,088 Delta Woodside shares (208 Delta Apparel shares) allocated to Mr. Garrett's account in the Delta Woodside 401(k) Plan. Mr. Garrett is fully vested in the shares allocated to his account in the Delta Woodside 401(k) Plan. The number of shares shown in the table includes an aggregate of 95,000 unissued Delta Woodside shares (9,500 Delta Apparel shares) subject to employee stock options under Delta Woodside's stock option plan. Not all of these options will become exercisable within 60 days or less under the current provisions of the Delta Woodside stock option plan and the pertinent grants; however, it is expected that Mr. Garrett will enter into an amendment to his options pursuant to which all of his options will become exercisable prior to the Delta Apparel distribution, and it is likely that this amendment will become effective within the next 60 days. Consequently, all of Mr. Garrett's outstanding options are included in the table. See, "Interests of Directors and Executive Officers in the Delta Apparel Distribution -- Early Exercisability of Delta Woodside Stock Options."

     (12) C. C. Guy is a director of Delta Apparel. He is also a director of Delta Woodside and Duck Head. The number of shares shown as beneficially owned by C. C. Guy includes 18,968 Delta Woodside shares (1,896 Delta Apparel shares) owned by his wife, as to which shares Mr. Guy disclaims beneficial ownership.

     (13) Robert W. Humphreys is President and Chief Executive Officer and a director of Delta Apparel. The number of shares shown as beneficially owned by Mr. Humphreys includes approximately 1,138 Delta Woodside shares (113 Delta Apparel shares) allocated to Mr. Humphreys' account in the Delta Woodside 401(k) Plan. Mr. Humphreys is fully vested in the shares allocated to his account in the Delta Woodside 401(k) Plan. It also includes approximately 1,752 Delta Woodside shares (175 Delta Apparel shares) allocated to Mr. Humphreys' account in Delta Woodside's employee stock purchase plan. The number of shares shown in the table includes an aggregate of 22,500 unissued Delta Woodside shares (2,250 Delta Apparel shares) subject to employee stock options under Delta Woodside's stock option plan, all of which are currently exercisable.

     (14) Dr. James F. Kane is a director of Delta Apparel. He is also a director of Delta Woodside and Duck Head.

     (15) Dr. Max Lennon is a director of Delta Apparel. He is also a director of Delta Woodside and Duck Head.

     (16) Herbert M. Mueller is Vice President, Chief Financial Officer and Treasurer of Delta Apparel. The number of shares shown as beneficially owned by Mr. Mueller includes approximately 623 Delta Woodside shares (62 Delta Apparel shares) allocated to Mr. Mueller's account in Delta Woodside's employee stock purchase plan. The number of shares shown in the table includes an aggregate of 6,000 unissued Delta Woodside shares (600 Delta Apparel shares) subject to employee stock options under Delta Woodside's stock option plan. Not all of these options will become exercisable within 60 days or less under the current provisions of the Delta Woodside stock option plan and the pertinent grants; however, it is expected that Mr. Mueller will enter into an amendment to his options pursuant to which all of his options will become exercisable prior to the Delta Apparel distribution, and it is likely that this amendment will become effective within the next 60 days. Consequently, all of Mr. Mueller's outstanding options are included in the table. See, "Interests of Directors and Executive Officers in the Delta Apparel Distribution -- Early Exercisability of Delta Woodside Stock Options."

     (17) Marjorie F. Rupp is Vice President and Secretary of Delta Apparel. The number of shares shown as beneficially owned by Ms. Rupp includes an aggregate of 4,000 unissued Delta Woodside shares (400 Delta Apparel shares) subject to employee stock options under Delta Woodside's stock option plan. Not all of these options will become exercisable within 60 days or less under the current provisions of the Delta Woodside stock option plan and the pertinent grants; however, it is expected that Ms. Rupp will enter into an amendment to her options pursuant to which all of her options will become exercisable prior to the Delta Apparel distribution, and it is likely that this amendment will become effective within the next 60 days. Consequently, all of Ms. Rupp's outstanding options are included in the table. See, "Interests of Directors and Executive Officers in the Delta Apparel Distribution -- Early Exercisability of Delta Woodside Stock Options."

     (18) Includes all shares deemed to be beneficially owned by any current director or executive officer. Includes 4,467 Delta Woodside shares (446 Delta Apparel shares) held for the directors and executive officers on May 19, 2000 by the Delta Woodside 401(k) Plan. Each participant in the Delta Woodside 401(k) Plan has the right to direct the manner in which the trustee of the Plan votes the shares held by the Delta Woodside 401(k) Plan that are allocated to that participant's account. Except for shares as to which such a direction is made, the shares held by the Delta Woodside 401(k) Plan are not voted. Also includes 2,120 Delta Woodside shares (212 Delta Apparel shares) allocated to directors' and executive officers' accounts in Delta Woodside's employee stock purchase plan. The number of shares shown in the table includes an aggregate of 127,500 unissued Delta Woodside shares (12,750 Delta Apparel shares) subject to employee stock options under Delta Woodside's stock option plan held by directors and executive officers. Not all of these options will become exercisable within 60 days or less under the current provisions of the Delta Woodside stock option plan and the pertinent grants; however, it is expected that all directors and executive officers with outstanding options will enter into an amendment to their options pursuant to which all of their options will become exercisable prior to the Delta Apparel distribution, and it is likely that such amendments will become effective within the next 60 days. Consequently, all of such persons' outstanding options are included in the table. See, "Interests of Directors and Executive Officers in the Delta Apparel Distribution -- Early Exercisability of Delta Woodside Stock Options."

     (19) Less than one percent.

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
     (20) Includes the Delta Apparel shares attributable to the Delta Woodside shares that the Delta Woodside board of directors anticipates paying to certain directors and key executives prior to the record date for the Delta Apparel distribution and the Duck Head distribution, as described under "Interests of Directors and Executive Officers in the Delta Apparel Distribution - Payments in Connection with Delta Apparel Distribution and Duck Head Distribution." The other notes above to the table do not include these Delta Apparel shares or the Delta Woodside shares to which they relate.


                INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN
                         THE DELTA APPAREL DISTRIBUTION


     One or more executive officers of Delta Apparel and one or more members of the Delta Apparel board of directors will receive economic benefits as a result of the Delta Apparel distribution and the Duck Head distribution and may have other interests in the Delta Apparel distribution and the Duck Head distribution in addition to their interests as Delta Woodside stockholders. Some of these executive officers and directors will also be the beneficial owners of more than 5% of the outstanding shares of common stock of Delta Apparel immediately following the Delta Apparel distribution. See "Security Ownership of Significant Beneficial Owners and Management." The Delta Woodside board of directors was aware of these interests and considered them along with the other matters described above under "The Delta Apparel Distribution __ Background of the Delta Apparel Distribution" and "The Delta Apparel Distribution __ Reasons for the Delta Apparel Distribution."

RECEIPT OF DELTA APPAREL STOCK OPTIONS AND DELTA APPAREL INCENTIVE STOCK AWARDS

     The compensation grants committee of the Delta Apparel board of directors anticipates that, on one or more dates during the first six months following the Delta Apparel distribution, grants under the Delta Apparel stock option plan covering an aggregate of approximately 162,500 Delta Apparel shares will be made and awards under the Delta Apparel incentive stock award plan covering an aggregate of approximately 59,200 Delta Apparel shares will be made, including the following anticipated option and award grants to the following executive officers of Delta Apparel:

         Name and position                       Shares Covered by Options(1)     Shares Covered by
                                                                                         Awards(2)
         -----------------                       ----------------------------     -------------------

Robert W. Humphreys                                          62,500                  20,000
 President and Chief Executive Officer

Herbert M. Mueller                                           14,000                   6,000
 Vice President, Chief Financial Officer
 and Treasurer

Marjorie F. Rupp                                              8,000                   4,000
 Vice President and Secretary
-------------------------------------

(1) The compensation grants committee of the Delta Apparel board of directors anticipates that the stock options will be granted on one or more dates during the six month period. The exercise price for any option will be the stock's closing market value at the date of grant. The compensation grants committee anticipates that the options will vest over a four year period.

(2) The compensation grants committee of the Delta Apparel board of directors anticipates that 20% of each award will vest on a date early in fiscal year 2001 and at the end of each of fiscal year 2001 and fiscal year 2002 and up to the remaining 40% will vest at the end of fiscal year 2002 to the extent that certain performance criteria based on cumulative earnings before interest and taxes are met.

     For a description of the Delta Apparel stock option plan and the Delta Apparel incentive stock award plan and the anticipated treatment under Section 162(m) of the Internal Revenue Code of grants of options and awards under these plans, see "Management of Delta Apparel - Management Compensation."

PAYMENTS  IN  CONNECTION   WITH  DELTA  APPAREL   DISTRIBUTION   AND  DUCK  HEAD
DISTRIBUTION

     In 1997, the Delta Woodside board of directors adopted and the Delta Woodside stockholders approved the Delta Woodside long term incentive plan. Under that plan, award grants could be made to key executives and non-employee directors of Delta Woodside that, depending on the attainment of certain performance measurement goals over a three-year period, could translate into stock options for Delta Woodside shares being granted to participants in the plan. In connection with the exercise of any option granted under the plan, Delta Woodside would pay cash to the participant to offset the income taxes attributable to the option exercise and to such cash payment, using an assumed 38% income tax rate.

     No award grants complying with all the terms of the plan were made. Around the time of adoption of the plan, however, Delta Woodside did identify the individuals who would be plan participants, determined performance targets for these individuals and communicated these actions to the affected individuals. These communications also informed the participants that new three-year performance goals would be established annually.

     To take account of the communications previously made to the plan participants, the fact that all three-year performance periods contemplated by the plan would expire following the record date for the Delta Apparel and Duck Head distributions and the efforts of the key executives and directors on behalf of Delta Woodside leading up to the Delta Apparel distribution and the Duck Head distribution, Delta Woodside's board (based on resolutions of its compensation grants and compensation committees) has decided that, once the record date for the Delta Apparel distribution and the Duck Head distribution is established, Delta Woodside shares shall be issued and cash shall be paid prior to the Delta Apparel and Duck Head record date to those individuals who were intended participants in the plan. These actions, which have been reflected in an amendment to the long term incentive plan, provide that (a) Delta Woodside would issue Delta Woodside shares and make cash payments to the individuals identified for participation in the plan, (b) as a condition to receipt of those Delta Woodside shares and that cash, those individuals would surrender any rights they may have under the plan and (c) no further awards, options or Delta Woodside shares would be granted or issued under the plan.

     The number of Delta Woodside shares to be issued and the cash amounts to be paid have been determined by Delta Woodside's compensation grants and compensation committees and the Delta Woodside board. In determining the number of Delta Woodside shares to be issued to each participant, the Delta Woodside compensation grants committee, compensation committee and board used the closing sale price of the Delta Woodside common stock on March 15, 2000 ($1.50 per share).

     The table below sets forth the Delta Woodside shares that will thereby be issued and the cash that will thereby be paid to the individuals who are directors or executive officers of Delta Apparel. The Delta Woodside board anticipates that these Delta Woodside shares will be issued and this cash will be paid prior to the record date for the Delta Apparel distribution and the Duck Head distribution.

Name                               Delta Woodside Shares(#)            Cash ($)
----                               ------------------------            --------

William F. Garrett                            126,480                   116,280

C.C. Guy                                       13,485                    12,398

Robert W. Humphreys                            48,360                    44,460

Dr. James F. Kane                              13,485                    12,398

Dr. Max Lennon                                 13,330                    12,255

E. Erwin Maddrey, II                          206,667                   190,000

Buck A. Mickel                                 13,072                    12,018

Bettis C. Rainsford                           148,800                   136,800

Shares will also be issued and cash will also be paid to Minor H. Mickel, as personal representative of the estate of Buck Mickel (father of Buck A. Mickel). Buck Mickel was a member of the Delta Woodside board of directors until his death in 1998, and participated in the early stages of that board's strategic planning.

     E. Erwin Maddrey, II is a participant in Delta Woodside's severance plan. Upon the termination of Mr. Maddrey's services as an officer with Delta Woodside (which is anticipated to occur on or about the time of the Delta Apparel distribution and the Duck Head distribution), Delta Woodside will pay Mr. Maddrey $147,115 of severance in accordance with the normal provisions of this plan.

     On or about the time of the Delta Apparel distribution and the Duck Head distribution, William F. Garrett will become the President and Chief Executive Officer of Delta Woodside. In recognition of Mr. Garrett's past service to Delta Woodside and in order to provide him with an additional incentive to remain with Delta Woodside, the Delta Woodside board has authorized the payment to him of $100,000 in connection with the Delta Apparel distribution and the Duck Head distribution and the payment to him of six additional annual payments of $150,000 each, with the first of these annual payments to be made in October 2000. Mr. Garrett will forfeit any of these payments remaining to be made in the event that he voluntarily leaves employment with Delta Woodside or such employment is terminated by Delta Woodside for cause. Any remaining amounts payable to him under the arrangement will be paid to him in the event of his death or disability or in the event there is a change of control of Delta Woodside and he does not remain with Delta Woodside. See also the information below under the subheading "Early Exercisability and Other Amendments of Delta Woodside Stock Options and Amendments to Deferred Compensation Plan".

     Jane H. Greer is the Vice President and Secretary of Delta Woodside. On or about the time of the Delta Apparel distribution and the Duck Head distribution, Ms. Greer will resign from her officer positions with Delta Woodside and its subsidiaries. In connection with this resignation, Delta Woodside will pay Ms. Greer $53,846 of severance in accordance with the normal provisions of Delta Woodside's severance plan and $400,000 of severance pursuant to the terms of an employment agreement. Pursuant to amendments to Delta Woodside's stock option plan and her stock options, all of Ms. Greer's outstanding stock options for Delta Woodside shares (covering an aggregate of 22,500 Delta Woodside shares) will remain exercisable until their stated expiration dates notwithstanding the termination of Ms. Greer's employment with Delta Woodside.

     David R. Palmer is the Controller of Delta Woodside. On or about the time of the Delta Apparel distribution and the Duck Head distribution, Mr. Palmer will resign from his officer positions with Delta Woodside and its subsidiaries. In connection with this resignation, Delta Woodside will pay Mr. Palmer $61,250 of severance pursuant to the terms of an employment agreement. Pursuant to amendments to Delta Woodside's stock option plan and his stock options, all of Mr. Palmer's unexercisable stock options for Delta Woodside shares (covering an aggregate of 1,250 Delta Woodside shares) will become exercisable in full no later than 5 business days prior to the record date for the Delta Apparel and Duck Head distributions, and all of Mr. Palmer's outstanding stock options for Delta Woodside shares (covering an aggregate of 5,000 Delta Woodside shares) will remain exercisable until their stated expiration dates notwithstanding the termination of Mr. Palmer's employment with Delta Woodside.

     Brenda L. Jones is the Assistant Secretary of Delta Woodside. On or about the time of the Delta Apparel distribution and the Duck Head distribution, Ms. Jones will resign from her officer positions with Delta Woodside and its subsidiaries. In connection with this resignation, Delta Woodside will pay Ms. Jones $37,019 of severance in accordance with the normal provisions of Delta Woodside's severance plan and $37,019 pursuant to the terms of an employment agreement. Pursuant to amendments to Delta Woodside's stock option plan and her stock options, all of Ms. Jones' unexercisable stock options for Delta Woodside shares (covering an aggregate of 375 Delta Woodside shares) will become exercisable in full no later than 5 business days prior to the record date for the Delta Apparel and Duck Head distributions, and all of Ms. Jones' outstanding stock options for Delta Woodside shares (covering an aggregate of 1,375 Delta Woodside shares) will remain exercisable until their stated expiration dates notwithstanding the termination of Ms. Jones' employment with Delta Woodside.

EARLY EXERCISABILITY AND OTHER AMENDMENTS OF DELTA WOODSIDE STOCK OPTIONS AND AMENDMENTS TO DEFERRED COMPENSATION PLAN

     Pursuant to the distribution agreement, Delta Woodside is providing the holders of outstanding options granted under the Delta Woodside stock option plan, whether or not those options are currently exercisable, with the opportunity to amend the terms of their Delta Woodside stock options. The amendment being offered to each holder provides that:

     (i) all unexercisable portions of the holder's Delta Woodside stock options become immediately exercisable in full on a date that is no later than five
     (5) business days prior to the Delta Apparel record date and the Duck Head record date, which will permit the holder to exercise all or part of the holder's Delta Woodside stock options prior to the Delta Apparel record date and the Duck Head record date (and thereby receive Delta Apparel shares in the Delta Apparel distribution and Duck Head shares in the Duck Head distribution); and

     (ii) any Delta Woodside stock option that remains unexercised as of the Delta Apparel record date and the Duck Head record date will remain exercisable for only Delta Woodside shares, and for the same number of Delta Woodside shares at the same exercise price, after the Delta Apparel distribution and the Duck Head distribution as before the Delta Apparel distribution and the Duck Head distribution (and not for a combination of Delta Woodside shares, Delta Apparel shares and Duck Head shares).

     Delta Woodside anticipates that all holders of outstanding Delta Woodside stock options will probably enter into the proposed amendment.

     As a result of these amendments, options for Delta Woodside shares will become exercisable earlier than they otherwise would have for the following Named Executives and members of the Delta Apparel board of directors for the following number of Delta Woodside shares:

                          Number of Delta Woodside shares covered by
                          portion of stock options the exercisability of which
         Name             will be accelerated
         ----             ----------------------------------------------------


William F. Garrett                      37,500

Herbert M. Mueller                       4,500

Marjorie F. Rupp                         3,000

     Also, in connection with the Delta Apparel distribution, Delta Woodside has added a provision to the Delta Woodside stock option plan that provides that, so long as a Delta Apparel employee who holds Delta Woodside stock options remains an employee of Delta Apparel or any of its subsidiaries, those Delta Woodside stock options will remain outstanding until the end of their stated term. This amendment will apply to all Delta Woodside stock options currently held by Mr. Humphreys (under which he can acquire an aggregate of 22,500 Delta Woodside shares), Mr. Mueller (under which he can acquire an aggregate of 6,000 Delta Woodside shares) and Ms. Rupp (under which she can acquire an aggregate of 4,000 Delta Woodside shares).

     In connection with the Delta Apparel and Duck Head distributions, each participant in Delta Woodside's deferred compensation plan will be provided with the opportunity to receive all or part of his or her vested deferred compensation account in cash in exchange for consenting to an amendment to the deferred compensation plan. Under the plan amendment, only the corporation that employs the participant, and not any other member of Delta Woodside's current group of corporations, will be responsible in the future for the participant's deferred compensation. Delta Woodside anticipates that each director and officer of Delta Apparel will consent to the proposed plan amendment and will choose to continue to defer his or her vested deferred compensation account under the amended plan.

LEASE TERMINATIONS

     Delta Woodside has leased its principal corporate office space and space for its benefits department, purchasing department and financial accounting department from a corporation (233 North Main, Inc.), one-half of the stock of which is owned by each of E. Erwin Maddrey, II (a director and significant stockholder of Delta Apparel and Duck Head and President and Chief Executive Officer (from which officer positions he will resign in connection with the Delta Apparel distribution and the Duck Head distribution) and a director and significant stockholder of Delta Woodside) and Jane H. Greer (Vice President and Secretary of Delta Woodside (from which officer positions she will resign in connection with the Delta Apparel distribution and the Duck Head distribution)). Mr. Maddrey and Ms. Greer are also the directors and executive officers of 233 North Main, Inc. The lease of this space was executed effective September 1, 1998, covers approximately 9,662 square feet at a rental rate of $13.50 per square foot per year (plus certain other expenses) and had an expiration date of August 2003. In connection with the Delta Apparel distribution and the Duck Head distribution, 233 North Main, Inc. and Delta Woodside have agreed that this lease will terminate on the Delta Apparel and Duck Head distribution date in exchange for the payment by Delta Woodside to 233 North Main, Inc. of $135,268. Following the Delta Apparel and Duck Head distribution date, Delta Woodside may continue to use the space on an as needed month-to-month basis at the rental rate of $14.00 per square foot per year (plus certain other expenses).

     Delta Woodside has leased office space in Edgefield, South Carolina from The Rainsford Development Corporation, a corporation wholly owned by Bettis C. Rainsford (a director and significant stockholder of Delta Apparel, Duck Head and Delta Woodside). Mr. Rainsford is a director and executive officer and Brenda L. Jones (Assistant Secretary of Delta Woodside (from which officer position she will resign in connection with the Delta Apparel distribution and the Duck Head distribution)) is an executive officer of The Rainsford

Development Corporation. In connection with the Delta Apparel distribution and the Duck Head distribution, The Rainsford Development Corporation and Delta Woodside have agreed that this lease will terminate on the Delta Apparel and Duck Head distribution date in exchange for the payment by Delta Woodside to The Rainsford Development Corporation of $33,299.08.

LEASE OF STORE IN EDGEFIELD, SOUTH CAROLINA

     Duck Head leases a building in Edgefield, South Carolina from Bettis C. Rainsford (a director and significant stockholder of Delta Apparel, Duck Head and Delta Woodside) pursuant to an agreement involving rental payments equal to 3% of gross sales of the Edgefield store, plus 1% of gross sales of the store for utilities. Under this lease agreement, $9,944, $11,076 and $10,947 were paid to Mr. Rainsford during fiscal 1997, 1998 and 1999, respectively.

TRANSFERS OF LIFE INSURANCE POLICIES

     In February 1991, each of E. Erwin Maddrey, II (a director and significant stockholder of Delta Apparel and Duck Head and President and Chief Executive Officer (from which officer positions Mr. Maddrey will resign in connection with the Delta Apparel distribution and the Duck Head distribution) and a director and significant stockholder of Delta Woodside) and Bettis C. Rainsford (a director and significant stockholder of Delta Apparel, Duck Head and Delta Woodside) entered into a stock transfer restrictions and right of first refusal agreement (which this document refers to as a "First Refusal Agreement") with Delta Woodside. Pursuant to each First Refusal Agreement, Mr. Maddrey or Mr. Rainsford, as the case may be, granted Delta Woodside a specified right of first refusal with respect to any sale of that individual's Delta Woodside shares owned at death for five years after the individual's death. In connection with the First Refusal Agreements, life insurance policies were established on the lives of Mr. Maddrey and Mr. Rainsford. Under the life insurance policies on the life of each of them, $30 million is payable to Delta Woodside and $10 million is payable to the beneficiary or beneficiaries chosen by the individual. Nothing in either First Refusal Agreement restricts the freedom of Mr. Maddrey or Mr. Rainsford to sell or otherwise dispose of any or all of his Delta Woodside shares at any time prior to his death or prevents Delta Woodside from canceling the life insurance policies payable to it for $30 million on either Mr. Maddrey's or Mr. Rainsford's life. A First Refusal Agreement terminates if the life insurance policies payable to the applicable individual's beneficiaries for $10 million are canceled by reason of Delta Woodside's failure to pay the premiums on those policies.

     In connection with the Delta Apparel distribution and the Duck Head distribution, Delta Woodside has agreed with each of Mr. Maddrey and Mr. Rainsford that, effective as of a date on or about the date the Delta Apparel distribution and the Duck Head distribution occur, that individual's First Refusal Agreement will terminate and, if the individual desires, Delta Woodside will transfer to the individual the $10 million life insurance policies on his life the proceeds of which are payable to the beneficiary or beneficiaries he selects. After this transfer, the recipient individual will be responsible for payment the premiums on these life insurance policies. Delta Woodside will allow the remaining $30 million of life insurance payable to Delta Woodside to lapse.

EMPLOYEE BENEFIT SERVICES

     On or about  the date of the  Delta  Apparel  distribution,  Delta  Apparel anticipates engaging Carolina Benefit Services, Inc. to provide payroll processing and 401(k) plan administration services for Delta Apparel. Carolina Benefit Services, Inc. is owned by E. Erwin Maddrey, II (a director and significant stockholder of Delta Apparel and Duck Head and President and Chief Executive Officer (from which officer positions Mr. Maddrey will resign in connection with the Delta Apparel distribution and the Duck Head distribution) and a director and significant stockholder of Delta Woodside) and Jane H. Greer (Vice President and Secretary of Delta Woodside (from which officer positions she will resign in connection with the Delta Apparel distribution and the Duck Head distribution)). Mr. Maddrey and Ms. Greer are also directors and executive officers of Carolina Benefit Services, Inc.

     For the services to be provided by Carolina Benefit Services, Delta Apparel anticipates paying fees based on the numbers of employees, 401(k) plan participants and plan transactions and other items. Delta Apparel anticipates that on an annual basis these fees will be approximately $84,000. The initial term of the engagement will be one year. Delta Apparel elected to engage Carolina Benefit Services to provide these services after receiving proposals from other providers of similar services and determining that Carolina Benefit Services' proposal was Delta Apparel's least costly alternative.

     Carolina Benefit Services expects that it will provide similar payroll processing and 401(k) plan administration services to Duck Head and 401(k) plan administration services to Delta Woodside after the Delta Apparel distribution and the Duck Head distribution.


                   DESCRIPTION OF DELTA APPAREL CAPITAL STOCK


     Delta Apparel has authorized common stock of 7,500,000 shares, par value $.01 per share, and "blank check" preferred stock of 2,000,000 shares, par value of $.01 per share. All of the outstanding shares of Delta Apparel common stock are, and all the shares of Delta Apparel common stock to be distributed to the Delta Woodside stockholders in the Delta Apparel distribution will be, fully paid and nonassessable. The shares of Delta Apparel common stock have no preference, conversion, exchange or cumulative voting rights.

     Upon consummation of the Delta Apparel distribution, the transfer agent for Delta Apparel common stock will be First Union National Bank.

VOTING RIGHTS

     Each share of Delta Apparel common stock is entitled to one vote. Because Delta Apparel's stockholders do not have cumulative voting rights, the holders of a majority of the shares voting for the election of directors may elect all the directors and minority representation on the board of directors may be prevented. The voting rights of shares of any class or series of Delta Apparel blank check preferred stock to be issued will be determined by the Delta Apparel board of directors in the resolutions creating that class or series and will be set forth in a certificate of designation filed with the Georgia Secretary of State.

RIGHTS PLAN

     Common Stock Purchase Right Dividend

     Prior to the Delta Apparel distribution, the board of directors of Delta Apparel declared a dividend distribution of one Delta Apparel common stock purchase right (which this document refers to as a Right) for each then outstanding share of Delta Apparel common stock. Each Right entitles the registered holder to purchase from Delta Apparel one quarter share of its common stock, at a cash exercise price of $20.00 per quarter share (equivalent to $80.00 per whole share), subject to adjustment. The description and terms of the Rights are set forth in a Shareholder Rights Agreement (which this document refers to as the rights agreement) between Delta Apparel and First Union National Bank, as rights agent. Until the Distribution Date (described below), the number of Rights outstanding from time to time is equal to the number of shares of the Delta Apparel common stock outstanding.

     A copy of the rights agreement has been included as an exhibit to the Registration Statement on Form 10 of which this Information Statement is a part. You can access the Registration Statement on the Securities and Exchange Commission's web site at www.sec.gov by searching the Edgar Archives on the SEC's web site. You can also get a copy free of charge by calling or writing to

Delta Apparel at the telephone number or address stated under "Summary -- Delta Apparel."

     Certificates; Separation of Rights from Common Stock

     Initially, the Rights will not be exercisable, will be attached to all outstanding shares of Delta Apparel common stock, and no separate Right certificates will be distributed. The Rights will separate from the Delta Apparel common stock and a "Distribution Date" will occur upon the earliest of
(i) 10 days following a public announcement that a person or group of affiliated or associated persons (which this document refers to as an Acquiring Person) (other than an Exempt Person as defined in the rights agreement) has acquired beneficial ownership of 20% or more of the outstanding shares of Delta Apparel common stock (which date of announcement this document refers to as the Share Acquisition Date) and (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group owning 20% or more of the outstanding shares of Delta Apparel common stock.

     Until the Distribution Date (or earlier redemption or expiration of the Rights), (a) the Rights will be evidenced by the Delta Apparel common stock certificates and will be transferred with and only with the Delta Apparel common stock certificates, (b) Delta Apparel common stock certificates will contain a notation incorporating the rights agreement by reference, and (c) the surrender for transfer of any certificates for Delta Apparel common stock will also constitute the transfer of the Rights associated with the Delta Apparel common stock represented by the certificate.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on January 20, 2010 unless previously redeemed or exchanged for Delta Apparel common stock by Delta Apparel as described below.

     As soon as practicable after the Distribution Date, Right certificates will be mailed to holders of record of Delta Apparel common stock as of the close of business on the Distribution Date and, thereafter, the separate Right Certificates alone will represent the Rights. Except as otherwise determined by the Delta Apparel board of directors, only shares of Delta Apparel common stock issued prior to the Distribution Date will be issued with Rights.

     Flip-In Rights

     In the event that (i) a person becomes an Acquiring Person, (ii) Delta Apparel is the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an Acquiring Person and the Delta Apparel common stock is not changed or exchanged, (iii) an Acquiring Person engages in one of a number of self-dealing transactions specified in the rights agreement, or (iv) an event occurs that results in an Acquiring Person's ownership interest being increased by more than 1%, proper provision will be made so that each holder of a Right will thereafter have the right to receive upon exercise of the Right at the then current exercise price, that number of shares of Delta Apparel common stock (or in certain circumstances, cash, property, or other securities of Delta Apparel) having a market value of two times that exercise price. However, the Rights are not exercisable following the occurrence of any of the events set forth above until the time the Rights are no longer redeemable as set forth below. Notwithstanding any of the foregoing, upon any of the events set forth above, Rights that are or were beneficially owned by an Acquiring Person will become null and void.

     Flip-Over Rights

     In the event that, at any time following the Share Acquisition Date, (i) Delta Apparel is acquired in a merger or other business combination transaction or (ii) 50% or more of Delta Apparel's assets or earning power is sold, each holder of a Right will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the Right.

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     Exchange of Common Stock for Rights at Option of the Board

     At any time after any person becomes an Acquiring Person and prior to the time that person, together with its affiliates and associates, becomes the beneficial owner of 50% or more of the outstanding Delta Apparel common stock, the board of directors of Delta Apparel may exchange the Rights (other than Rights that have become void), in whole or in part, at the exchange rate of one quarter share of Delta Apparel common stock per Right, subject to adjustment as provided in the rights agreement.

     Adjustment of Exercise Price and Underlying Shares in Certain Events

     The exercise price payable, and the number of shares of Delta Apparel common stock or other securities or property issuable, upon exercise of the
Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Delta Apparel common stock, (ii) if all holders of the Delta Apparel common stock are granted certain rights or warrants to subscribe for Delta Apparel common stock or securities convertible into Delta Apparel common stock at less than the current market price of the Delta Apparel common stock, or (iii) upon the distribution to all holders of the Delta Apparel common stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the exercise price will be required until cumulative adjustments amount to at least 1% of the exercise price. No fractional shares of Delta Apparel common stock will be issued upon exercise of a Right and, in lieu of a fractional share, a payment in cash will be made based on the fair market value of the Delta Apparel common stock on the last trading date prior to the date of exercise.

     Redemption of Rights

     The Rights may be redeemed in whole, but not in part, at a price of $.001 per Right (payable in cash, Delta Apparel common stock or other consideration deemed appropriate by the Delta Apparel board of directors) by the Delta Apparel board of directors at any time prior to the close of business on the tenth day after the Share Acquisition Date or the final expiration date of the Rights (whichever is earlier); provided that, under certain circumstances, the Rights may not be redeemed unless there are Disinterested Directors (as defined in the rights agreement) in office and the redemption is approved by a majority of the Disinterested Directors. After the redemption period has expired, Delta Apparel's right of redemption may be reinstated upon the approval of the Delta Apparel board of directors if an Acquiring Person reduces his beneficial ownership to 10% or less of the outstanding shares of Delta Apparel common stock in a transaction or series of transactions not involving Delta Apparel and there are no other Acquiring Persons. Immediately upon the action of the Delta Apparel board of directors ordering redemption of the Rights and without any notice, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

     No Rights of Stockholder Until Exercise

     Until a Right is exercised, the holder will have no rights as a stockholder of Delta Apparel (beyond those as an existing stockholder), including the right to vote or to receive dividends.

     Material Federal Income Tax Consequences of Rights Plan

     Although the distribution of the Rights will not be taxable for federal income tax purposes to stockholders or to Delta Apparel, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Delta Apparel common stock (or other consideration) or for common stock of an acquiring company as described above or in the event the Rights are redeemed by Delta Apparel.

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     Amendment of Rights Agreement

     Any of the provisions of the rights agreement may be amended by the board of directors of Delta Apparel prior to the Distribution Date. After the Distribution Date, the provisions of the rights agreement, other than those relating to the principal economic terms of the Rights, may be amended by the Delta Apparel board of directors to cure any ambiguity, defect or inconsistency, to make changes that do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the rights agreement. Amendments adjusting time periods may, under certain circumstances, require the approval of a majority of Disinterested Directors, or otherwise be limited.

OTHER PROVISIONS RESPECTING STOCKHOLDER RIGHTS AND EXTRAORDINARY TRANSACTIONS

     Set forth below is a brief summary of some of the provisions of Delta Apparel's articles of incorporation and bylaws respecting stockholder rights and extraordinary transactions that will govern your rights as a holder of Delta Apparel common stock after the Delta Apparel distribution. Some of these provisions may deter takeovers of Delta Apparel that you may consider to be in your best interests. Those takeovers could include offers for Delta Apparel common stock for a premium over the market price of the stock.

     General

     Delta Apparel is a Georgia corporation that is subject to the provisions of the Official Code of Georgia. The rights of Delta Apparel's stockholders are governed by its articles of incorporation and bylaws, in addition to Georgia law.

     Authorized Capital

     Delta Apparel's authorized capital stock consists of 7,500,000 common shares and 2,000,000 shares of "blank check" preferred stock.

     Under Delta Apparel's articles of incorporation, its board of directors could issue additional authorized but unissued common stock or could designate and issue one or more classes or series of preferred stock. One of the effects of authorized but unissued and unreserved shares of common stock and blank check preferred stock may be to render more difficult or to discourage an attempt by a potential acquiror to obtain control of Delta Apparel by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Delta Apparel's management and board of directors. The issuance of those shares of common stock and/or preferred stock may have the effect of delaying, deferring or preventing a change in control of Delta Apparel without any further action by its stockholders. Delta Apparel's articles of incorporation authorize its board of directors to determine the preferences, limitations and relative rights granted to and imposed upon each class and series of Delta Apparel's preferred stock.

     Amendment of the Articles of Incorporation

     Except for certain primarily ministerial amendments that may be authorized by the Delta Apparel board of directors alone to amend Delta Apparel's articles of incorporation, the following is required to amend Delta Apparel's articles of incorporation: (1) an authorization by the Delta Apparel board of directors; followed by (2) a vote of the majority of all outstanding voting stock.

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     Amendments of the Bylaws

     Delta Apparel's bylaws may be amended, adopted or repealed by:

     -    approval of holders of two-thirds of each class entitled to vote; or

     -    approval by two-thirds of the directors then in office.

     Number of Directors

     The number of directors must be no less than 2 and no more than 15, with the actual number to be determined by Delta Apparel's board of directors from time to time. This provision gives Delta Apparel's board of directors the power to increase the size of the board of directors within this range. In the event of an increase or decrease in the size of the board of directors, each director then serving nevertheless continues as a director until the expiration of his current term or his prior death, retirement, resignation or until a successor is appointed.

     Vacancies on Delta Apparel's Board of Directors

     Any vacancy that occurs during the year or that occurs as a result of death, resignation, removal, an increase in the size of Delta Apparel's board of directors or otherwise, may be filled by a vote of majority of the directors remaining in office or by the sole remaining director.

     Nominations of Directors

     Any nomination for a director that is made by a stockholder must be made in writing by personal delivery or by United States mail, postage pre-paid, to Delta Apparel's corporate secretary by the following deadlines:

     - in the case of annual meetings of stockholders, (a) at least 120 days before the anniversary date of the immediately preceding annual stockholder meeting or (b) if Delta Apparel did not hold an annual shareholders meeting during the preceding year or if the date of the current year's annual shareholders meetings is changed by more than 30 days from the date of the previous year's meeting, no later than 10 days after notice or public disclosure of the annual meeting date is first given or made; and

     - in the case of special meetings, the close of business on the tenth day following the date that notice of the meeting was first given to stockholders.

          A stockholder's nomination for director must include:

     - the name and address of the stockholder, the class and number of shares beneficially owned by the stockholder as of any record date for the meeting and as of the date of the notice of the meeting and the name in which those shares are registered;

     - a representation that the stockholder intends to appear in person or by proxy at the meeting to make the nomination;

     - a description of all arrangements and understandings between the stockholder and each nominee and any other person pursuant to which the nominations are to be made;

     -    other information that must be disclosed in proxy solicitations;

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
     - the written consent of each nominee to serve as a director of Delta Apparel if so elected; and

     -    any other information that Delta Apparel may reasonably request.

     Depending on the circumstances, these timing and notice requirements may preclude or deter some stockholders from making nominations for directors at a meeting of stockholders.

     Limitation on Liability of Directors

     Under the Official Code of Georgia, a corporation may adopt provisions to its articles of incorporation limiting the personal liability of its directors to the corporation or any of its stockholders for monetary damage as a result of breaches of duty of care or other duty as a director, provided that the provision may not eliminate or limit the liability of a director: (i) for any appropriation in violation of the director's duties to Delta Apparel or its stockholders, (ii) for acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) for any willful or negligent payment of an unlawful dividend, or (iv) for any transaction from which the director derived an improper personal benefit. Delta Apparel's articles of incorporation contain a provision that limits the personal liability of directors "to the fullest extent permitted" by the Official Code of Georgia.

     This exculpation provision may have the effect of reducing the likelihood of derivative litigation against Delta Apparel's directors and may discourage or deter stockholders or Delta Apparel from bringing a lawsuit against its directors for breach of their fiduciary duties as directors. However, the provision does not affect the availability of equitable remedies like an injunction or rescission.

     The foregoing liability and the indemnification provisions described below may be materially more liberal with respect to directors than available under the corporate laws of many other states.

     Indemnification of Directors

     Delta Apparel's bylaws provide that Delta Apparel shall indemnify its directors and officers (and each person who at its request served as an officer or director of another entity) to the fullest extent permitted by Georgia law. This right to indemnification also includes the right to be paid by Delta Apparel the expenses incurred in connection with a proceeding in advance of its final disposition to the fullest extent authorized by Georgia law.

     Delta Apparel's bylaws provide that it may purchase and maintain insurance on behalf of any person who is or was one of its directors, officers, employees or agents, or is or was serving at Delta Apparel's request as a director, officer, employee or agent of another entity, against any liability asserted against him or her and incurred by him or her in that capacity, or arising out of his or her status as such, whether or not Delta Apparel would have the power or the obligation to indemnify him or her against that liability under the provisions of Delta Apparel's bylaws.

     The indemnification and advancement of expenses provisions described above are set forth in Delta Apparel's bylaws as a contractual right of Delta Apparel's directors and officers.

     Annual Meeting of Stockholders

     The annual meeting of stockholders must be held on a date and at a place fixed by Delta Apparel's board of directors.

     Special Meetings of Stockholders

     Special meetings of stockholders may be called at any time and for any purpose by:

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
     -    the chairman of Delta Apparel's board of directors;

     -    Delta Apparel's president; or

     - a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority provided in a resolution of the board of directors or in the bylaws include the power to call those meetings.

     Under Delta Apparel's bylaws, stockholders may not call a special meeting and no action may be taken by stockholders of Delta Apparel except at an annual or special meeting of stockholders or by unanimous written consent. The fact that holders of Delta Apparel voting stock are unable to call a special meeting or to take action without a meeting except by unanimous written consent may make it more difficult for stockholders to take action opposed by Delta Apparel's board of directors.

     Stockholder Proposals

     A stockholder wishing to bring business before an annual meeting of stockholders must provide written notice of the business by personal delivery or by United States mail, postage pre-paid, to Delta Apparel's corporate secretary at its principal executive offices. The notice must be received by the earlier of the following dates:

     - at least 120 days prior to the anniversary date of the immediately preceding annual meeting; or

     - at least 10 days after notice or public disclosure of the date of the annual meeting was made or given to the stockholders.

     The notice must include:

     - a description of the item of business and the reasons for conducting it at the meeting and, if the item of business includes a proposal to amend the articles of incorporation or bylaws, the text of the proposed amendment;

     - the name and address of the stockholder, the class and number of shares beneficially owned and represented by proxy by the stockholder as of any record date for the meeting, and as of the date of the notice of the meeting;

     - a representation that the stockholder intends to appear in person or by proxy at the meeting to propose the item of business;

     -    any material interest of the stockholder in the item of business;

     - a description of all arrangements and understandings between the stockholder and any other person or persons (with the name of the persons) pursuant to which the proposal is made by the stockholder; and

     -    such other information as Delta Apparel may reasonably request.

     Depending on the circumstances, these timing and notice requirements may preclude or deter some stockholders from bringing matters before an annual meeting.

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     Preemptive Rights

     In general, preemptive rights allow stockholders whose dividend rights or voting rights would be adversely affected by the issuance of new stock to purchase, on terms and conditions set by the board of directors, that proportion of the new issue that would preserve the relative dividend or voting rights of those stockholders. As permitted by Georgia law, Delta Apparel's articles of incorporation do not grant its stockholders preemptive rights.

     Stockholder Action Without Meeting

     Delta Apparel's articles of incorporation provide that no action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting unless the action is taken by the unanimous written consent of all of the stockholders in lieu of a meeting. This restriction on stockholders' ability to act by written consent may make it more difficult for stockholders to take action opposed by Delta Apparel's board of directors.

     Dividends, Distributions and Liquidations

     Subject to the provisions of any outstanding blank check preferred stock, the holders of Delta Apparel common stock are entitled to receive whatever dividends, if any, may be declared from time to time by the Delta Apparel board of directors in its discretion from funds legally available for that purpose. Under Georgia law, a corporation generally may pay dividends or make distributions on its common stock; provided, however, that no distribution may be made if, after giving it effect, either (i) the corporation would be unable to pay its debts when due in the ordinary course of business or (ii) the corporation's total liabilities would exceed the sum of its total assets, plus the total dissolution preferences of any senior classes of stock. For a description of some of the restrictions placed on Delta Apparel's ability to pay dividends or make distributions, see the portion of this document found under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations - Dividends and Purchases of its Own Shares by Delta Apparel". The holders of Delta Apparel common stock are entitled to share on a pro rata basis in any distribution to stockholders upon liquidation, dissolution or winding up of Delta Apparel, subject to the provisions of any outstanding blank check preferred stock.

     Approval of and Special Rights with Respect to Mergers or Consolidations and Other Transactions

     Under Georgia law, although articles of incorporation may require a higher stockholder vote, the holders of a majority of the outstanding voting common shares must approve a plan adopted by the board of directors in order to authorize mergers, consolidations, share exchanges or the transfer of all or substantially all of the corporation's assets. Delta Apparel's articles of incorporation do not require a higher vote to approve any of those transactions.

     Georgia Business Combinations Statute

     Delta Apparel is also subject to Section 14-2-1131 et seq. of the Official Code of Georgia. In general, this section prohibits a Georgia corporation from engaging in a "business combination" with an "interested stockholder" for a period of five years after the date the stockholder becomes an "interested stockholder", unless:

     - before that date the board of directors of that corporation approves either the "business combination" or the transaction that resulted in the stockholder becoming an "interested stockholder";

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
     - in the transaction that resulted in the stockholder becoming an "interested stockholder", the "interested stockholder" owned at least 90% of the voting stock of the corporation outstanding at the time that the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by any of the following persons (which this document refers to as the persons excluded from the voting calculation):

          - persons who are directors or officers, their affiliates and associates;

          -    subsidiaries of the corporation; and

          - employee stock plans that do not provide employees with the right to determine confidentially the extent to which shares held subject to the plan will be tendered in a tender or exchange offer; or

     -    after becoming an "interested stockholder", the stockholder:

          - acquired additional shares resulting in the "interested stockholder" being the beneficial owner of at least 90% of the outstanding voting stock of the corporation, excluding, for purposes of determining the number of shares outstanding, shares owned by the persons excluded from the voting calculation; and

          - the business combination was approved at an annual or special meeting of stockholders by the holders of a majority of the voting stock entitled to vote, excluding the voting stock beneficially owned by the "interested stockholder" and the persons excluded from the voting calculation.

     A "business combination" includes:

     - a merger, consolidation or share exchange of the corporation or any subsidiary with any interested stockholder or an affiliate of any interested stockholder;

     - a sale, lease, transfer or other disposition (other than in the ordinary course of business) in one or a series of transactions to any interested stockholder or an affiliate or associate of an interested stockholder of any assets of the corporation or any of its subsidiaries with an aggregate book value of 10% or more of the corporation's net assets;

     - an issuance or transfer by the corporation or its subsidiaries to any interested stockholder or its affiliates or associates in one transaction or a series of transactions of equity securities of the corporation that have an aggregate market value of 5% or more of the total market value of the outstanding common and preferred stock of the corporation (except pursuant to the exercise of rights granted proportionately to other stockholders and for convertible or exercisable rights outstanding prior to the time that the person became an interested stockholder);

     -    the  adoption  of  any  plan  or  proposal  for  the   liquidation  or
          dissolution of the corporation;

     - any reclassification of securities or merger or consolidation of the corporation or its subsidiaries that has the effect of increasing by 5% or more the proportionate amount of equity securities of the corporation or its subsidiaries beneficially owned by the interested stockholder or its affiliates; and

     - any other transaction (other than in the ordinary course of business) resulting in a disproportionate financial benefit to the "interested stockholder" or its affiliates or associates.

     Under this statute, an "interested stockholder" is a person who beneficially owns 10% or more of the corporation's outstanding voting stock or is an affiliate of the corporation and within the two prior years beneficially owned 10% or more of the corporation's then outstanding stock.

     The restrictions imposed by this section will not apply to a corporation unless its bylaws specifically provide for coverage under the statute. In its bylaws Delta Apparel has opted into the statute. Accordingly, the restrictions outlined above will apply to Delta Apparel.

     "Relevant Factors" Provision

     The articles of incorporation expressly require the Delta Apparel board of directors, when evaluating any proposed tender offer, exchange offer or plan of merger, consolidation, sale of assets or stock exchange, to consider not only the consideration being offered in relation to the then current market price for Delta Apparel's outstanding shares of capital stock, but also in relation to the then current value of Delta Apparel in a freely negotiated transaction and in relation to the Delta Apparel board of directors' estimate of the future value of Delta Apparel (including the unrealized value of its properties and assets) as an independent going concern, as well as any other factors that the Delta Apparel board of directors deems relevant.

     Effect of Provisions on Extraordinary Transactions

     The provisions respecting tender offers and similar transactions may tend to discourage attempts by third parties to acquire Delta Apparel in a hostile takeover effort, and may adversely affect the price that a potential purchaser would be willing to pay for the stock of Delta Apparel. The provisions may also make the removal of incumbent management more difficult. The Delta Apparel board of directors believes that these provisions are in the long-term interests of Delta Apparel and its stockholders because they may encourage persons seeking to acquire control of Delta Apparel to consult first with Delta Apparel's board of directors and permit the board to consider factors other than the relationship of the price offered to recent market prices. Delta Apparel believes that any takeover attempt or business combination in which Delta Apparel is involved should be thoroughly studied by Delta Apparel's board of directors and that the Delta Apparel stockholders should have the benefit of the Delta Apparel board's recommendation. Nonetheless, Delta Apparel's stockholders should be aware that these provisions could reduce the market value of Delta Apparel common stock.

RECENT SALES OF UNREGISTERED SECURITIES

     Following Delta Apparel's incorporation on December 10, 1999, Delta Apparel issued 100 shares of its common stock for aggregate consideration of $100 to its parent corporation, Duck Head Apparel Company, Inc., a Tennessee corporation which was an indirect wholly-owned subsidiary of Delta Woodside, in a transaction that was not registered under the Securities Act of 1933 because of the exemption from registration provided by Section 4(2) of that Act. As part of the intercompany reorganization described in "Relationships Among Delta Apparel, Delta Woodside and Duck Head - Distribution Agreement", Delta Apparel's parent corporation merged into its immediate parent corporation, which in turn merged into Delta Woodside. Prior to the Delta Apparel distribution, Delta Apparel will issue as a stock dividend to Delta Woodside, in a transaction that does not constitute a sale under the Securities Act of 1933, the number of additional Delta Apparel shares needed so that the Delta Apparel distribution can be effected. The Rights described above will be attached to the Delta Apparel shares of common stock.


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                2000 ANNUAL MEETING OF DELTA APPAREL STOCKHOLDERS


     Delta Apparel plans to hold an annual meeting of its stockholders in the fall of 2000.

     Any stockholder of Delta Apparel who desires to present a proposal at the 2000 annual meeting of stockholders of Delta Apparel for inclusion in the proxy statement and form of proxy relating to that meeting must submit the proposal to Delta Apparel at its principal executive offices on or before July 31, 2000. If a stockholder of Delta Apparel desires to present a proposal at the 2000 annual meeting of stockholders of Delta Apparel that will not be included in Delta Apparel's proxy statement and form of proxy relating to that meeting, the proposal must be submitted to Delta Apparel at its principal executive offices by the date that is ten days after notice or public disclosure of the date of the meeting is made or given to stockholders. After that date, the proposal will not be considered timely. Stockholders submitting proposals for inclusion in the proxy statement and form of proxy must comply with the Securities Exchange Act of 1934 and all stockholders submitting proposals or nominations for director must comply with the bylaw requirements described under the headings "Description of Delta Apparel Capital Stock - Nominations of Directors" and "Description of Delta Apparel Capital Stock - Stockholder Proposals."


                 FORWARD-LOOKING STATEMENTS MAY NOT BE ACCURATE


     This document, particularly the material under the headings "Risk Factors", "The Delta Apparel Distribution - Reasons for the Delta Apparel Distribution", "Trading Market", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of Delta Apparel", contains "forward-looking statements". All statements, other than statements of historical fact, that address activities, events or developments that Delta Apparel expects or anticipates will or may occur in the future are forward-looking statements. Examples are statements that concern future revenues, future costs, future capital expenditures, business strategy, competitive strengths, competitive weaknesses, goals, plans, references to future success or difficulties and other similar information. The words "estimate", "project", "forecast", "anticipate", "expect", "intend", "believe" and similar expressions, and discussions of strategy or intentions, are intended to identify forward-looking statements.

     The forward-looking statements in this document are based on Delta Apparel's expectations and are necessarily dependent upon assumptions, estimates and data that Delta Apparel believes are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. Many of these risks and uncertainties are described under the heading "Risk Factors" and are beyond Delta Apparel's control. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized.

     Delta Apparel does not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.


                              INDEPENDENT AUDITORS

     Delta   Apparel's  board  of  directors  has  appointed  KPMG  LLP  as  its independent auditors to audit its financial statements for fiscal year 2000. KPMG LLP also serves as tax advisors to Delta Apparel.

                             ADDITIONAL INFORMATION


     Delta Apparel has filed a Registration Statement on Form 10 with the SEC under the Securities Exchange Act of 1934 with respect to the Delta Apparel common stock. This document does not contain all of the information set forth in the Registration Statement and the related exhibits to which this document refers.

     You may inspect and copy the Registration Statement and the related exhibits filed by Delta Apparel with the SEC at the public reference facilities that the SEC maintains at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the Regional Offices of the Commission at Northwest Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th floor, New York, New York 10048. You can obtain copies of that information by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates. You may also access that material electronically through the SEC's home page on the Internet at http://www.sec.gov.

                              DELTA APPAREL COMPANY
                     INDEX TO COMBINED FINANCIAL STATEMENTS

Financial Statements:

Report of Independent Public Accountants                          F-1

Combined Balance Sheets as of July 3, 1999
and June 27, 1998                                                 F-2

Combined Statements of Operations and Accumulated
Divisional Deficit for the Years ended July 3, 1999,
June 27, 1998 and June 28, 1997                                   F-3

Combined Statements of Cash Flows for the Years
ended July 3, 1999, June 27, 1998 and June 28, 1997               F-4

Notes to Combined Financial Statements                            F-5

Condensed Combined Balance Sheet as of
April 1, 2000 (unaudited)                                         F-17

Condensed Combined Statements of  Operations and
Accumulated Divisional Deficit for the Nine Months
Ended April 1, 2000 and March 27, 1999 (unaudited)                F-18

Condensed Combined Statements of Cash Flows for the
Nine Months ended April 1, 2000 and
March 27, 1999 (unaudited)                                        F-19

Notes to Unaudited Condensed Combined Financial
Statements (unaudited)                                            F-20

                          Independent Auditors' Report


Delta Apparel Company:

We have audited the accompanying combined balance sheets of Delta Apparel Company (the "Company"), as described in note 1, as of July 3, 1999 and June 27, 1998, and the related combined statements of operations and accumulated divisional deficit and cash flows for each of the years in the three-year period ended July 3, 1999. In connection with our audits of the combined financial statements, we also have audited the schedule of valuation and qualifying accounts for each of the years in the three year period ended July 3, 1999. These combined financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Delta Apparel Company as of July 3, 1999 and June 27, 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended July 3, 1999, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


Atlanta, Georgia                                            KPMG LLP
August 6, 1999

                                         DELTA APPAREL COMPANY
                                       (as described in Note 1)

                                        Combined Balance Sheets
                                         (Amounts in thousands)

                                                                                    JULY 3,   JUNE 27,
Assets                                                                               1999       1998
                                                                                   ---------  ---------
Current assets:
     Cash                                                                          $    402        101
     Accounts receivable, less allowances of $5,054 in 1999 and
         $1,329 in 1998                                                              24,049     25,072
     Other receivables                                                                  241        869
     Parent and affiliate receivables (note 8)                                            9        539
     Inventories (notes 3 and 8)                                                     27,034     32,289
     Prepaid expenses and other current assets                                          872        316
     Income taxes receivable                                                             90          -
                                                                                   ---------  ---------

Total current assets                                                                 52,697     59,186

Property, plant and equipment, net (note 4)                                          31,441     40,507
Other assets                                                                            219        257
                                                                                   ---------  ---------

                                                                                   $ 84,357     99,950
                                                                                   =========  =========

Liabilities and Divisional Deficit

Current liabilities:
     Accounts payable                                                              $  5,270     11,484
     Accrued expenses (note 5)                                                        5,359      4,276
     Current portion of long-term debt (note 6)                                         239        239
     Due to related parties (note 8)                                                109,046     99,835
     Income taxes payable                                                                 -        108
                                                                                   ---------  ---------

Total current liabilities                                                           119,914    115,942

Long-term debt (note 6)                                                                 100        339
Due to related parties (note 8)                                                      30,417     30,417
Other liabilities                                                                       482        618
                                                                                    --------  ---------

Total liabilities                                                                   150,913    147,316

Divisional deficit                                                                  (66,556)   (47,366)

Commitments and contingencies (notes 9, 10 and 12)
                                                                                   ----------  --------
                                                                                   $ 84,357     99,950
                                                                                   ==========  ========

See accompanying notes to combined financial statements.

                                            DELTA APPAREL COMPANY
                                           (as described in Note 1)

                    Combined Statements of Operations and Accumulated Divisional Deficit

                               (Amounts in thousands, except per share amounts)

                                                                         Year ended
                                                               --------------------------------
                                                                 JULY 3,   JUNE 27,   JUNE 28,
                                                                  1999        1998       1997
                                                                ---------  ---------  ---------
Net sales                                                     $ 106,779    107,967    112,593
Cost of goods sold                                              101,125    103,867    109,334
                                                                ---------  ---------  ---------

                     Gross profit                                 5,654       4,100      3,259


Selling, general and administrative expenses                     10,940      12,223      8,351

Intercompany management fees (note 8)                             1,135       1,048      1,138


Provision for bad debts                                           1,645         685         41
Impairment charges (note 2)                                       1,415       7,459          -
Other expenses                                                      221         505        132
                                                                ---------  ---------  ---------

                     Operating loss                              (9,702)    (17,820)    (6,403)
                                                                ---------  ---------  ---------

Interest (income) expense:
Interest expense (income), net                                       121       (162)      (262)
Intercompany interest expense (note 8)                             9,457      6,541      6,128
                                                                ---------  ---------  ---------
                                                                   9,578      6,379      5,866
                                                                ---------  ---------  ---------
                     Loss before income taxes                    (19,280)   (24,199)   (12,269)

Income tax expense (benefit) (note 7)                                (90)       108       (208)
                                                                ---------  ---------  ---------

                     Net loss                                    (19,190)   (24,307)   (12,061)


Accumulated divisional deficit, beginning of year                (47,366)   (23,059)   (10,998)
                                                                ---------  ---------  ---------


Accumulated divisional deficit, end of year                     $(66,556)   (47,366)   (23,059)
                                                                =========  =========  =========


Unaudited pro forma net loss per share
        (note 2):

Basic and diluted                                                $ (8.00)
                                                                =========
Basic and diluted weighted-average common shares outstanding
                                                                2,400,000
                                                                =========
See accompanying notes to combined financial statements.

                                            DELTA APPAREL COMPANY
                                           (as described in Note 1)

                                      Combined Statements of Cash Flows

                                           (Amounts in thousands)

                                                                  YEAR ENDED
                                                         ------------------------------
                                                          JULY 3,   JUNE 27,   JUNE 28,
                                                          1999        1998       1997
                                                         ---------  ---------  ----------
Operating activities:
        Net loss                                      $   (19,190)   (24,307)   (12,061)
        Adjustments to reconcile net loss to net cash
          used in operating activities:
            Depreciation                                    9,208      4,312      3,672
            Amortization                                        6        155        250
            Impairment charges                              1,415      7,459          -
            Provision for allowances on accounts            3,725        745     (1,487)
            receivable
            Loss (gain) on sale of property and equipment     347         29        (22)
            Changes in operating assets and liabilities:
                Accounts receivable                        (2,702)    (7,661)     5,874
                Inventories                                 5,255      8,409     (9,859)
                Prepaid expenses and other current assets      72        310       (382)
                Other noncurrent assets                        38       (253)      (304)
                Accounts payable                           (6,214)     3,302     (3,243)
                Accrued expenses                            1,083      1,100        (55)
                Income taxes payable                         (198)    (1,730)     3,500
                Due to/from affiliates                        530     (4,513)       276
                Other liabilities                            (136)        61        100
                                                         ---------  ---------  ----------
                    Net cash used in operating activities  (6,761)   (12,582)   (13,741)
                                                         ---------  ---------  ----------

Investing activities:
        Purchases of property, plant, and equipment         (3,593)    (3,658)   (2,340)
        Proceeds from sale of property, plant, and
            quipment                                         1,683        302        47
                                                         ---------  ---------  ----------
                   Net cash used in investing activities    (1,910)    (3,356)   (2,293)
                                                         ---------  ---------  ----------

Financing activities:
        Principal payments on long-term debt                  (239)      (239)     (240)
        Change in due to affiliates, net                     9,211     16,274    16,220
                                                         ---------  ---------  ----------

        Net cash provided by financing activities            8,972     16,035    15,980

        Increase (decrease) in cash                            301         97       (54)

Cash at beginning of year                                      101          4        58
                                                         ---------  ---------  ----------

Cash at end of year                                     $      402        101         4
                                                         ==========  =========  =========

Supplemental cash flow information:
        Cash paid during the year for interest          $       33         53        69
                                                         ==========  =========  ========

        Noncash investing activity - transfer of plant
              and equipment from Parent Company         $        -     18,758         -
                                                         ==========  =========  ========

See accompanying notes to combined financial statements.

                              DELTA APPAREL COMPANY
                            (as described in Note 1)

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

(1)  BASIS OF PRESENTATION

     The accompanying combined financial statements for the three years ended July 3, 1999 include the operations and accounts of Delta Apparel Company. Delta Apparel Company is one of two apparel divisions which operate in Duck Head Apparel Company, Inc., a Tennessee corporation. This corporation is owned by Alchem Capital Corporation ("Alchem"), a wholly owned subsidiary of Delta Woodside Industries, Inc. ("DWI" or the "Parent").

     In April 1998, Delta Mills, Inc., a wholly owned subsidiary of DWI and owner of the Rainsford Yarn Mill ("Rainsford"), transferred management and operational control of Rainsford to Delta Apparel. The accompanying combined financial statements include the operations and accounts of Rainsford from April 1998. Delta Apparel, Rainsford and the Delta Apparel division of Delta Consolidated Corporation, a wholly owned subsidiary of Alchem, which constitutes the marketing and sales operations of Delta
     Apparel are combined and referred to herein as the "Company". The accompanying combined financial statements have been prepared for purposes of depicting the financial position and results of operations of the Company on a historical cost basis.

     All balances and transactions among the combining entities have been eliminated in combination. Balances and transactions with other affiliates have not been eliminated in the combination and are reflected as affiliate balances and transactions.


(2)  SIGNIFICANT ACCOUNTING POLICIES

     (a)  DESCRIPTION OF BUSINESS

          The  Company  manufactures  and  sells  T-shirts,  fleece  goods,  and sportswear to distributors, screen printers, and private label accounts. The Company operates manufacturing and distribution facilities in the Southeastern United States as well as manufacturing facilities in Central America. The majority of the Company's raw materials are readily available, and thus it is not dependent on a single supplier.

     (b)  FISCAL YEAR

          The   Company's   operations   are   based   upon  a   fifty-two   or
          fifty-three week  fiscal year ending on the  Saturday  closest to June
          30. Fiscal year 1999 consists of 53 weeks and fiscal years 1998 and 1997 each consist of 52 weeks.

     (c)  INVENTORIES

          Inventories are stated at the lower of cost (first-in, first-out) or market. Estimated losses on inventories represent reserves for obsolescence, excess quantities, and irregulars and slow moving inventory. The Company estimates the losses on the basis of its assessment of the inventory's net realizable value based upon current market conditions and historical experience.

                              DELTA APPAREL COMPANY
                            (as described in Note 1)

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

          The Company adopted the first-in, first-out (FIFO) method of determining the cost of inventories. The Company had previously recorded such inventories using the last-in, first-out (LIFO) method. The Company has experience a significant decline in prices and level of finished goods recently, and a significant portion of the manufacturing component has moved to lower cost off-shore facilities as such, the FIFO method is considered preferable because it more closely matches current costs with current revenues in periods of price-level decreases. LIFO inventories made up 94% and 93% of inventories at July 3, 1999 and June 27, 1998, respectively. All periods presented have been restated to reflect the retroactive application of this accounting principle as provided by the special exemption for an initial public distribution in APB Opinion 20, "Accounting Changes". The accounting change increased the net loss by $707, $3,316 and $327 in fiscal 1999, 1998 and 1997, respectively.

     (d)  PROPERTY, PLANT, AND EQUIPMENT

          Property, plant, and equipment are stated at cost. Depreciation and amortization is provided for using the straight-line method over estimated useful lives of 3 to 20 years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements.

     (e)  IMPAIRMENT OF LONG-LIVED ASSETS

          Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets.

          During fiscal year 1999, the Company continued to operate at a loss, continued to downsize its operations and was not using certain plant assets at their full capacity, which triggered an impairment review of its long-lived assets. Based on the Company's business plan for fiscal 2000, the trend in the apparel industry to move production off-shore and the age and condition of the Company's distribution facility in the United States the Company determined that certain of its plant assets were impaired. The Company calculated the present value of expected cash flows of certain plant assets consisting of land, buildings, machinery and equipment to be held and used to determine the fair value of the assets. Accordingly, in the fourth quarter of fiscal 1999, the Company recorded an impairment charge of $1,415.

     (f)  GOODWILL

          Goodwill, which represents the excess purchase price over net assets acquired, was amortized on a straight-line basis over 40 years. Each year the Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through its undiscounted estimated future cash flows. In 1998, the Company continued to incur operating losses, the T-shirt apparel industry continued to see declines in margins due to offshore competition and the Company lost its largest customer in the fourth quarter of fiscal 1997. Concurrent with the Company's annual planning process, the Company determined that the future undiscounted cash flows were below the carrying value of the goodwill. Accordingly, during the third quarter of fiscal 1998 the Company wrote off the goodwill of $7,240 as a deduction from pretax income. The estimated fair value was based on anticipated future cash flows discounted at a rate commensurate with the risk involved.

     (g)  REVENUE RECOGNITION

          Sales of goods are recognized upon shipment of the goods to the customer. The Company estimates allowances for merchandise returns and markdowns based on historical credits issued as a percentage of sales.

                              DELTA APPAREL COMPANY
                            (as described in Note 1)

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

     (h)  RELATED PARTY TRANSACTIONS.

          The Company participates in a cash management system maintained by DWI. Under this system, excess cash is forwarded to DWI each day, reducing the due to parent, and cash requirements are funded daily by DWI, increasing the due to parent. Interest is charged on loan payable to DWI balances based on the weighted-average cost of DWI's borrowings. In addition, the Company incurs management fees from DWI for various corporate services including management, treasury, computer, benefits, payroll, auditing, accounting and tax services.
          For these services, DWI charges actual cost based on relative usage and other factors which, in the opinion of management, represents a reasonable and appropriate method of allocation.

     (i)  INCOME TAXES

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          The Company's operations are included in the consolidated Federal tax return of DWI. Under the consolidated tax sharing arrangement, the Company's tax receivable or payable is calculated as if the Company separately filed a Federal tax return. Any tax settlement due to or from the Parent is settled when the Parent receives or pays taxes to the government.

     (j)  ADVERTISING COSTS

          Advertising costs are expensed as incurred. Advertising costs amounted to $1,300, $852 and $453, in fiscal 1999, 1998 and 1997, respectively.

     (k)  COMPUTATION OF UNAUDITED PRO FORMA NET LOSS PER SHARE

          The Company has presented the unaudited historical pro forma net loss per share pursuant to SFAS 128, Earnings per Share. Pursuant to SFAS 128, unvested stock is excluded from basic earnings per share and included in diluted earnings per share if dilutive. The unaudited historical pro forma net loss per share is calculated by dividing the historical net loss by the unaudited pro forma weighted-average common shares outstanding. The unaudited pro forma weighted-average common shares outstanding was determined assuming a distribution of one share of Delta Apparel common stock for every ten shares of DWI stock outstanding on the record date. The weighted-average shares do not include securities that would be antidilutive for each of the periods presented.

     (l)  COTTON PROCUREMENTS

          The Company contracts to buy cotton with future delivery dates at fixed prices in order to reduce the effects of fluctuations in the prices of cotton used in the manufacture of its products. These contracts permit settlement by delivery and are not used for trading purposes. The Company commits to fixed prices on a percentage of its cotton requirements up to eighteen months in the future. If market

                           DELTA APPAREL COMPANY
                            (as described in Note 1)

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

          prices for cotton fall below the Company's committed fixed costs and it is estimated that the costs of cotton are not recoverable in future sales of finished goods, the differential is charged to income at that time.

     (m)  USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (n)  RECENT ACCOUNTING PRONOUNCEMENTS

          In June 1997, SFAS 130, Reporting Comprehensive Income, was issued and was adopted by the Company as of July 1, 1998. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in financial statements and (b) display the accumulated balance of other comprehensive income separately from accumulated deficit and additional paid-in capital in the equity section of statements of financial position. Comprehensive income is defined as the change in equity during the financial reporting period of a business enterprise resulting from nonowner sources. Comprehensive income approximates the net loss for all periods presented.

          In June 1997, the FASB issued SFAS 131, Disclosures about Segments of an Enterprise with Related Information. SFAS 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. SFAS 131 is effective for financial statements for fiscal years beginning after December 31, 1997. The Company does not believe it has any reportable segments.

          In June 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities which was subsequently deferred by SFAS 137. SFAS 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 is effective for all fiscal years beginning after June 15, 2000. The Company will determine the applicability of SFAS 133 and apply it if necessary.

                              DELTA APPAREL COMPANY
                            (as described in Note 1)

                         Three Years ended July 3, 1999

                             (Amounts in thousands)


(3)  INVENTORIES

     Inventories consist of the following:


                                         JULY 3,     JUNE 27,
                                          1999         1998
                                       ---------     --------

Raw materials                          $   2,731        4,588
Work in process                            7,768        9,073
Finished goods                            16,535       18,628
                                       ---------     --------

                                       $  27,034       32,289
                                       =========     ========

(4)     PROPERTY,  PLANT  AND  EQUIPMENT

Property,  plant  and  equipment  consist  of  the  following:

                                                     ESTIMATED    JULY 3,   JUNE 27,
                                                    USEFUL LIFE    1999       1998
                                                    -----------  ---------  ---------
Land and land improvements                          N/A          $  1,778      1,946
Buildings                                              20 years    12,043     14,202
Machinery and equipment                             10-15 years    57,825     62,871
Computers and software                                  3 years     2,310      3,502
Furniture and fixtures                                  7 years       432      1,614
Leasehold improvements                               3-10 years       733        750
Automobiles                                             5 years        50        202
Construction in progress                                    N/A        63      2,844
                                                                 ---------  ---------
                                                                   75,234     87,931
Less accumulated depreciation
    and amortization                                              (43,793)   (47,424)
                                                                 ---------  ---------

                                                                 $ 31,441     40,507
                                                                 =========  =========

                              DELTA APPAREL COMPANY
                            (as described in Note 1)

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

(5)      ACCRUED EXPENSES

Accrued expenses consist of the following:

                                                  JULY 3,    JUNE 27,
                                                   1999       1998
                                                 ---------  ---------
     Accrued employee compensation and benefits  $   2,619      2,091
     Taxes accrued and withheld                        699        604
     Accrued insurance                               1,016        984
     Accrued advertising                               333         45
     Other                                             692        552
                                                 ---------  ---------

                                                 $   5,359      4,276
                                                 =========  =========

(6)  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                   JULY 3,  JUNE 27,
                                                                   -------  --------
                                                                     1999     1998
                                                                   -------  --------
Promissory note secured by property and a lien upon certain
real property of the Company, interest at 86.67% of the prime ate (6.93% at July 3, 1999) and 72% of the prime rate (7.4% at
June 27, 1998) payable monthly, principal payable in
monthly installments of  $20 with final payment due December
1, 2000                                                            $   339       578

Less current installments                                              239       239
                                                                   -------  --------
Long-term debt, excluding current installments                     $   100       339
                                                                   =======  ========

The aggregate maturities of long-term debt are as follows:

                   Fiscal year
                   -----------
                   2000                                     $239
                   2001                                      100
                                                       ---------
                                                            $339
                                                       =========

                              DELTA APPAREL COMPANY
                            (as described in Note 1)

                         Three Years ended July 3, 1999

                             (Amounts in thousands)
(7)  INCOME TAXES

          The Company's operations are included in the consolidated Federal tax return of DWI. The Federal income tax obligation or refund under the corporate tax sharing arrangement that is allocated to the Company is substantially determined as if the Company was filing a separate Federal income tax return. The Company's Federal tax liability or receivable is paid to or is received from DWI.


          Federal and state income tax expense (benefit) was as follows:

                                                        YEAR ENDED
                                            -------------------------------
                                              JULY 3,   JUNE 27,   JUNE 28,
                                            ---------   --------   --------
                                               1999       1998       1997
                                            ---------   --------   --------
Current:
   Federal                                                    --        --
   State                                         (90)        108       457
                                            ---------   --------   --------
     Total current                               (90)        108       457

 Deferred:
   Federal                                         -           -      (572)
                                            ---------   --------   --------
   State                                         ---         ---       (93)
                                            =========  ==========  ========
     Total deferred                              ---         ---      (665)
                                             --------   --------   --------
   Income tax expense (benefit)                  (90)        108      (208)
                                            =========  ==========  ========

A reconciliation between actual income tax benefit and the income tax benefit computed using the Federal statutory income tax rate of 35% is as follows:

                                                      YEAR ENDED
                                            -----------------------------
                                             JULY 3,   JUNE 27,  JUNE 28,
                                            --------   --------  --------
                                              1999       1998      1997
                                            --------  ---------  --------

Income tax benefit at the statutory rate     (6,748)    (8,470)   (4,294)
State income tax expense (benefit) net of
   Federal income taxes                         (59)        70       237
Valuation allowance adjustments               6,112      5,217     4,326
Nondeductible amortization and
   other permanent differences                  127      2,538        --
Other                                           478        753      (477)
                                            --------  ---------  --------

Income tax expense(benefit)                     (90)       108      (208)
                                            ========  =========  ========

                              DELTA APPAREL COMPANY
                            (as described in Note 1)

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

Significant components of the Company's deferred tax assets and liabilities computed under the corporate tax sharing arrangement are as follows:

                                                       JULY 3,   JUNE 27,
                                                        1999      1998
                                                      ---------  --------
 Deferred tax assets:
   Net operating loss carryforward                    $ 15,208    13,775
   Investment tax credit                                   617       617
   Currently nondeductible accruals                      2,841     1,494
   Other                                                   203        --
                                                      ---------  --------
     Gross deferred tax assets                          18,869    15,886

 Less valuation allowance                              (15,068)   (8,956)
                                                      ---------  --------
     Net deferred tax assets                             3,801     6,930
                                                      ---------  --------
 Deferred tax liabilities:
   Depreciation                                         (3,801)   (6,224)
   Other                                                    --      (706)
                                                      ---------  --------
     Deferred tax liabilities                           (3,801)   (6,930)
                                                      ---------  --------

     Net deferred tax liability                       $    ---       ---
                                                      =========  ========

     The valuation allowance for deferred tax assets as of July 3, 1999 and June 27, 1998 was $15,068 and $8,956, respectively. The net change in the total valuation allowance for the years ended July 3, 1999 and June 27, 1998 was an increase of $6,112 and $5,217, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets would be realized if the Company were filing a separate Federal income tax return. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods during which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at July 3, 1999. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

     As of July 3, 1999, the Company had regular tax loss carryforwards of approximately $30 million and $7.9 million in loss carryforwards subject to limitations, for Federal purposes as calculated under the corporate tax sharing arrangement. The Company also has state net operating loss carryforwards of approximately $26 million calculated under the corporate tax sharing arrangement. These carryforwards expire at various intervals through 2019. If the Company leaves its current consolidated group, these carryovers may not be available for future use.

                              DELTA APPAREL COMPANY
                            (as described in Note 1)

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

(8)  AFFILIATED PARTY TRANSACTIONS

     Due to (from) related parties consists of the following:

                                                                     JULY 3,    JUNE 27,
                                                                       1999      1998
                                                                     --------  ---------
     Delta Woodside Industries, Inc., including Delta Mills, Inc.    139,525    130,370
     Stevcoknit Fabrics, a division of Delta Mills, Inc.                  --        (83)
     Duck Head Apparel Company                                           (85)       (35)
     Delta Mills Marketing, a division of Delta Mills, Inc.               23         --

                                                                     --------  ---------
                                                                     139,463    130,252
                                                                     ========  =========

     The Company purchased yarn from Rainsford totaling $3,087 and $2,489 in fiscal 1998 and 1997, respectively. In addition, the Company had sales to Duck Head Apparel Company of $465, $156, and $403 in fiscal 1999, 1998, and 1997, respectively.

     For fiscal 1998, the balance with DWI is primarily due to a $60 million note due DWI plus accrued interest of $7.2 million.

     In May 1998, DWI obtained a $30 million revolving credit facility (subject to borrowing base limitations) which is due in December 1999. This credit facility is backed by certain accounts receivable and inventory, as defined in the credit agreement, of the Company and another division of DWI.

                              DELTA APPAREL COMPANY
                            (as described in Note 1)

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

(9)  LEASES

     The Company has several noncancellable operating leases relating to buildings, office equipment, machinery and equipment, and computer systems.

     Future minimum lease payments under noncancellable operating leases as of July 3, 1999 were as follows:

          FISCAL  YEAR
          ------------
          2000                                        1,102
          2001                                          286
          2002                                           22
          2003                                           10
          2004                                            6
                                                     ------
                                                      1,426
                                                     ======

     Rent expense for all operating leases was approximately $1,410, $1,806, and $904 for fiscal years 1999, 1998, and 1997, respectively.


(10) EMPLOYEE BENEFIT PLANS

     The Company participates in the Delta Woodside Industries, Inc. Retirement and 401(k) Plans. On September 27, 1997, the Delta Woodside Industries Employee Retirement Plan ("Retirement Plan") merged into the Delta Woodside Employee Savings and Investment Plan ("401(k) Plan"). In the 401(k) Plan, employees may elect to convert DWI stock to other funds, but may not increase the amount of DWI stock in their account. Each participant has the right to direct the trustee as to the manner in which DWI shares held are to be voted. The Retirement Plan qualified as an Employee Stock Ownership Plan ("ESOP") under the Internal Revenue Code as a defined contribution plan. The Company contributed approximately $132, $71, and $85 to the 401(k) Plan during fiscal 1999, 1998, and 1997, respectively. The Company contributed approximately $90, $155, and $155 to the Retirement Plan and/or 401(k) Plan during fiscal 1999, 1998, and 1997, respectively.

     The Company also participates in a 501(c)(9) trust, the Delta Woodside Employee Benefit Plan and Trust ("Trust"). The Trust collects both employer and employee contributions from the Company and makes disbursements for health claims and other qualified benefits.

                              DELTA APPAREL COMPANY
                            (as described in Note 1)

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

     The Company participates in a Deferred Compensation Plan, managed by DWI, which permits certain management employees to defer a portion of their compensation. Deferred compensation accounts are credited with interest and are distributed after retirement, disability or employment termination. As of July 3, 1999 and June 27, 1998, the Company's liability was approximately $481 and $465, respectively. The Company contributed approximately $6, $10, and $8 to the Deferred Compensation Plan during fiscal 1999, 1998, and 1997, respectively.

     The Company also participates in the Delta Woodside Industries, Inc. Incentive Stock Award Plan and Stock Option Plan. Under both Plans, the Company recognized expense of approximately $521, $166, and $164 for fiscal years 1999, 1998, and 1997, respectively.

(11) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The  Company  uses  financial  instruments  in  the  normal  course  of its business. The carrying values approximate fair values for financial instruments that are short-term in nature, such as cash, accounts receivable, accounts payable and accrued expenses. The Company estimates that the carrying value of the Company's long-term debt approximates fair value based on the current rates offered to the Company for debt of the same remaining maturities.


(12) COMMITMENTS AND CONTINGENCIES

     (a)  LITIGATION

          The Company is a defendant in a legal action involving a product liability claim. The Company believes that, as a result of legal defenses, insurance arrangements, and indemnification provisions with parties believed to be financially capable, this action should not have a material effect on its operations or financial condition.

     (b)  POSTRETIREMENT BENEFITS

          The Company provides postretirement life insurance benefits for certain retired employees. The Plan is noncontributory and is unfunded. Expenses are paid from the general assets of the Company. All the employees in the Plan are fully vested.

          The Company has applied the transition provisions of SFAS 106 Employers Accounting for Postretirement Benefits Other Than Pensions and accordingly is recognizing the transition obligation on a straight-line basis over the average remaining life expectancy of the Plan participants, which is 12 years.

          The postretirement liability recognized on the balance sheet was $1,200 and $446 for fiscal years 1999 and 1998, respectively. This was determined based on the total liability due the participants of approximately $2,200 less claims paid to date using a discount rate of 6.8%. In 1999, based upon an actuarial determination, the present value of the remaining obligation was determined to be $1,200 therefore the Company chose to accelerate the recognition of the liability. The remaining liability will be recognized through fiscal 2003.

                              DELTA APPAREL COMPANY
                            (as described in Note 1)

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

(c)  COTTON PROCUREMENTS

     The Company has entered into agreements, and has fixed prices, to purchase cotton for use in its manufacturing operations. At July 3, 1999, minimum payments under these contracts with non-cancelable contract terms were $14,800.

(13) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Presented below is a summary of the unaudited combined quarterly financial information for the years ended July 3, 1999 and June 27, 1998:

                                                 1999 QUARTER ENDED
                               -----------------------------------------------------------
                                SEPTEMBER 28      DECEMBER 26        MARCH 29      JUNE 28
                               --------------  ---------------  --------------  ----------
      Net sales                $     25,131          17,950          20,598         43,100
      Gross profit                    4,076           1,180            (695)         1,093
      Operating income (loss)           667          (1,290)         (3,362)        (5,717)
      Net loss                       (1,520)         (3,496)         (5,788)        (8,386)

                                         1998 QUARTER ENDED
                       -----------------------------------------------------------
                        SEPTEMBER 28     DECEMBER 26       MARCH 29      JUNE 28
                       --------------  ---------------  --------------  ----------
      Net sales         $     26,550          21,939          25,524         33,954
      Gross profit              (647)           (316)          2,624          2,439
      Operating loss          (3,770)         (3,631)         (8,322)        (2,097)
      Net loss                (4,004)         (3,325)         (7,541)        (9,437)

     During the fourth quarter of fiscal year 1999, the Company recognized an impairment loss of $1,415 on certain property and equipment that was written down to estimated net realizable value.

     During the third quarter of fiscal year 1998, the Company recognized impairment of the excess cost over assigned value of net assets acquired by charging pretax income for $7,459.

                             DELTA APPAREL COMPANY

                        Condensed Combined Balance Sheet
                             (Amounts in thousands)
                                  (unaudited)


                                                                           APRIL 1, 2000
                                                                          ----------------
                              ASSETS

Current Assets:
         Cash                                                          $              116
         Accounts and other receivables, net                                       17,482
         Inventories                                                               31,217
         Prepaid expenses and other current assets                                  1,032
                                                                          ----------------
                           Total current assets                                    49,847

Property, plant and equipment, net                                                 27,778
Other assets                                                                          150
                                                                          ----------------
                                                                     $             77,775
                                                                          ================

                LIABILITIES AND DIVISIONAL DEFICIT
Current Liabilities:
         Current installments on long-term debt                      $                  -
         Accounts payable and accrued liabilities                                  12,051
         Due to affiliates                                                        101,547
         Income taxes payable                                                         268
                                                                          ----------------
                           Total current liabilities                              113,866

Long-term debt                                                                     30,417
Other long-term liabilities                                                           522
                                                                          ----------------
                           Total liabilities                                      144,805

Divisional deficit                                                                (67,030)
                                                                          ----------------
                                                                     $             77,775
                                                                          ================










See accompanying notes to condensed combined financial statements.





                             DELTA APPAREL COMPANY

 Condensed Combined Statements of Operations and Accumulated Divisional Deficit
                (Amounts in thousands, except per share amounts)
                                  (unaudited)

                                                                            FOR THE NINE MONTHS ENDED
                                                                            -------------------------
                                                                          APRIL 1,              MARCH 27,
                                                                           2000                   1999
                                                                     -------------------    ----------------


Net sales                                                          $             77,513               63,679
Cost of goods sold                                                               65,847               59,118
                                                                     -------------------    -----------------
                  Gross profit                                                   11,666                4,561

Selling, general and administrative expenses                                      5,700                8,353
Other expenses                                                                       21                  193
                                                                     -------------------    -----------------
                  Operating income (loss)                                         5,945               (3,985)
                                                                     -------------------    -----------------

Interest expense, net                                                             6,431                6,870
                                                                     -------------------    -----------------

                  Loss before taxes                                                (486)             (10,855)

Income tax benefit                                                                  (13)                 (51)
                                                                     -------------------    -----------------

                  Net loss                                                         (473)             (10,804)

Accumulated divisional deficit, beginning of period                             (66,556)             (47,366)
                                                                     -------------------    -----------------

Accumulated divisional deficit, end of period                      $            (67,030)             (58,170)
                                                                     ===================    =================


Pro forma net loss per share (note 4)
 Basic and diluted                                               $                  .20
                                                                      ==================

Basic and diluted weighted-average
     common shares outstanding                                                2,400,000
                                                                      ==================







See accompanying notes to condensed combined financial statements.




                             DELTA APPAREL COMPANY

                   Condensed Combined Statement of Cash Flows
                             (Amounts in thousands)
                                  (unaudited)


                                                                                             FOR THE NINE MONTHS ENDED
                                                                                        -----------------------------------------
                                                                                         APRIL 1, 2000         MARCH 27, 1999
                                                                                        -----------------    --------------------

Operating activities:
         Net loss                                                                   $               (473)                (10,804)
         Adjustments to reconcile net loss to net cash provided by (used
         in) operating activities:
              Depreciation                                                                         4,922                   7,562
              Deferred taxes                                                                           -                       1
              Loss (gain) on sale of property and equipment                                            1                     468
              Other                                                                                   40                      27
              Changes in operating assets and liabilities
                           Accounts receivable                                                     6,817                   9,705
                           Inventories                                                            (4,183)                (13,739)
                           Prepaid expenses and other current assets                                (160)                    (39)
                           Other noncurrent assets                                                    69                      (7)
                           Accounts payable and accrued expenses                                   1,422                  (4,632)
                           Income taxes payable                                                      358                    (102)
                                                                                        -----------------    --------------------
                           Net cash provided by (used in) operating activities                     8,813                 (11,560)
                                                                                        -----------------    --------------------

Investing activities:
         Purchases of property, plant and equipment                                               (1,261)                 (2,470)
                                                                                        -----------------    --------------------
                  Net cash used in investing activities                                           (1,261)                 (2,470)
                                                                                        -----------------    --------------------

Financing activities:
         Principal payment on long-term debt                                                        (339)                   (180)
         Change in due to related parties, net                                                    (7,499)                 14,184
                                                                                        -----------------    --------------------
                  Net cash provided by (used in) financing activities                             (7,838)                 14,004
                                                                                        -----------------    --------------------

         Decrease in cash                                                                           (286)                    (26)

         Cash at beginning of period                                                                 402                     101
                                                                                        -----------------    --------------------

         Cash at end of period                                                      $                116                      74
                                                                                        =================    ====================

Supplemental cash flow information:
         Cash paid during the period for interest                                   $                 27                      27
                                                                                        =================    ====================

See accompanying notes to condensed combined financial statements.


                              DELTA APPAREL COMPANY
                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                             (Amounts in thousands)



NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited condensed combined financial statements for the nine months ended April 1, 2000 and March 27, 1999, respectively, include the operations and accounts of Delta Apparel Company, a division of Duck Head Apparel Company, Inc., a Tennessee corporation, a division of Delta Consolidated Corporation and Rainsford Yarn Mill, a division of Delta Mills, Inc. Duck Head Apparel Company, Inc., Delta Consolidated Corporation and Delta Mills, Inc. are wholly owned subsidiaries of DWI. These condensed combined financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim condensed combined financial statements reflect all adjustments, consisting of only normal, recurring adjustments, necessary to present fairly the financial position of the Company at April 1, 2000, and the results of its operations and its cash flows for the nine months ended April 1, 2000 and March 27, 1999, respectively. The results for the nine months ended April 1, 2000 are not necessarily indicative of the expected results for the full year or any future period. The unaudited condensed combined financial statements included herein should be read in conjunction with the combined financial statements and notes thereto included in this filing.

NOTE 2 - INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out) or market. Estimated losses on inventories represent reserves for obsolescence, excess quantities, and irregulars and slow moving inventory. The Company estimates the losses on the basis of its assessment of the inventory's net realizable value based upon current market conditions and historical experience.

Inventories consist of the following:

                                    April 1,
                                     2000
                                  -----------

Raw materials                     $   2,847
Work in process                       9,430
Finished goods                       18,940
                                     ------
                                  $  31,217
                                     ======


NOTE 3 - COTTON PROCUREMENTS

Delta Apparel has entered into agreements, and has fixed prices, to purchase cotton for use in its manufacturing operations. At April 1, 2000 minimum payments under these contracts with non-cancelable contract terms were $12.9 million.

NOTE 4 -COMPUTATION OF PRO FORMA NET LOSS PER SHARE

The Company has presented the unaudited historical pro forma net loss per share pursuant to SFAS 128, Earnings per Share. Pursuant to SFAS 128, unvested stock is excluded from basic earnings per share and included in diluted earnings per share if dilutive. The unaudited historical pro forma net loss per share is calculated by dividing the historical net loss by the unaudited pro forma weighted-average common shares outstanding. The unaudited pro forma weighted-average common shares outstanding was determined assuming a distribution of one share of Delta Apparel common stock for every ten shares of DWI stock outstanding on the record date. The weighted-average shares do not include securities that would be antidilutive for each of the periods presented.